Exhibit T3E.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
PARAGON OFFSHORE PLC, et al.,	:	Case No. 16–10386 (CSS)
:
	:	Jointly Administered
Debtors.[1]	:
x

DISCLOSURE STATEMENT FOR
SECOND AMENDED JOINT CHAPTER 11 PLAN OF
PARAGON OFFSHORE PLC AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP	RICHARDS, LAYTON & FINGER, P.A.
Gary T. Holtzer	Mark D. Collins (No. 2981)
Stephen A. Youngman	One Rodney Square
767 Fifth Avenue	920 North King Street
New York, New York 10153	Wilmington, Delaware 19801
Telephone: (212) 310-8000	Telephone: (302) 651-7700
Facsimile: (212) 310-8007	Facsimile: (302) 651-7701

Attorneys for Debtors and	Attorneys for Debtors and
Debtors in Possession	Debtors in Possession

Dated:	April 19, 2016
Wilmington, Delaware

1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Paragon Offshore plc (6017); Paragon Offshore Finance Company (6632); Paragon International Finance Company (8126); Paragon Offshore Holdings US Inc. (1960); Paragon Offshore Drilling LLC (4541); Paragon FDR Holdings Ltd. (4731); Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l. (5897); PGN Offshore Drilling (Malaysia) Sdn. Bhd. (9238); Paragon Offshore (Labuan) Pte. Ltd. (3505); Paragon Holding SCS 2 Ltd. (4108); Paragon Asset Company Ltd. (2832); Paragon Holding SCS 1 Ltd. (4004); Paragon Offshore Leasing (Luxembourg) S.à r.l. (5936); Paragon Drilling Services 7 LLC (7882); Paragon Offshore Leasing (Switzerland) GmbH (0669); Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd. (8362); Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd. (6103); Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited (0667); Paragon Holding NCS 2 S.à r.l. (5447); Paragon Leonard Jones LLC (8826); Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (2832).  The Debtors’ mailing address is 3151 Briarpark Drive, Suite 700, Houston, Texas 77042.

DISCLOSURE STATEMENT, DATED APRIL 8, 2016

Solicitation of Votes on the
Plan of Reorganization of

PARAGON OFFSHORE PLC, ET AL.

from the holders of outstanding

REVOLVING CREDIT AGREEMENT CLAIMS
SENIOR NOTES CLAIMS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., PREVAILING EASTERN TIME ON MAY 31, 2016, UNLESS EXTENDED BY THE DEBTORS.  THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY VOTE ON THE PLAN IS APRIL 6, 2016 (THE “RECORD VOTING DATE”).

RECOMMENDATION BY THE DEBTORS
The Board of Directors of Paragon Offshore plc (“Paragon Parent”) and the board of directors, managers, members, or partners, as applicable, of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Solicitation and the Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan.  Holders of approximately 95.62% in outstanding principal amount of the Revolving Credit Agreement Claims (defined herein) entitled to vote on the Plan (the “Consenting Revolver Lenders”) and holders of 76.88% in outstanding principal amount of the Senior Notes Claims (defined herein) (the “Consenting Noteholders”) entitled to vote on the Plan have already agreed to vote in favor of the Plan.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT.  DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT.  THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PLAN AND, AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PLAN.  DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS, CUSTOMERS, AND EMPLOYEES OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.  THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.  THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.  ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

TABLE OF CONTENTS

I. INTRODUCTION		3

II. OVERVIEW OF THE DEBTORS’ OPERATIONS		8

A.	The Debtors’ Business	8
B.	The Company’s Drilling Fleet and Drilling Contracts	8
C.	The Debtors’ History and Organizational Structure	10
D.	Directors and Officers	11
E.	Regulation of the Debtors’ Business	12
F.	The Debtors’ Capital Structure	12
G.	Significant Prepetition Contracts and Leases	14

III. KEY EVENTS LEADING TO THE COMMENCEMENT OF CHAPTER 11 CASES		15

A.	Collapse in Oil Prices	15
B.	Contract Terminations and Renegotiations	16
C.	Deleveraging Initiatives	16

IV. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES		17

A.	Commencement of Chapter 11 Cases and First Day Motions	17
B.	Other Procedural Motions and Retention of Professionals	19
C.	Timetable for the Chapter 11 Cases	19

V. MATTERS INVOLVING PARAGON PARENT AND NON-DEBTORS		20

A.	Litigation	20
B.	Tax Disputes	20

VI. SUMMARY OF THE PLAN		21

A.	Administrative Expense and Priority Claims	21
B.	Classification of Claims and Interests	22
C.	Treatment of Claims and Interests	23
D.	Means for Implementation	25
E.	Distributions	29
F.	Procedures for Resolving Claims	33
G.	Executory Contracts and Unexpired Leases	34
H.	Conditions Precedent to the Occurrence of the Effective Date	36
I.	Effect of Confirmation	37
J.	Retention of Jurisdiction	42
K.	Miscellaneous Provisions	44

VII. FINANCIAL INFORMATION AND PROJECTIONS		48

A.	Consolidated Condensed Projected Financial Information	48
B.	Assumptions to the Projections	51

VIII. VALUATION ANALYSIS		53

IX. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		56

X. CERTAIN TAX CONSEQUENCES OF THE PLAN		57

A.	Certain U.S. Federal Income Tax Consequences of the Plan	57
B.	Certain U.K. Tax Consequences of the Plan	68

XI. CERTAIN RISK FACTORS TO BE CONSIDERED		69

A.	Certain Bankruptcy Law Considerations	69
B.	Additional Factors Affecting the Value of the Reorganized Debtors	72
C.	Risks Relating to the Debtors’ Business and Financial Condition	72
D.	Factors Relating to Securities to Be Issued Under the Plan, Generally	74
E.	Risks Related to an Investment in the Parent Ordinary Shares	75
F.	Additional Factors	75

XII. VOTING PROCEDURES AND REQUIREMENTS		76

A.	Parties Entitled to Vote	76
B.	Voting Deadline	77
C.	Voting Procedures	78
D.	Waivers of Defects, Irregularities, etc.	81

XIII. CONFIRMATION OF THE PLAN		81

A.	Confirmation Hearing	81
B.	Objections To Confirmation	81
C.	Requirements for Confirmation of the Plan	83

XIV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		88

A.	Alternative Plan of Reorganization	88
B.	Sale Under Section 363 of the Bankruptcy Code	88
C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	88

XV. CONCLUSION AND RECOMMENDATION		89

ii

I.
INTRODUCTION

The Debtors submit this Disclosure Statement in connection with the Solicitation of votes on the Joint Chapter 11 Plan of Paragon Offshore plc and its Affiliated Debtors, dated February 14, 2016 (the “Plan,” attached hereto as Exhibit A).  The debtors under the Plan are Paragon Offshore plc and its affiliates that are issuers of or guarantors under the company’s debt (together with Paragon Parent, the “Debtors”).2  Capitalized terms used in this Disclosure Statement, but not defined herein, have the meanings ascribed to them in the Plan.  To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan governs.

The Debtors are commencing this Solicitation after extensive discussions over the past several months among Paragon Parent, the Debtors, and certain of their key creditor constituencies.  As a result of these negotiations, certain creditors holding approximately 95.62% of the Debtors’ Revolving Credit Agreement Claims and approximately 76.88% of the Debtors’ Senior Notes Claims entered into a plan support agreement (the “Plan Support Agreement”) with the Debtors, a copy of which is attached hereto as Exhibit B.  Under the terms of the Plan Support Agreement, the Consenting Creditors (as defined therein) agreed to a deleveraging transaction that would restructure the existing debt obligations of the Debtors in chapter 11 through the Plan (the “Restructuring”).

There are two primary creditor groups whose acceptances of the Plan are being solicited:

1.	Holders of the Revolving Credit Agreement Claims (Class 3); and

2.	Holders of the Senior Notes Claims (Class 5).

Below is a short summary of the treatment of various creditor groups under the Plan.  Greater detail on such treatment is provided later in this Disclosure Statement.

Class 3, the Revolving Credit Agreement Claims, will be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit in an aggregate principal amount of not less than Seven Hundred and Ninety-Five Million, Six Hundred and Sixty-One Thousand, Five-Hundred and Twenty-Eight Dollars ($795,661,528) (plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order).  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (ii) below will be distributed on the Effective Date), each holder of an Allowed Revolving Credit Agreement Claim will receive, in full satisfaction of and in exchange for such Allowed Secured Claim, its Pro Rata share of: (i) any accrued and unpaid interest from the Petition Date through the Effective Date as set forth in the Adequate Protection Order to the extent not previously paid pursuant to the Adequate Protection Order; (ii) One-Hundred and Sixty-Five Million Dollars ($165,000,000) in Cash and a corresponding permanent commitment reduction; and (iii) the remaining outstanding loans under the Revolving Credit Agreement converted to a term loan under the Amended and Restated Credit Agreement, which will also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet attached to the Plan as Exhibit A.

2 Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

The legal, equitable, and contractual rights of Class 4, the holders of Allowed Secured Term Loan Claims, are unaltered by the Plan and such claims will be allowed in the currently estimated amount of Six Hundred and Forty-One Million, Eight Hundred and Seventy-Five Thousand Dollars ($641,875,000) (plus such other amounts as may be payable in connection with the Reinstatement of the Allowed Secured Term Loan Claims).  On the Effective Date, or as soon as practicable thereafter, the holders of Allowed Secured Term Loan Claims will have their Allowed Claims Reinstated, meaning that the Debtors will (i) cure all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of an applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstate the maturity date of the Claim; (iii) compensate the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise alter the legal, equitable or contractual rights to which the Claim entitles the holder thereof.  For the avoidance of doubt and notwithstanding anything to the contrary herein, upon Reinstatement, the terms of the Secured Term Loan Agreement shall control in the event of any inconsistency between any provision of the Plan or the Confirmation Order and the Secured Term Loan Agreement.

The Senior Notes Claims will be allowed in the amount of One Billion, Twenty Million, Seven Hundred and Fifty Thousand, Three Hundred and Twelve Dollars and Thirty-Four Cents ($1,020,750,312.34).  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (iii) below will be distributed on the Effective Date), each holder in Class 5, the Allowed Senior Notes Claims, will receive, in full satisfaction of and in exchange for its Allowed Claim, its Pro Rata share of:  (i) that number of Parent Ordinary Shares which will in the aggregate comprise thirty-five percent (35)% of the total outstanding ordinary shares of Reorganized Paragon as of the Effective Date without regard to the Management Incentive Plan Securities; (ii) the right to receive the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment in accordance with the terms of the Plan; and (iii) Three-Hundred and Forty-Five Million Dollars ($345,000,000) in Cash.

The rights of holders of General Unsecured Claims (Class 6) will be left unaltered by the Plan, and the Debtors will continue to pay or dispute each General Unsecured Claim in the ordinary course of business.

On the Effective Date, the holders of Parent Interests (Class 8) will retain their Parent Interests, subject to dilution on account of the Parent Ordinary Shares to be issued in accordance with the Plan.  After the issuance of the Parent Ordinary Shares, the Parent Interests will comprise in the aggregate sixty-five percent (65%) of the total outstanding ordinary shares of Reorganized Paragon without regard to the Management Incentive Plan Securities.

THE PLAN PROVIDES THAT HOLDERS OF IMPAIRED CLAIMS WHO VOTE IN FAVOR OF THE PLAN, WHO DO NOT SUBMIT A BALLOT TO ACCEPT OR REJECT THE PLAN, OR WHO REJECT THE PLAN BUT DO NOT OPT OUT OF THE RELEASE PROVISIONS OF THE PLAN ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN.

The Restructuring will leave the Debtors’ business intact under Paragon Parent and substantially de-lever it, providing for the reduction of $1.1 billion of the Debtors’ existing debt and $60 million of the Debtors’ annual cash interest expense upon the completion of the Restructuring.  This deleveraging will enhance the Debtors’ long-term growth prospects and competitive position and allow the Debtors to emerge from their chapter 11 cases (the “Chapter 11 Cases”) as reorganized entities better positioned to withstand a depressed market for offshore contract drilling.

WHO IS ENTITLED TO VOTE:  Under the Bankruptcy Code, only holders of claims or interests in “impaired” Classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code).  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under the Plan unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

The following table summarizes, assuming an Effective Date of June 30, 2016, (i) the treatment of Claims and Interests under the Plan, (ii) which Classes are impaired by the Plan, (iii) which Classes are entitled to vote on the Plan, and (iv) the estimated recoveries for holders of Claims and Interests.  The table is qualified in its entirety by reference to the full text of the Plan.  For a more detailed summary of the terms and provisions of the Plan, see Section VI—Summary of the Plan below.  A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the Valuation Analysis in Section VIII.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery
1	Priority Non-Tax Claims
The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by the Plan.  Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim will receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.
			Unimpaired	No (Deemed to accept)	100%
2	Other Secured Claims
The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan.  Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim will receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.
			Unimpaired	No (Deemed to accept)	100%

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery
3	Revolving Credit Agreement Claims
The Revolving Credit Agreement Claims will be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit in an aggregate principal amount of  not less than Seven Hundred and Ninety-Five Million, Six Hundred and Sixty-One Thousand, Five-Hundred and Twenty-Eight Dollars ($795,661,528) (plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order).  On the Effective Date, or as soon as practicable thereafter  (provided, that the Cash payments described in (ii) below will be distributed on the Effective Date), each holder of an Allowed Revolving Credit Agreement Claim will receive, in full satisfaction of and in exchange for such Allowed Secured Claim, its Pro Rata share of: (i) any accrued and unpaid interest from the Petition Date through the Effective Date as set forth in the Adequate Protection Order to the extent not previously paid pursuant to the Adequate Protection Order; (ii) One-Hundred and Sixty-Five Million Dollars ($165,000,000) in Cash and a corresponding permanent commitment reduction; and (iii) the remaining outstanding loans under the Revolving Credit Agreement converted to a term loan under the Amended and Restated Credit Agreement, which will also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet.
			Impaired	Yes	100%
4	Secured Term Loan Claims	The legal, equitable, and contractual rights of the holders of Allowed Secured Term Loan Claims are unaltered by the Plan. On the Effective Date, or as soon as practicable thereafter, the holders of Allowed Secured Term Loan Claims will have their Allowed Claims Reinstated.	Unimpaired	No (Deemed to accept)	100%
5	Senior Notes Claims
On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (iii) below will be distributed on the Effective Date) each holder of an Allowed Senior Notes Claim will receive, in full satisfaction of and in exchange for such Allowed Claim, its Pro Rata share of:  (i) that number of Parent Ordinary Shares which will in the aggregate comprise thirty-five percent (35)% of the total outstanding ordinary shares of Reorganized Paragon as of the Effective Date without regard to the Management Incentive Plan Securities; (ii) the right to receive the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment in accordance with the terms of the Plan; and (iii) Three-Hundred and Forty-Five Million Dollars ($345,000,000) in Cash.
			Impaired	Yes	52.0% -66.5%[3]

3 Range is based on the range of reorganized equity value of the Debtors as described in the Valuation Analysis.  The recovery figures assume that neither the 2016 Deferred Cash Payment nor the 2017 Deferred Cash Payment will be made; therefore, the recovery range does not include the value of these contingent payments.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Percentage Recovery
6	General Unsecured Claims	The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan. Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, will continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.	Unimpaired	No (Deemed to accept)	100%
7	Intercompany Claims	On or after the Effective Date, all Intercompany Claims will be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion. All Intercompany Claims between any Debtor and a nondebtor affiliate will be Unimpaired under the Plan.	Unimpaired	No (Deemed to accept)	100%
8	Parent Interests	On the Effective Date, the holders of Parent Interests will retain their Parent Interests, subject to dilution on account of the Parent Ordinary Shares to be issued in accordance with the Plan. After the issuance of the Parent Ordinary Shares, the Parent Interests will comprise in the aggregate sixty-five percent (65%) of the total outstanding ordinary shares of Reorganized Paragon without regard to the Management Incentive Plan Securities.	Unimpaired	No (Deemed to accept)	100%
9	Intercompany Interests	On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by Paragon Parent or a direct or indirect subsidiary of Paragon Parent will be unaffected by the Plan and continue in place following the Effective Date.	Unimpaired	No (Deemed to accept)	100%

WHERE TO FIND ADDITIONAL INFORMATION:  Paragon Parent currently files quarterly and annual reports with, and furnishes other information to, the Securities and Exchange Commission (“SEC”).  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link.  Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement.  Later information filed with the SEC that updates information in the filings incorporated by reference will update and supersede that information:

●	Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 11, 2016

●	Forms 8-K filed with the SEC on May 6, 2015, June 4, 2015, August 6, 2015, September 4, 2015, October 30, 2015, November 16, 2015, December 11, 2015, December 22, 2015, February 12, 2016, February 16, 2016, March 24, 2016, and April 7, 2016

II.
OVERVIEW OF THE DEBTORS’ OPERATIONS

A.	The Debtors’ Business

Paragon Parent, along with its Debtor and non-Debtor subsidiaries (collectively, the “Paragon Group” or the “Company”), is a global provider of offshore drilling rigs.  Paragon's operated fleet includes 34 jackups, including two high-specification, heavy duty/harsh environment jackups, and six floaters (four drillships and two semisubmersibles).  Paragon's primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world.  Paragon's principal executive offices are located in Houston, Texas.  Paragon Parent is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England.

For the year ended December 31, 2015, the unaudited and consolidated financial statements of the Paragon Group reflected total revenues of approximately $1,492,428,000 and a net loss of $941,374,000.  As of December 31, 2015, the Paragon Group’s unaudited and consolidated balance sheet reflected assets totaling approximately $2,383,865,000 and liabilities totaling approximately $2,890,455,000.  Each of the Debtors is either an issuer or guarantor of the Paragon Group’s debt.

B.	The Company’s Drilling Fleet and Drilling Contracts

The Company’s drilling fleet is comprised of 34 jackup rigs, four drillships, and two semisubmersibles.  Jackup rigs are mobile, self-elevating drilling platforms equipped with legs that can be lowered to the ocean floor.  Each of the Company’s jackups is cantilevered, meaning that the drilling platform may be extended out from the hull to perform drilling or workover operations over pre-existing platforms or structures.  Drillships are self-propelled vessels that maintain their position over a well through the use of a fixed mooring system or a computer-controlled dynamic positioning system.  Semisubmersibles are floating platforms that can be submerged to a predetermined depth so that a portion of the hull is below the water surface during drilling in order to improve stability.  Similar to drillships, semisubmersibles maintain their position over a well through the use of a fixed mooring system or a computer-controlled dynamic positioning system.

The Company operates for leading national, international, and independent oil and gas companies in active hydrocarbon producing markets, principally in Mexico, Brazil, the North Sea, Africa, the Middle East, and India.

1.	Mexico and the U.S. Gulf of Mexico

Eleven jackup rigs and one drillship are cold-stacked in the U.S. Gulf of Mexico.  The Debtors’ business in Mexico was entirely with Petróleos Mexicanos (“Pemex”), the Mexican state-owned oil company.  Pemex accounted for 9% of the Debtors’ operating revenues in 2015, 16% of the Debtors’ operating revenues in 2014, and 19% of the Debtors’ operating revenues in 2013.

2.	Brazil

The Company operates one drillship and one semisubmersible in Brazil.  The Debtors’ business in Brazil is with Petróleo Brasileiro S.A. (“Petrobras”), the Brazilian state-owned oil company.  Petrobras accounted for 21% of the Debtors’ operating revenues in 2015, 23% of the Debtors’ operating revenues in 2014, and 17% of the Debtors’ operating revenues in 2013.  The Debtors’ contract drilling backlog as of December 31, 2015 includes $253 million, or 25%, attributable to contracts with Petrobras.  Both rigs are currently expected to finish their contracts in Brazil in 2016.

3.	The North Sea

The Company operates nine jackups and one semisubmersible in the North Sea.  The units typically operate in the British and Dutch sectors of the North Sea for independent oil and gas companies.  Two of the nine jackups are high-specification rigs currently operating in the United Kingdom region of the North Sea that were acquired through Paragon Parent’s acquisition in late 2014 and early 2015 of Prospector Offshore Drilling S.A. (“Prospector”).  Additionally, Paragon Parent acquired certain subsidiaries of Prospector that have contracted to build three new high specification rigs.  The acquisition of the Prospector assets, which are owned by non-Debtor subsidiaries and are not subject to these proceedings, is described further in Section II.C herein.  The remainder of the North Sea assets are standard specification rigs.  The Company currently has one jackup in the North Sea that is off-hire.

4.	Africa

The Company operates three jackups in West Africa and an additional jackup in East Africa, where the Company’s customers are predominantly smaller, indigenous exploration and production companies.  Currently, two of the Company’s jackups in West Africa are cold-stacked.  Additionally, the Company has one dynamically positioned drillship in Cape Town, South Africa, where it is expected to be cold-stacked.

5.	The Middle East

The Company operates six jackups in the Middle East, working primarily for national oil companies in the United Arab Emirates (“UAE”).  One of the Company’s jackups in the Middle East is currently cold-stacked and one is warm-stacked.  Additionally, the Company is moving an off-contract moored drillship from India to the UAE, where it will be cold-stacked.

6.	India

The Company operates three jackups via modified bareboat charters in India.  Through this structure, the Company charters these jackups to a local operating company, which then contracts these jackups to the Oil and Natural Gas Corporation, the Indian state-owned oil company.

7.	Southeast Asia

The Company has one jackup cold-stacked in Malaysia.

C.	The Debtors’ History and Organizational Structure

1.	Spin-Off from Noble Corporation

The Company was founded through a spin-off from Noble Corporation plc (“Noble”), an offshore drilling company incorporated as a public limited company under the laws of England and Wales with a principal place of business in Houston, Texas.  Paragon Parent was incorporated on December 13, 2013 as “Noble Spinco Limited” and, on February 7, 2014, changed its name to “Paragon Offshore Limited.”  On July 17, 2014, Paragon Parent was re-registered as “Paragon Offshore plc,” a public limited company under the laws of England and Wales with a principal place of business in Houston, Texas.

On August 1, 2014, Noble completed the spin-off of the Company by (i) transferring to Paragon Parent the assets and liabilities constituting most of Noble’s standard specification drilling business (the “Separation”) and (ii) making a pro rata distribution to its shareholders of all of Paragon Parent’s issued and outstanding ordinary shares (the “Distribution” and, together with the Separation, the “Spin-Off”).  The rigs comprising Noble’s standard specification business consisted of 34 jackups, five drillships, three semisubmersibles, a floating production, storage, and offloading vessel, and related assets and businesses.  In exchange, Paragon Parent granted Noble an intercompany note in the amount of approximately $1.73 billion and incurred various liabilities accruing before and after completion of the Spin-Off.  Additionally, Paragon Parent borrowed $650,000,000 under the Secured Term Loan Agreement and issued $1,080,000,000 under the Senior Notes Indenture.  Paragon Parent used these borrowings to satisfy the intercompany note.  The rigs transferred to the Company through the Spin-Off had an average age of 35 years.  Paragon Parent did not have any material assets or liabilities prior to the Spin-Off.

In the fourth quarter of 2014, months after the Spin-Off, the Debtors concluded that a triggering event had occurred that required them to perform an impairment analysis of their fleet.  As a result of this analysis, Paragon Parent determined that three of its rigs were impaired.  Paragon Parent also decided to scrap four other vessels at this time.  Each of these rigs was acquired from Noble in connection with the Spin-Off.  Paragon Parent’s estimate of fair value of these drilling rigs resulted in the recognition of an impairment loss of $1.1 billion for the year ended December 31, 2014.

2.	Prospector Acquisition

On November 17, 2014, Paragon Parent acquired 89.3 million, or 94.4%, of the outstanding shares of Prospector, an offshore drilling company organized in Luxembourg and traded on the Oslo Axess, from certain shareholders and in open market purchases for approximately $190 million in cash.  In December 2014, Paragon Parent purchased an additional 4.1 million shares of Prospector for approximately $10 million in cash, increasing its ownership to approximately 93.4 million shares, or 98.7%.  On January 22, 2015, Paragon Parent settled a mandatory tender offer for additional outstanding shares, increasing its ownership to approximately 99.6% of the outstanding shares of Prospector.  Finally, on February 23, 2015, Paragon Parent acquired all remaining issued and outstanding shares in Prospector.  In the aggregate, Paragon Parent spent approximately $202 million to acquire 100% of Prospector and funded the purchase of these shares using proceeds from the Revolving Credit Facility and cash on hand.  During the first quarter of 2015, Paragon Parent repurchased $100 million par value of Prospector’s 2019 Second Lien Callable Bonds at a price of 101% of par, plus accrued interest, pursuant to change of control provisions under the bonds.  Paragon Parent also repaid the principal balance outstanding under Prospector’s 2018 Senior Secured Credit Facility, which totaled approximately $261 million (including accrued interest).  Paragon Parent made these payments through the use of cash on hand and borrowings under the Revolving Credit Facility.

The Prospector acquisition expanded and enhanced Paragon’s global fleet by adding two high specification jackups contracted to Total E&P U.K. Limited and Elf Exploration U.K. Limited for use in the United Kingdom region of the North Sea.  Moreover, Paragon acquired subsidiaries of Prospector that contracted for the construction of three newbuild high specification jackup rigs in China by Shanghai Waigaoqiao Ship Co. Ltd. (“SWS”).  The three rigs are currently scheduled for delivery in the first and fourth quarters of 2016 and the first quarter of 2017, respectively.  The Company, however, remains in negotiations with SWS regarding potential delivery extensions and does not expect to accept delivery of any rig without both a suitable contract and a financing arrangement.  Each newbuild is being built pursuant to a contract between one of Prospector’s subsidiaries and SWS, without a Paragon Parent or Prospector parent company guarantee or other direct recourse to any other subsidiary of Paragon Parent other than the applicable Prospector subsidiary.

On July 24, 2015, the Company executed a combined $300 million transaction with subsidiaries of SinoEnergy (collectively, the “Lessors”) relating to the two high specification jackup units acquired in the Prospector acquisition.  The Company sold these rigs to the Lessors and immediately leased them from Lessors for a period of five years with a repurchase obligation at the end of the lease term pursuant to a lease agreement for each unit (the “Lease Agreements”).  The Lease Agreements provide for an event of default if Paragon Parent files a case under chapter 11 of the Bankruptcy Code.  Due to the filing of its Chapter 11 Cases, Paragon Parent negotiated a forbearance under the Lease Agreements through April 15, 2016.  On April 5, 2016, the Company obtained a forbearance that becomes a permanent waiver of the event of default upon the occurrence of certain conditions, including that the Effective Date of the Plan occurs by the outside date set forth in the Plan Support Agreement.  Approximately 11.3% of Paragon’s EBITDA for calendar year 2015 is attributable to the Prospector entities.

3.	Corporate Structure

The Debtors have incorporated entities in a number of jurisdictions, including the Bahamas, Bermuda, Brazil, Cayman Islands, Cyprus, Delaware, Hungary, India, Luxembourg, Malaysia, Mexico, the Netherlands, Nigeria, Norway, Scotland, Singapore, Switzerland, and Venezuela.  All of the Debtors are direct or indirect subsidiaries of Paragon Parent, and, together, constitute the issuers and guarantors of all of the Paragon Group’s debt.  Paragon’s corporate structure chart, attached hereto as Exhibit C, along with the Prospector corporate structure chart, attached hereto as Exhibit D, provide an illustrative representation of the corporate structure of the Paragon Group and Prospector.

D.	Directors and Officers

Paragon Parent’s current board of directors is composed of J. Robinson West, Chairman, Anthony R. Chase, Thomas L. Kelly II, John P. Reddy, Dean E. Taylor, William L. Transier, David W. Wehlmann, and Randall D. Stilley.

Paragon Parent’s current senior management team is composed of Randall D. Stilley, President and Chief Executive Officer, Steven A. Manz, Senior Vice President and Chief Financial Officer, William C. “Charlie” Yester, Senior Vice President—Operations, Lee M. Ahlstrom, Senior Vice President—Investor Relations, Strategy and Planning, Andrew W. Tietz, Senior Vice President—Marketing and Contracts, Anirudha “Sunil” Pangarkar, Senior Vice President—Special Projects, Supply Chain and Maintenance, Todd D. Strickler, Vice President, General Counsel and Corporate Secretary, Ale Veltmann, Vice President—Chief Accounting Officer, and Julie A. Ferro, Vice President—Human Resources.

The composition of the board of directors of each Reorganized Debtor will be disclosed prior to the entry of the order confirming the Plan in accordance with 11 U.S.C. § 1129(a)(5).

E.	Regulation of the Debtors’ Business

The Debtors’ operations are conducted in the United States and foreign jurisdictions and are subject to governmental laws, regulations, and treaties in the countries in which they operate.  The laws, regulations, and treaties that impact the Debtors’ operations include those relating to the operation of drilling units, environmental protection, health and safety, various restrictions on oil and natural gas exploration and development, taxation of the Debtors’ earnings and the earnings of the Debtors’ expatriate personnel, immigration restrictions for expatriate personnel, minimum requirements for the use of local employees and suppliers, duties and restrictions on the importation and exportation of drilling units and other equipment, local currency requirements, and restrictions on repatriated cash.

F.	The Debtors’ Capital Structure

1.	Equity Ownership

Paragon Parent is a public company and files annual reports with, and furnishes other information to, the SEC.  Before December 18, 2015, the ordinary shares of Paragon Parent were traded on the New York Stock Exchange (the “NYSE”) under the symbol “PGN.”  On August 6, 2015, Paragon Parent received a letter from the NYSE stating that Paragon Parent was not in compliance with the NYSE’s continued listing standards.  Specifically, the letter noted that for 30 consecutive trading days, the average closing price for Paragon Ordinary Shares was below the minimum $1.00 per share requirement for continued listing on the NYSE.  On December 17, 2015, Paragon Parent received a letter (the “Suspension Notice”) from the NYSE notifying the Company that the NYSE had suspended trading in Paragon Parent’s shares effective immediately.  The NYSE determined that Paragon Parent’s ordinary shares were no longer suitable for listing based on “abnormally low” price levels.  Paragon Parent’s ordinary shares have been trading on the over the counter markets under the trading symbol “PGNPF” since December 18, 2015.

2.	Prepetition Indebtedness

The Debtors’ significant prepetition indebtedness includes secured financing obligations in the amount of approximately $1,437,536,528 and unsecured financing obligations in the amount of approximately One Billion, Twenty Million, Seven Hundred and Fifty Thousand, Three Hundred and Twelve Dollars and Thirty-Four Cents ($1,020,750,312.34).  The Debtors’ secured and unsecured financing obligations are described in greater detail below.  Such description is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of such obligations and their respective related agreements.  As noted above, substantially all of the Paragon Group’s debt is issued or guaranteed by the Debtors.

(a)	Revolving Credit Facility

Paragon Parent and Paragon International Finance Company are borrowers under that certain Senior Secured Revolving Credit Agreement, dated as of June 17, 2014, by and among Paragon Parent and Paragon International Finance Company, as borrowers, the lenders and issuing banks party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent (the “Revolving Credit Facility Agent”), J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Barclays Bank plc, as Joint Lead Arrangers and Joint Lead Bookrunners, and certain other parties thereto, (as amended, restated, modified, or supplemented from time to time, the “Revolving Credit Agreement”).  The Revolving Credit Agreement provides for revolving credit commitments, including letter of credit commitments and swingline commitments, in an aggregate principal amount of $800 million (the “Revolving Credit Facility,” and the amounts outstanding thereunder, the “Loans”).  The Revolving Credit Agreement is secured by a first priority lien on, inter alia, the Collateral Rigs (as defined in the Revolving Credit Agreement), capital stock of (i) the owners of the Collateral Rigs, (ii) Paragon International Finance Company, and (iii) Paragon Offshore Finance Company, and certain other property pledged under the Collateral Documents (as defined in the Revolving Credit Agreement).  The Revolving Credit Agreement matures in July 2019.

On September 3, 2015, Paragon Parent borrowed approximately $332 million under the Revolving Credit Agreement, which represented substantially all of the remaining undrawn amount that was available to Paragon Parent under the Revolving Credit Facility at that time.  On December 23, 2015, Paragon Parent borrowed an additional $11.5 million under the Revolving Credit Facility.  As of the date hereof, the aggregate principal amount outstanding under the Revolving Credit Agreement is $708.5 million in unpaid principal, plus interest, fees, and other expenses, in addition to approximately $87.2 million of letters of credit.  The Loans bear interest, at Paragon Parent’s option, at either (i) an adjusted LIBOR plus an applicable margin ranging between 1.50% to 2.50%, depending on the Leverage Ratio (as defined in the Revolving Credit Agreement), or (ii) a base rate plus an applicable margin ranging between 0.50% to 1.50%, depending on the Leverage Ratio (as defined in the Revolving Credit Agreement).

(b)	Secured Term Loan

Paragon Offshore Finance Company is the borrower under that certain Senior Secured Term Loan Agreement, dated as of July 18, 2014, by and among Paragon Parent, as parent, Paragon Offshore Finance Company, as borrower, the lenders party thereto, and Cortland Capital Market Services LLC, as successor administrative agent (as amended, restated, modified, or supplemented from time to time, the “Secured Term Loan Agreement”).  The Secured Term Loan Agreement provided for a term loan in an aggregate principal amount of $650 million (the “Secured Term Loan”).  The Secured Term Loan is secured by a first priority lien on, inter alia, the Collateral Rigs (as defined in the Secured Term Loan Agreement), capital stock of (i) the owners of the Collateral Rigs, (ii) Paragon International Finance Company, and (iii) Paragon Offshore Finance Company, and certain other property pledged under the Collateral Documents (as defined in the Secured Term Loan Agreement).  The Secured Term Loan matures in July 2021.

As of the date hereof, the aggregate principal amount outstanding under the Secured Term Loan Agreement is approximately Six Hundred and Forty-One Million, Eight Hundred and Seventy-Five Thousand Dollars ($641,875,000) in unpaid principal, plus interest, fees, and other expenses.  The Secured Term Loan bears interest at LIBOR plus 2.75%, subject to a minimum LIBOR rate of 1% or a base rate plus 1.75%, at Paragon Offshore Finance Company’s option.

(c)	6.75% and 7.25% Senior Notes

Paragon Parent is party to that certain Senior Notes Indenture, dated as of July 18, 2014, by and among Paragon Parent, as issuer, each of the guarantors named therein, and Deutsche Bank Trust Company Americas, as trustee (the “Notes Trustee”) and the other parties thereto (as amended, restated, modified, or supplemented from time to time, the “Senior Notes Indenture”), pursuant to which the Company issued 6.75% Senior Notes due 2022 in the aggregate principal amount of $500,000,000 (the “6.75% Senior Notes”) and 7.25% Senior Notes due 2024 in the aggregate principal amount of $580,000,000 (the “7.25% Senior Notes” and, together with the 6.75% Notes, the “Notes”).  As of the date hereof, the aggregate amount outstanding under the 6.75% Senior Notes is $456,572,000 in unpaid principal, plus interest, fees, and other expenses, and the aggregate amount outstanding under the 7.25% Senior Notes is $527,010,000 plus interest, fees, and other expenses.

(d)	Guaranty and Collateral Agreement

The obligations of Paragon Parent, Paragon International Finance Company, Paragon Offshore Finance Company, and the Debtor-guarantors, as applicable, under the Revolving Credit Agreement and the Secured Term Loan Agreement are secured pursuant to that certain Guaranty and Collateral Agreement, dated as of July 18, 2014 (as amended, restated, modified, or supplemented from time to time, the “Guaranty and Collateral Agreement”).  Pursuant to the Guaranty and Collateral Agreement, each of the Debtors granted a first-priority lien on substantially all of its property other than “Excluded Assets,” which include, among other things, any deposit accounts and securities accounts, any Capital Stock in Unrestricted Subsidiaries (as defined in the Revolving Credit Agreement and Secured Term Loan Agreement), and owned or leased real property.  The collateral includes the Collateral Rigs (as defined in the Revolving Credit Agreement and Secured Term Loan Agreement), capital stock of (i) the owners of the Collateral Rigs, (ii) Paragon International Finance Company, and (iii) Paragon Offshore Finance Company and certain other property pledged under the Collateral Documents (as defined in the Revolving Credit Agreement and Secured Term Loan Agreement).  In addition, certain guarantors under the Guaranty and Collateral Agreement executed mortgages for each of the Collateral Rigs.

G.	Significant Prepetition Contracts and Leases

As more fully described in this Disclosure Statement, the Paragon Group’s most significant contracts are its revenue contracts with its customers, which include leading national, international, and independent oil and gas companies.  The Company contracts its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world.  These contracts may vary in duration, as the Company contracts its services for a specific period of time or a period necessary to drill a defined number of wells.  The Company also has contracts with numerous vendors, some of which are key to its business, relating to the provision of equipment, personnel, or services necessary to support its business.  During its Chapter 11 Cases, the Company plans to operate in the ordinary course and to continue its relationships with its contract counterparties and vendors without interruption.

In connection with the Spin-Off, Noble, Paragon Parent, and certain of their respective subsidiaries entered into the following agreements (collectively, the “Separation Agreements”) 4:

●	that certain Master Separation Agreement (the “Master Separation Agreement”), dated as of July 31, 2014, by and between Noble and Paragon Parent, which details the actions necessary to effectuate the Spin-Off;

●	that certain Tax Sharing Agreement (the “Tax Sharing Agreement”), dated as of July 31, 2014, by and between Noble and Paragon Parent, which generally requires Paragon Parent to indemnify Noble for all taxes attributable to the standard specification drilling business, and in turn requires Noble to indemnify Paragon Parent against all taxes attributable to the high specification drilling business;

●	that certain Employee Matters Agreement (the “Employee Matters Agreement”), dated as of July 31, 2014, by and between Noble and Paragon Parent, under which Paragon Parent assumed certain Noble employment plans and created certain new plans to provide employee benefits;

4 Descriptions of the Agreements provided herein are for the convenience of the Court and parties in interest.  To the extent there are any ambiguities or inconsistencies between the summaries and the corresponding document, the terms of the latter shall govern in all respects.

●	that certain Transition Services Agreement (“Transition Services Agreement”), dated as of July 31, 2014, by and between Noble and Paragon Parent, which provides terms and schedules detailing the services Noble and Paragon Parent were obligated to perform during the transitional period lasting from the date of the Spin-Off through December 31, 2015; and

●	that certain Transition Services Agreement (Brazil) (the “Transition Services Agreement (Brazil)”), dated as of July 31, 2014, entered into among Paragon Offshore do Brasil Limitada, Paragon Parent, Noble, Noble Dave Beard Limited, and Noble Drilling (Nederland) II B.V., which details additional services Paragon Parent is obligated to provide to certain Noble rigs with operations located offshore Brazil.

Each of the Agreements is governed by New York law.

In addition to their contracts in the ordinary course of business and the Separation Agreements, the Debtors have an office lease in Houston, Texas, where their corporate headquarters are located.  The Debtors also own and lease administrative offices, marketing offices, and sites used primarily for storage, maintenance, and repairs for drilling rigs and equipment in various locations worldwide.

III.
KEY EVENTS LEADING TO THE COMMENCEMENT OF CHAPTER 11 CASES

A.	Collapse in Oil Prices

Demand for drilling services depends on, among other things, commodity prices, actual or potential changes in these prices, and the level of activity in offshore oil and gas exploration and development and production markets (which may be significantly affected by the prices of these commodities).  As a result, the offshore contract drilling industry is a cyclical business, with periods of high demand, short rig supply, and high dayrates when the price of oil is high, followed by periods of lower demand, excess rig supply, and low dayrates when the price of oil is low.  Additionally, the offshore drilling business is highly competitive.  Contracts are traditionally awarded on a competitive bid basis and, in times of low oil prices, offshore drilling companies may be forced to idle, stack, or scrap rigs, adversely affecting their revenues and profitability.

In the summer of 2014, Brent crude oil prices – a key factor in determining customer activity levels – began to decline, dropping from roughly $115 per barrel in June 2014 to approximately $60 per barrel by December of the same year.  As a result of this swift and substantial decline in oil prices, many of the Debtors’ customers (which include national, international, and independent oil and gas companies) reduced their exploration and development capital expenditures by as much as 20 to 25% in 2015.  Oil prices continued to decline in 2015, closing at $37.28 per barrel on December 31, 2015 – an additional 35% decrease over the course of a volatile year.  This reduced demand has led to an oversupply of rigs competing for limited tendering activity.  The oversupply of rigs has been compounded by a significant expansion of supply of (mostly non-contracted) newbuild rigs in recent years.  As of February 4, 2016, Brent crude oil prices have declined by an additional approximately 8%.  Several exploration and production companies have made announcements that they plan to reduce capital spending by 20% or more in 2016 as a result of expectations of continued low commodity prices.  The Debtors expect that further reductions in activity will follow in 2016, as capital spending has historically been an indicator of drilling activity.

Because of the amount of debt the Debtors incurred in connection with the Spin-Off and the nature of the assets acquired, the Debtors were not equipped to absorb the ongoing and precipitous decline in oil and gas prices and the corresponding decline in demand for their services.  Although the Debtors do not face any maturities on their secured debt until 2019, the severity and duration of the market downturn has increased the risk that existing customer contracts, some of which are due to expire in the near term, will not be renewed or will be renewed at materially reduced prices.  The Debtors are also suffering the effects of termination of longer-term contracts, such as the Pemex Contracts and Petrobras Contracts (as described below).

B.	Contract Terminations and Renegotiations

Throughout 2015, a number of drilling contractors reported contract cancellations by their customers.  The terms of certain of the Paragon Group’s drilling contracts permit early termination of the contract by the customer, without cause, generally exercisable upon advance notice to the Company and, in some cases, without requiring an early termination payment.  In May 2015, one of Paragon Parent’s subsidiaries received written notices of termination from Pemex with respect to drilling contracts on three of the Company’s jackups (the “Pemex Contracts”).  Under these contracts, Pemex had the right to terminate upon 30 days’ notice without making an early termination payment.  The three rigs are currently stacked.  Additionally, Pemex offered Paragon Parent the option of accepting significantly lower dayrates or facing early termination with respect to rigs that remained under contract to Pemex.  By the end of 2015, Pemex went from being one of Paragon Parent’s largest customers to employing only a single working rig.  The Company’s last remaining contract with Pemex terminated in March of 2016.

In addition to Pemex, another large customer, Petrobras, notified the Company that it was disputing contract language regarding the lengths of contracts for Paragon’s two dynamically positioned drillships operating in Brazil (the “Petrobras Contracts”).  This dispute resulted in the early termination of the drilling contract for one drillship in September 2015, significantly earlier than the original contract expiration date of March 2017.  Based on communications from Petrobras, the Company expects that the other drillship will likely be terminated later this year.  The contracts at issue constitute $142 million of the Debtors’ contract drilling services backlog.  Paragon Parent continues to discuss the matter with Petrobras and plans to vigorously pursue all legal remedies available under these contracts.

Furthermore, as exploration and production companies seek to reduce expenses, they have approached the Company and other drilling companies to seek reductions in current contract dayrates.  Referred to as “blend and extend” discussions, these conversations are sometimes mutually beneficial – for example, if a drilling contractor agrees to lower its contract dayrate in exchange for an exploration and production company’s agreement to add time to the contract term.  In some cases, such as those the Company faced in Mexico, drilling contractors may have no choice but to lower their dayrates or face termination.  The Company has been (and may continue to be) engaged in similar discussions, which could have negative near-term impacts on revenues despite potentially providing longer-term benefits.

C.	Deleveraging Initiatives

Due to the continuing decline in Brent crude oil prices and corresponding decline in demand for offshore drilling services, Paragon Parent does not expect to remain in compliance with the leverage ratio covenant under the Revolving Credit Facility.  Accordingly, under the direction of an independent committee of Paragon Parent’s Board of Directors, the Debtors have retained restructuring advisors to explore long-term solutions to improve Paragon Parent’s overall balance sheet strength and to engage the company’s lenders and noteholders with the intent of maximizing value for the company’s shareholders and other stakeholders.  On February 12, 2016, the Debtors entered into the Plan Support Agreement with the Consenting Revolver Lenders and the Consenting Noteholders regarding the terms of the Restructuring.

Under the Plan Support Agreement, each of the Consenting Revolver Lenders and Consenting Noteholders agreed to, among other things:  (i) vote any claim it holds against the Debtors to accept the Plan and not (a) change or withdraw (or cause to be changed or withdrawn) its vote to accept the Plan, (b) object to, delay, impede, or take any other action to interfere with acceptance or implementation of the Plan, or (c) directly or indirectly solicit, encourage, propose, file, support, participate in the formulation of, or vote for, any restructuring, sale of assets, merger, workout or plan of reorganization for any of the Debtors other than the Plan; (ii) forbear from exercising any rights or remedies under the Senior Notes Indenture with respect to its notes resulting from certain actual or potential defaults or events of default specified therein; and (iii) subject to certain exceptions, conditions any transfer of its claims against the Debtors to the transferee thereof being an existing Consenting Creditor or becoming party to the Plan Support Agreement.  Notwithstanding anything in the Plan Support Agreement to the contrary, the Consenting Revolver Lenders preserved all rights to object to any plan of reorganization that seeks to cram down their claims arising under the Revolving Credit Agreement, and any ballot previously submitted in favor of such a plan of reorganization by the Consenting Revolver Lenders will be automatically withdrawn and deemed null and void and each Consenting Revolver Lender may terminate the Plan Support Agreement as to itself if a cram down of its claims arising under the Secured Revolving Credit Agreement is pursued by the Company.

The Plan Support Agreement also provides for various termination events.  Depending on the termination event, the Consenting Revolver Lenders holding at least a majority of the outstanding Loans held by such holders (the “Requisite Revolver Lenders”), the Consenting Noteholders holding at least a majority of the outstanding principal amount of the Notes held by such holders (the “Requisite Noteholders,” and, together with the Requisite Revolver Lenders, the “Required Plan Support Parties”), and the Debtors each have the ability to terminate the Plan Support Agreement.  Additionally, the Plan Support Agreement terminates automatically without any further required action or notice on the Effective Date.  Finally, the Plan Support Agreement and the obligations of all parties thereto may be terminated by mutual agreement among the Debtors and the Required Plan Support Parties.

IV.
ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

Under the Plan Support Agreement, the Debtors agreed to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code on or before February 14, 2016 (the “Petition Date”) and file the Plan and this Disclosure Statement on the Petition Date.  The filing of the petitions commenced the Chapter 11 Cases, at which time the Debtors were afforded the benefits, and became subject to the limitations, of the Bankruptcy Code.

A.	Commencement of Chapter 11 Cases and First Day Motions

The Debtors are operating their business in the ordinary course during the pendency of the Chapter 11 Cases as they had prior to the Petition Date.  To facilitate the prompt and efficient implementation of the Plan through the Chapter 11 Cases, shortly after the Petition Date, the Debtors obtained authority to have the Chapter 11 Cases administered jointly before the Honorable Christopher S. Sontchi.  On the Petition Date, the Debtors also filed various motions seeking relief from the Bankruptcy Court to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations.  The following is a brief overview of the relief the Debtors obtained to maintain their operations in the ordinary course.

1.	Cash Management System

The Debtors maintain a centralized cash management system designed to receive, monitor, aggregate, and distribute cash among the Paragon Group.  On the Petition Date, the Debtors filed a motion seeking authority from the Bankruptcy Court to continue the use of their existing cash management system, bank accounts, and related business forms, as well as to continue their intercompany arrangements with non-Debtors to avoid a disruption in the Debtors’ operations and facilitate the efficient administration of the Chapter 11 Cases.  The Court granted this relief on an interim basis on February 17, 2016.

2.	Use of Cash Collateral

To address their working capital needs and fund their reorganization efforts, the Debtors require the use of cash subject to liens (the “Cash Collateral”) granted in favor of the holders of the Revolving Credit Agreement Claims and the Secured Term Loan Claims pursuant to the Guaranty and Collateral Agreement.  On the Petition Date, the Debtors filed a motion seeking authority from the Bankruptcy Court to continue to use the Cash Collateral in the ordinary course of business subject to certain restrictions.  The Court granted this relief on an interim basis on February 17, 2016, and on a final basis on March 9, 2016.  In exchange for the continued use of the Cash Collateral, the Debtors are providing the holders of the Revolving Credit Agreement Claims and the holders of the Secured Term Loan Claims with, among other things, first priority replacement liens on the Debtors’ unencumbered property and junior replacement liens on certain of the Debtors’ encumbered property as adequate protection for any diminution in value of their respective interests in the collateral securing the Loans under the Revolving Credit Agreement and the Secured Term Loan.  In addition, the Debtors’ adequate protection obligations constitute superpriority claims under section 507(b) of the Bankruptcy Code.

3.	Taxes

Pursuant to the Plan, the Debtors intend to pay all taxes and regulatory obligations in full.  To minimize any disruption to the Debtors’ operations and ensure the efficient administration of the Chapter 11 Cases, on the Petition Date, the Debtors filed a motion seeking authority from the Bankruptcy Court to pay all taxes, fees, and similar charges and assessments that arose prepetition, including any such amounts that become due and owing postpetition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course of the Debtors’ business.  The Court granted this relief on an interim basis on February 17, 2016, and on a final basis on March 8, 2016.

4.	Utilities

In the ordinary course of business, the Debtors incur certain expenses related to essential utility services, such as electricity, gas, water, satellite, and telecommunications.  Accordingly, on the Petition Date, the Debtors filed a motion seeking (i) authority from the Bankruptcy Court to continue payments to such utility providers in the ordinary course and (ii) approval of procedures to provide such utility providers with adequate assurance that the Debtors will continue to honor their obligations in the ordinary course.  The Court granted this relief on an interim basis on February 17, 2016, and on a final basis on March 8, 2016.

5.	Insurance

As is common in the contract offshore drilling industry, the Debtors maintain a complex and comprehensive insurance program (the “Paragon Insurance Program”) designed to protect their property, assets, key personnel, and business operations.  The maintenance of certain insurance coverage is essential to the Debtors’ operations and is required by laws, various regulations, financing agreements, and revenue contracts.  The Debtors believe that the satisfaction of their obligations relating to the Paragon Insurance Program, whether arising pre- or postpetition, is necessary to maintain the Debtors’ relationships with their insurance providers and ensure the continued availability and commercially reasonable pricing of such insurance coverage.  Accordingly, on the Petition Date, the Debtors filed a motion seeking authority from the Bankruptcy Court to continue to honor their obligations under the Paragon Insurance Program in the ordinary course.  The Court granted this relief on an interim basis on February 17, 2016, and on a final basis on March 9, 2016.

6.	Employee Wages and Benefits

The Debtors’ business, including the operation of the Debtors’ drilling assets, is labor intensive and relies upon thousands of employees, crew members, and contractors worldwide.  Additionally, many of the Debtors’ employees are employed by non-Debtor affiliates who are dependent on funding from the Debtors to compensate these employees.  To minimize the uncertainty and potential distractions associated with the Chapter 11 Cases and the potential disruption of the Debtors’ operations resulting therefrom, on the Petition Date, the Debtors filed a motion seeking authority from the Bankruptcy Court to continue to honor their obligations to their workforce in the ordinary course of business, including (i) the payment of pre- and postpetition wages, salaries, reimbursable employee expenses, and accrued and unpaid employee benefits and (ii) the continuation of the Debtors’ benefit programs and policies.  The Court granted this relief on an interim basis on February 17, 2016, and on a final basis on March 8, 2016.

7.	Trade Payables

In the ordinary course of business, the Paragon Group incurs various fixed, liquidated, and undisputed payment obligations (the “Trade Payables”) to various third-party providers of goods and services that facilitate the Debtors’ business operations (the “Trade Creditors”).  As of the Petition Date, the Debtors estimate that the aggregate amount of Trade Payables outstanding is approximately $41.4 million.  On the Petition Date, the Debtors filed a motion seeking interim and final authority from the Bankruptcy Court to pay, in the ordinary course of business, allowed prepetition claims (the “Trade Claims”) of the Trade Creditors, many of which are located in jurisdictions outside the United States (collectively, the “Foreign Creditors”).  The Court granted this relief on an interim basis on February 17, 2016, and on a final basis on March 8, 2016.

B.	Other Procedural Motions and Retention of Professionals

The Debtors have filed several other motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

C.	Timetable for the Chapter 11 Cases

In accordance with the Plan Support Agreement, the Debtors are obligated to proceed with the implementation of the Plan through the Chapter 11 Cases.  Among the milestones contained in the Plan Support Agreement are the requirement that the Bankruptcy Court enter the order approving the Disclosure Statement and the solicitation procedures within 75 days after the Petition Date, enter an order confirming the Plan within 185 days after the Petition Date, and that the Plan must be consummated no later than 230 days after the Petition Date.  Although the Debtors will request that the Bankruptcy Court approve the timetable set forth in the Plan Support Agreement, there can be no assurance that the Bankruptcy Court will grant such relief.  Achieving the various milestones under the Plan Support Agreement is crucial to reorganizing the Debtors successfully.

V.
MATTERS INVOLVING PARAGON PARENT AND NON-DEBTORS

A.	Litigation

1.	Pending Litigation

The Company is involved in a number of lawsuits and matters which have arisen in the ordinary course of business.  The Company does not expect any liability it may have in these matters to have a material adverse effect on its consolidated financial statements.  The Company, however, cannot predict with certainty the outcome or effect of pending or threatened litigation or legal proceedings, and the eventual outcome could materially differ from its current estimates.

B.	Tax Disputes

In connection with the Spin-Off, Paragon Parent and Noble entered into the Tax Sharing Agreement, under which Paragon Parent is generally responsible for all taxes attributable to its business, whether accruing before, on, or after the date of the Spin-Off.  Noble is generally responsible for any taxes arising from the Spin-Off (and certain related transactions) that are imposed on Paragon Parent, Noble, or any of Noble’s subsidiaries, with the exception that Paragon Parent is responsible for any such taxes resulting from certain actions or failures to act by Paragon Parent after the effective date of the Tax Sharing Agreement.

As of December 31, 2015, tax audit claims in Mexico relating to the tax years 2005 through 2008 totaled approximately $200 million, with audit claims for 2009 and 2010 yet to be received.  Paragon Parent has either contested or intends to contest each of these assessments, and cannot predict or provide assurance as to the ultimate outcome of such assessments and legal actions.  The Debtors have no surety bonds or letters of credit associated with tax audit claims outstanding as of September 30, 2015.

In addition to the tax audit claims, in January 2015, a subsidiary of Noble received an unfavorable ruling from the Mexican Supreme Court on a tax depreciation position claimed in periods prior to the Spin-Off.  Although the ruling does not constitute mandatory jurisprudence in Mexico, and the amount of the final liability is generally only a fraction of that initially assessed, the ruling creates potential indemnification exposure for Paragon Parent under the Tax Sharing Agreement.  Noble is the primary obligor to the Mexican tax authorities.

Prior to the Petition Date, Paragon Parent negotiated a settlement agreement by which it will release Noble with respect to certain claims, described further in Section VI.D.7, in exchange for Noble’s agreement to provide direct bonding necessary for Paragon Parent to challenge the Mexican tax assessments.  The terms of such agreement are set forth in the Noble Term Sheet, attached to the Plan as Exhibit B.  Pursuant to the Plan Support Agreement, Paragon Parent has agreed to enter into a definitive settlement agreement with Noble that will be consistent with the Noble Term Sheet.

The Noble Term Sheet contemplates that Paragon Parent will fully and unconditionally release Noble and its affiliates and subsidiaries and their respective officers and directors (collectively, the “Noble Entities”) from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever arising under, relating to or in connection with the Spin-Off, whether known or unknown, foreseen or unforeseen, arising on or before the Effective Date; provided, however that the Noble Entities will not be released from their respective obligations under the Separation Agreements.  In exchange, Noble will provide direct bonding, in the form of cash, a letter of credit, or any other assurance that satisfies any bonding or surety provider selected by the Noble Entities to issue the bond, to satisfy certain bonding requirements necessary to challenge assessments of applicable income and value-added taxes imposed by Mexican tax authorities relating to the Paragon Group’s business for tax years 2005 through and including 2010.  The bonding will also cover any customs taxes for any period or portion thereof prior to the Spin-Off.  Upon final resolution of any assessment for this tax liability (or any portion thereof), Noble will pay 100% of the ultimate resolved amount of such tax for Noble Entities, and 50% of the ultimate resolved amount of such tax for the Paragon Group (except for customs taxes, for which Noble and Paragon Parent will each will pay 50% of the ultimate resolved amount).

VI.
SUMMARY OF THE PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A.  This summary is qualified in its entirety by reference to the Plan.

A.	Administrative Expense and Priority Claims

1.	Treatment of Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim other than a Fee Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Administrative Expense Claim will receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, will be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

2.	Treatment of Fee Claims

All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), 503(b)(6) or 1103 of the Bankruptcy Code will (a) file, on or before the date that is sixty (60) days after the Confirmation Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim.  The Debtors will be authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.  For the avoidance of doubt, this treatment will not be applicable to any Restructuring Expenses, which will be paid in full in Cash in accordance with the terms of the applicable engagement letters or other applicable contractual arrangements.

3.	Treatment of Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim will receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Priority Tax Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, will be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities, including the Plan.

B.	Classification of Claims and Interests

1.	Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2.	Formation of Debtor Groups for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan.  Such groupings will not unfairly prejudice or harm any creditor because they will not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal Entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under the Plan, all Debtors will continue to exist as separate legal Entities.

3.	Summary of Classification of Claims and Interests

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (i) Impaired and Unimpaired under the Plan; (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to accept or reject the Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	Revolving Credit Agreement Claims	Impaired	Yes
Class 4	Secured Term Loan Claims	Unimpaired	No (Deemed to accept)
Class 5	Senior Notes Claims	Impaired	Yes
Class 6	General Unsecured Claims	Unimpaired	No (Deemed to accept)
Class 7	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 8	Parent Interests	Unimpaired	No (Deemed to accept)
Class 9	Intercompany Interests	Unimpaired	No (Deemed to accept)

4.	Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within the Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, will be treated as being in a separate sub-Class for the purposes of receiving Plan Distributions.

5.	Elimination of Vacant Classes.

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes will be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

6.	Voting; Presumptions; Solicitation.

(a)        Acceptance by Certain Impaired Classes.  Only holders of Allowed Claims in Classes 3 and 5 are entitled to vote to accept or reject the Plan.  An Impaired Class of Claims will have accepted the Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.  Holders of Claims in Classes 3 and 5 will receive ballots containing detailed voting instructions.

(b)        Deemed Acceptance by Unimpaired Classes.  Holders of Claims and Interests in Classes 1, 2, 4, 6, 7, 8, and 9 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject the Plan.

7.	Cramdown.

If any Class of Claims entitled to vote on the Plan does not vote to accept the Plan, the Debtors may (a) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify the Plan in accordance with the terms hereof and the Bankruptcy Code.

8.	No Waiver.

Nothing contained in the Plan will be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

C.	Treatment of Claims and Interests

1.	Class 1: Priority Non-Tax Claims.

The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by the Plan.  Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim will receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

2.	Class 2: Other Secured Claims.

The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan.  Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim will receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.

3.	Class 3: Revolving Credit Agreement Claims

The Revolving Credit Agreement Claims will be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit in an aggregate principal amount of not less than Seven Hundred and Ninety-Five Million, Six Hundred and Sixty-One Thousand, Five-Hundred and Twenty-Eight Dollars ($795,661,528) (plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order).  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (ii) below will be distributed on the Effective Date), each holder of an Allowed Revolving Credit Agreement Claim will receive, in full satisfaction of and in exchange for such Allowed Secured Claim, its Pro Rata share of: (i) any accrued and unpaid interest from the Petition Date through the Effective Date as set forth in the Adequate Protection Order to the extent not previously paid pursuant to the Adequate Protection Order; (ii) One-Hundred and Sixty-Five Million Dollars ($165,000,000) in Cash and a corresponding permanent commitment reduction; and (iii) the remaining outstanding loans under the Revolving Credit Agreement converted to a term loan under the Amended and Restated Credit Agreement, which will also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet.

4.	Class 4: Secured Term Loan Claims

The legal, equitable, and contractual rights of the holders of Allowed Secured Term Loan Claims are unaltered by the Plan.  The Secured Term Loan Claims will be Allowed in the currently estimated amount of Six Hundred and Forty-One Million, Eight Hundred and Seventy-Five Thousand Dollars ($641,875,000) (plus such other amounts as may be payable in connection with the Reinstatement of the Allowed Secured Term Loan Claims).  On the Effective Date, or as soon as practicable thereafter, the holders of Allowed Secured Term Loan Claims will have their Allowed Secured Term Loan Claims Reinstated.  For the avoidance of doubt and notwithstanding anything to the contrary herein, upon Reinstatement, the terms of the Secured Term Loan Agreement shall control in the event of any inconsistency between any provision of the Plan or the Confirmation Order and the Secured Term Loan Agreement.

5.	Class 5: Senior Notes Claims

The Senior Notes Claims will be allowed in an amount of One Billion, Twenty Million, Seven Hundred and Fifty Thousand, Three Hundred and Twelve Dollars and Thirty-Four Cents ($1,020,750,312.34).  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (iii) below will be distributed on the Effective Date) each holder of an Allowed Senior Notes Claim will receive, in full satisfaction of and in exchange for such Allowed Claim, its Pro Rata share of: (i) that number of Parent Ordinary Shares which will in the aggregate comprise thirty-five percent (35)% of the total outstanding ordinary shares of Reorganized Paragon as of the Effective Date without regard to the Management Incentive Plan Securities; (ii) the right to receive the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment in accordance with the terms of the Plan; and (iii) Three-Hundred and Forty-Five Million Dollars ($345,000,000) in Cash.  The Debtors reserve the right to issue shares pursuant to management incentive (or other) programs that currently exist or may be adopted after the Effective Date, which may dilute the Parent Ordinary Shares.

6.	Class 6: General Unsecured Claims

The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan.  Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, will continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

7.	Class 7: Intercompany Claims

On or after the Effective Date, all Intercompany Claims will be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion.  All Intercompany Claims between any Debtor and a nondebtor affiliate will be Unimpaired under the Plan.

8.	Class 8: Parent Interests

On the Effective Date, the holders of Parent Interests will retain their Parent Interests, subject to dilution on account of the Parent Ordinary Shares to be issued in accordance with the Plan.  After the issuance of the Parent Ordinary Shares, the Parent Interests will comprise in the aggregate sixty-five percent (65%) of the total outstanding ordinary shares of Reorganized Paragon without regard to the Management Incentive Plan Securities.

9.	Class 9: Intercompany Interests

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by Paragon Parent or a direct or indirect subsidiary of Paragon Parent will be unaffected by the Plan and continue in place following the Effective Date.

D.	Means for Implementation

1.	Continued Corporate Existence

(a)        Except as otherwise provided in the Plan, the Debtors will continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation and the Amended By-Laws.  On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

(b)       On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) Restructuring Transactions (as defined herein); and (v) all other actions that the applicable entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

2.	Amended and Restated Credit Agreement and Parent Ordinary Shares.

On the Effective Date, the Reorganized Debtors will be authorized to issue or cause to be issued all plan-related securities and documents, including without limitation the Amended and Restated Credit Agreement and the Parent Ordinary Shares, for distribution in accordance with the terms of the Plan and any corporate resolutions.

On the Effective Date, (a) upon the granting of liens and the continuation of existing liens in accordance with the Amended and Restated Credit Agreement, the lenders thereunder will have valid, binding and enforceable liens on the collateral specified in the Amended and Restated Credit Agreement and related guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, liens and other security interests and the continuation of existing guarantees, mortgages, pledges, liens and other security interests in accordance with the Amended and Restated Credit Agreement, the guarantees, mortgages, pledges, liens and other security interests granted and continued to secure the obligations arising under the Amended and Restated Credit Agreement will be granted and continued in good faith as an inducement to the lenders thereunder to convert to term loans and extend credit thereunder and will be deemed not to constitute a fraudulent conveyance or fraudulent transfer, will not otherwise be subject to avoidance, and the priorities of such liens and security interests will be as set forth in the Amended and Restated Credit Agreement and related guarantee and collateral documentation.  All liens and security interests securing the obligations arising under the Amended and Restated Credit Agreement that were shared by the Revolving Credit Agreement Claims and the Secured Term Loan Claims as of the Petition Date are unaltered by the Plan, and all such liens and security interests are created and perfected with respect to the obligations arising under the Amended and Restated Credit Agreement to the same extent, in the same manner and on the same terms as they were with respect to the Revolving Credit Agreement Claims and Secured Term Loan Claims.

3.	Cancellation of Certain Existing Agreements

Except for the purpose of evidencing a right to a Plan Distribution, the 6.75% Notes, the 7.25% Notes, and the Senior Notes Indenture will be deemed cancelled on the Effective Date; provided, however, that the Senior Notes Indenture shall continue in effect for the purposes of permitting the Senior Notes Indenture Trustee to (a) make distributions under the Plan as provided therein and perform such other necessary functions with respect thereto, (b) seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan, (c) maintain and assert any rights or exercise any charging liens for reasonable fees, costs and expenses thereunder, including, without limitation, the right to seek indemnification.

4.	Release of Liens

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim will deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents.

5.	Officers and Boards of Directors

(a)       The composition of each board of directors of a Reorganized Debtor, including the New Board, will be disclosed prior to the entry of the order confirming the Plan in accordance with 11 U.S.C. § 1129(a)(5).  The Requisite Noteholders will have the right to designate one independent member of the New Board.

(b)       Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, will have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or will otherwise cease to be a director of the applicable Debtor on the Effective Date.  Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors will serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

6.	Management Incentive Plan

The Debtors may, solely within their discretion, implement the Management Incentive Plan.  Any Management Incentive Plan Securities issued pursuant to the Management Incentive Plan will proportionally dilute all the Parent Ordinary Shares to be issued in accordance with the Plan and the existing Parent Interests.  If the Debtors adopt a Management Incentive Plan on or prior to the Effective Date, a substantially final form of such will be filed in the Plan Supplement.5

7.	Intercompany Interests; Corporate Reorganization

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by Paragon Parent or a direct or indirect subsidiary of Paragon Parent will be unaffected by the Plan and continue in place following the Effective Date.

5 The Plan Supplement will be in form and substance reasonably satisfactory to the Required Plan Support Parties.

8.	Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (a) the consummation of the transactions provided for under or contemplated by the Plan Support Agreement; (b) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan and the Plan Support Agreement and that satisfy the requirements of applicable law; (c) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and the Plan Support Agreements; and (d) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate (collectively, the “Restructuring Transactions”) under and in connection with the Plan.

9.	Settlement of Claims and Controversies

(a)        Pursuant to section 1123(b)(1)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Plan Distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof.  The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders, and (ii) fair, equitable and reasonable.

(b)        Noble Settlement.  Paragon Parent may have claims against Noble arising under, relating to, or in connection with the Spin-Off, including, but not limited to, certain fraudulent transfer claims arising under section 548 of the Bankruptcy Code.  As explained in Section V.B, pursuant to the Noble Term Sheet, Noble has agreed to provide, among other things, direct bonding to Paragon Parent with respect to certain bonding obligations imposed by certain Mexican tax authorities in exchange for Paragon’s release of all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever arising under, relating to or in connection with the Spin-Off, whether known or unknown, foreseen or unforeseen, arising on or before the Effective Date; provided, however that the Noble Entities will not be released from their respective obligations under the Separation Agreements.

The Noble Settlement Agreement, as defined herein, satisfies the requirements of Bankruptcy Rule 9019, which governs the approval of compromises and settlements.  Bankruptcy Rule 9019 provides that “[o]n motion by the [debtor in possession] and after notice and a hearing, the court may approve a compromise or settlement.”  A settlement does not have to be the best possible compromise; rather, a court should canvass the issues to see whether the settlement “falls below the lowest point in the range of reasonableness.”  In re World Health Alts., Inc., 344 B.R. 291, 296 (Bankr. D. Del. 2006) (quoting In re W.T. Grant Co., 699 F.2d 599, 608 (2d Cir. 1983)); see also In re Key3Media Grp., Inc., 336 B.R. 87, 93 (Bankr. D. Del. 2005) (internal quotations and citations omitted).

Ultimately, a settlement must be fair, reasonable, and in the best interests of the debtors’ estates.  See Law Debenture Trust Co. of New York v. Kaiser Aluminum Corp. (In re Kaiser Aluminum Corp.), 339 B.R. 91, 95-96 (D. Del. 2006) (citing Myers v. Martin (In re Martin), 91 F.3d 389, 394 (3d Cir. 1996)) (citations omitted).  In determining whether a settlement should be approved under Bankruptcy Rule 9019, a court must assess and balance the value of the claim being compromised against the value to the estate of the acceptance of the compromise in light of several factors:  (i) the probability of success in litigation; (ii) the likely difficulties in collection; (iii) the complexity of the litigation involved, and the expense, inconvenience, and delay necessarily attending it; and (iv) the paramount interest of the creditors.  In re Martin, 91 F.3d at 393.

The Debtors believe the Noble Settlement Agreement is fair, reasonable, and in the best interests of their estates.  The Debtors have asserted that they might have claims against Noble arising under, relating to, or in connection with the Spin-Off, including, but not limited to, certain fraudulent transfer claims arising under section 548 of the Bankruptcy Code.  The Debtors, with the assistance of their advisors, have determined that the benefits of the Noble Settlement Agreement outweigh the benefits of litigation, the outcome of which would be uncertain, complex, protracted, and expensive.  Finally, the Noble Settlement Agreement supports the creditors’ paramount interest of maximizing the Debtors’ value.  Without the Noble Settlement Agreement, the Debtors’ restructuring under the terms of the Plan might not be possible.  Noble’s direct bonding leaves the Debtors with the cash needed to make the distributions under the Plan and provide the liquidity to run their business.  Paragon Parent’s release of claims against Noble eliminates the need for the Debtors to endure expensive, protracted litigation against Noble.  Moreover, although certain members of the Debtors’ current management were formerly affiliated with Noble, the Debtors’ current management is not affiliated with Noble and does not receive any benefit from the releases provided pursuant to the Noble Settlement Agreement.

10.	Separability

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor.  Accordingly, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, it may still confirm the Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

E.	Distributions

1.	Distributions Generally

The Disbursing Agent will make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of the Plan.

2.	Plan Funding

Plan Distributions of Cash will be funded from the Debtors’ and the Reorganized Debtors’ Cash on hand as of the applicable date of such Plan Distribution.

3.	No Postpetition Interest on Claims

Except as otherwise specifically provided for in the Plan, including in Sections 4.3 and 4.4 of the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest will not accrue or be paid on any Claims, and no holder of a Claim will be entitled to interest accruing on such Claim on or after the Petition Date.

4.	Date of Distributions

Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan will be made on the Effective Date or as soon thereafter as is practicable; provided, that other than the Cash to be distributed to holders of Allowed Claims in Class 3 and Class 5 under Sections 4.3(a)(ii) and 4.5(a)(iii) of the Plan, which will be made on the Effective Date, the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

5.	Distribution Record Date

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, will be deemed closed, and there will be no further changes in the record holders of any Claims after the Distribution Record Date.  Neither the Debtors nor the Disbursing Agent will have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date.  In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent will have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

6.	Disbursing Agent

All distributions under the Plan will be made by the Disbursing Agent on and after the Effective Date as provided herein.  The Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties.  The Reorganized Debtors will use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records.  The Reorganized Debtors will cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.17 of the Plan.

7.	Delivery of Distributions

The Disbursing Agent will issue or cause to be issued, the applicable consideration under the Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by the Plan at: (a) the address of such holder on the books and records of the Debtors or their agents, or (b) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001.  In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder will be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution will be made to such holder without interest.

With respect to the Parent Ordinary Shares to be distributed to holders of Allowed Senior Notes Claims, all of the shares of the Parent Ordinary Shares will, to the extent such shares are permitted to be held through DTC’s book-entry system, be issued in the name of such holder or its nominee(s) in accordance with DTC’s book-entry exchange procedures.  To the extent that the Parent Ordinary Shares are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Paragon will take reasonable actions to cause distributions of the Parent Ordinary Shares to holders of Allowed Senior Notes Claims, including by delivery of one or more certificates representing such shares or by means of book-entry registration on the books of the transfer agent for shares of the Parent Ordinary Shares.

8.	Unclaimed Property

One year from the later of: (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim will be deemed unclaimed property under section 347(b) of the Bankruptcy Code and will revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution will be discharged and forever barred.  The Reorganized Debtors and the Disbursing Agent will have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

9.	Satisfaction of Claims

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under the Plan will be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

10.	Manner of Payment Under Plan

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

11.	Fractional Shares and De Minimis Cash Distributions

No fractional Parent Ordinary Shares will be distributed.  When any distribution would otherwise result in the issuance of a number of Parent Ordinary Shares that is not a whole number, the Parent Ordinary Shares subject to such distribution will be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 will be rounded to the next higher whole number, and (b) fractions less than 1/2 will be rounded to the next lower whole number.  The total number of Parent Ordinary Shares to be distributed on account of Allowed Senior Notes Claims will be adjusted as necessary to account for the rounding provided for herein.  No consideration will be provided in lieu of fractional shares that are rounded down.  Neither the Reorganized Debtors nor the Disbursing Agent will have any obligation to make a distribution that is less than one (1) share of Parent Ordinary Shares or Fifty Dollars ($50.00) in Cash.  Fractional Parent Ordinary Shares that are not distributed in accordance with Section 6.11 of the Plan will be returned to, and ownership thereof will vest in, Reorganized Paragon.

12.	No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim will receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of the Plan.

13.	Allocation of Distributions Between Principal and Interest

Except as otherwise provided in the Plan and subject to Section 6.3 of the Plan, to the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

14.	Exemption from Securities Laws

The issuance of and the distribution under the Plan of the Parent Ordinary Shares, the 2016 Deferred Cash Payment, and the 2017 Deferred Cash Payment will be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code.  These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

15.	Setoffs and Recoupments

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.

16.	Rights and Powers of Disbursing Agent

(a)       Powers of Disbursing Agent.  The Disbursing Agent will be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all applicable distributions or payments provided for under the Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to the Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

(b)       Expenses Incurred on or After the Effective Date.  Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent will be paid in Cash by the Reorganized Debtors.

17.	Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and the Disbursing Agent will comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan will be subject to any such withholding or reporting requirements; provided, however, that the Disbursing Agent shall have no reporting or withholding obligations in respect of the distribution of Three-Hundred and Forty-Five Million Dollars ($345,000,000) in Cash to the holders of Allowed Senior Notes Claims pursuant to Section 4.5(a) of the Plan.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax.  Any amounts withheld pursuant to the preceding sentence will be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan.

Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.  The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority.  If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution will irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution will be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

F.	Procedures for Resolving Claims

1.	Disputed Claims Generally

(a)        Filing Proofs of Claim.  Holders of Claims need not file proofs of Claim with the Bankruptcy Court.  In the event that a holder of a Claim elects to file a proof of Claim with the Bankruptcy Court, such holder will be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the determination, liquidation, allowance, or disallowance of such Claim.

(b)       Disputed Claims.  If the Debtors dispute any Claim as to which no proof of claim has been filed, such dispute will be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced.  Notwithstanding section 502(a) of the Bankruptcy Code, and considering the Unimpaired treatment of all holders of General Unsecured Claims under the Plan, all proofs of claim filed on account of General Unsecured Claims will be deemed Disputed without further action by the Debtors.  Upon the Effective Date, all proofs of claim filed against the Debtors on account of General Unsecured Claims (including those filed after the Effective Date), will be deemed withdrawn.  The deemed withdrawal of all proofs of claim filed on account of General Unsecured Claims is without prejudice to such claimant’s right to assert such Claim in any forum as if the Chapter 11 Cases had not been commenced.

2.	Objections to Fee Claims

Any objections to Fee Claims will be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

3.	Estimation of Claims
The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection.  The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

4.	Claim Resolution Procedures Cumulative

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan by any mechanism approved by the Bankruptcy Court.

5.	No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan will be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

6.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) will be made to the holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent will provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

G.	Executory Contracts and Unexpired Leases

1.	General Treatment

(a)       As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which the Debtors are party will be deemed assumed except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a final order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing, (iii) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date, or (iv) is the subject of a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”).  The Debtors reserve the right to reject any executory contract or unexpired lease pursuant to the Plan.

(b)       Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of the assumptions provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed pursuant to the Plan will vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

2.	Determination of Cure Disputes and Deemed Consent

(a)       Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof.  Following the Petition Date, the Debtors will have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intent to assume the contract or lease in connection with the Plan and setting forth the proposed Cure Amount (if any).  If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease will be deemed to be Zero Dollars ($0).

(b)       If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, such dispute will be heard by the Bankruptcy Court prior to such assumption being effective.  Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the filing thereof, will be deemed to have assented to such assumption and/or the Cure Amount and will be forever barred, estopped, and enjoined from challenging the validity of such assumption or the amount of such Cure Amount thereafter.

3.	Survival of the Debtors’ Indemnification Obligations

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors will not be discharged, impaired, or otherwise affected by the Plan; provided, that the Reorganized Debtors will not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud.  All such obligations will be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and will continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations herein will not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

4.	Compensation and Benefit Plans

Unless otherwise provided in the Plan, all employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and will be treated as, executory contracts under the Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.  For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the foregoing assumed plans, programs, or arrangements.

5.	Insurance Policies

All insurance policies to which any Debtor is a party as of the Effective Date will be deemed to be and treated as executory contracts and will be assumed by the applicable Debtor or Reorganized Debtor and will continue in full force and effect thereafter in accordance with their respective terms.  All other insurance policies will vest in the Reorganized Debtors.

6.	Reservation of Rights

(a)            Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)           Except as otherwise provided in the Plan, nothing will waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(c)           Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d)           If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under the Plan, the Debtors or Reorganized Debtors, as applicable, will have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.	Conditions Precedent to the Occurrence of the Effective Date

1.	Conditions Precedent to the Effective Date

The Effective Date will not occur unless all of the following conditions precedent have been satisfied:

(a)           the Plan Documents are reasonably satisfactory in all respects to the Debtors and the Required Plan Support Parties;

(b)           all conditions precedent to effectiveness of the Amended and Restated Credit Agreement will have been satisfied or waived in accordance with the terms thereof;

(c)           the Bankruptcy Court has entered the Confirmation Order, which order will not be subject to a stay of execution;

(d)           all Restructuring Expenses payable under the Plan Support Agreement and the Plan will be paid by the Debtors before or on the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court in accordance with Section 5.11 of the Plan;

(e)           an order approving a definitive settlement agreement (the “Noble Settlement Agreement”) consistent with the Noble Term Sheet or otherwise in form and substance reasonably satisfactory to the Required Plan Support Parties will have been entered and not be subject to a stay of execution;

(f)            the conditions precedent to effectiveness of the indenture with respect to the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment will have been satisfied or waived in accordance with the terms thereof, and such indenture will be in full force and effect and binding on all parties thereto, and will have been qualified under section 307 of the Trust Indenture Act of 1939, as amended;

(g)           all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in the Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions; and

(h)           if applicable, the Amended Certificate of Incorporation of Reorganized Paragon will have been filed with the appropriate governmental authority.

2.	Waiver of Conditions Precedent

(a)          Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors subject to the written consent of the Required Plan Support Parties.  If any such condition precedent is waived pursuant to this section and the Effective Date occurs, each party agreeing to waive such condition precedent will be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied.  If the Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.9 of the Plan, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b)           The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) will be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order will take effect immediately upon its entry.

3.	Effect of Failure of a Condition

If the conditions listed in Section VI.H.1 are not satisfied or waived in accordance with Section VI.H.2 on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as agreed to by the Required Plan Support Parties and the Debtors and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan will be null and void in all respects and nothing contained in the Plan or this Disclosure Statement will (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the other Plan Support Parties, or any other Entity.

I.	Effect of Confirmation

1.	Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of the Plan will bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under the Plan and whether such holder has accepted the Plan.

2.	Vesting of Assets

Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action (including those Causes of Action identified in the Plan Supplement) and any property acquired by the Debtors under or in connection with the Plan, will vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests.  Subject to the terms of the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

3.	Discharge of Claims Against and Interests in the Debtors

Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise provided in the Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any affiliate of such holder will be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date.  Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates will be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

4.	Term of Pre-Confirmation Injunctions and Stays

Unless otherwise provided in the Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, will remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

5.	Plan Injunction

(a)      Except as otherwise provided in the Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, that nothing contained therein will preclude such Entities who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Plan, the Plan Documents and the Secured Term Loan Agreement.

(b)       By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by the Plan, including, without limitation, the injunctions set forth in Section 10.5 of the Plan.

6.	Releases

(a)           Releases by the Debtors.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Plan Support Agreement, and the Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud.

“Released Parties” means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Plan Support Parties; (d) the Revolving Credit Facility Agent; (e) JPMorgan Chase Bank, N.A., in its capacity as former administrative agent under the Secured Term Loan Agreement; (f) the Disbursing Agent; (g) each of the Syndication Agents, Documentation Agents, Joint Lead Arrangers and Joint Lead Bookrunners named in the Revolving Credit Agreement; (h) each of the Issuing Banks under the Revolving Credit Agreement; (i) the Senior Notes Indenture Trustee; and (j) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

(b)           Releases by Holders of Claims and Interests.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan, the Plan Documents and the Secured Term Loan Agreement, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by (i) the holders of all Claims or Interests who vote to accept the Plan, (ii) the holders of Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan, (iii) the holders of Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth herein, (iv) the Revolving Credit Facility Agent, and (v) the Senior Notes Indenture Trustee, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Plan Support Agreement, and the Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud.

(c)           Releases in the Noble Term Sheet.  As of the Effective Date, the releases contemplated  in the Noble Term Sheet will be granted.

(d)           Limitation on Releases and Exculpation.  Notwithstanding anything to the contrary in the Plan or this Disclosure Statement, nothing in Article X of the Plan will waive or release the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, based on or relating to, or in any manner arising from, in whole or in part, nonpayment of the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment, if any.

(e)           Special Provisions for Governmental Units.  Notwithstanding any language to the contrary contained in the Plan, no provision of the Plan will (i) preclude any Governmental Unit from enforcing its police or regulatory powers or (ii) release any non-debtor from liability in connection with any legal or equitable action or claim brought by any Governmental Unit.

7.	Exculpation

To the extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, or liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Plan Support Agreement, the Restructuring Transactions, the Plan, or the solicitation of votes for, or confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing; except for willful misconduct or gross negligence.  This exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

Exculpated Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Disbursing Agent; and (c) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

8.	Injunction Related to Releases and Exculpation

Except for the rights that remain in effect from and after the Effective Date to enforce the Plan, the Plan Documents and the Secured Term Loan Agreement, the Confirmation Order will permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in the Plan.

9.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under the Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.	Retention of Causes of Action and Reservation of Rights

Subject to Sections 10.6 and 10.7 of the Plan, nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action (including those Causes of Action identified in the Plan Supplement), rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law.  Subject to Sections 10.6, 10.7, and 10.8 of the Plan, the Reorganized Debtors will have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

11.	Ipso Facto and Similar Provisions Ineffective

Any term of any policy, contract, or other obligation applicable to a Debtor will be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of the Plan, including any change of control that will occur as a result of such consummation; or (d) the Restructuring.

12.	Indemnification and Reimbursement Obligations

For purposes of the Plan, (a) the obligations of the Debtors to indemnify and reimburse their current and former directors or officers will be assumed by the Reorganized Debtors and (b) indemnification obligations of the Debtors arising from services as officers and directors during the period from and after the Petition Date will be Administrative Expense Claims.

J.	Retention of Jurisdiction

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)        to hear and determine applications for the assumption of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b)       to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;

(c)       to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)       to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan and the Confirmation Order;

(e)        to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)        to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)       to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)        to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)         to hear and determine all Fee Claims;

(j)         to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k)        to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments in furtherance of either (including, without limitation, the 2016 Deferred Cash Payment and 2017 Deferred Cash Payment, if any), or any agreement, instrument, or other document governing or related to any of the foregoing;

(l)         to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate the Plan, including any release, exculpation, or injunction provisions set forth in the Plan, or to maintain the integrity of the Plan following the occurrence of the Effective Date;

(m)       to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)       to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o)       to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p)       to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(q)        to recover all Assets of the Debtors and property of the Estates, wherever located; and

(r)         to enter a final decree closing each of the Chapter 11 Cases;

provided, that on and after the Effective Date, the Bankruptcy Court will not retain jurisdiction over any matters arising out of or related to the Amended and Restated Credit Agreement or the Secured Term Loan Agreement.

K.	Miscellaneous Provisions

1.	Amendments

(a)        Plan Modifications.  The Plan may be amended, modified, or supplemented by the Debtors, subject to the consent rights set forth in the Plan Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court.  In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to the Plan, the Debtors, subject to the consent rights set forth in the Plan Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes or effects of the Plan, and any holder of a Claim or Interest that has accepted the Plan will be deemed to have accepted the Plan as amended, modified, or supplemented.

(b)       Certain Technical Amendments.  Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Claims or Interests under the Plan.

2.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors.  If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void; and (c) nothing contained in the Plan will (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or entity.

3.	Exemption from Certain Transfer Taxes

To the fullest extent permitted by applicable law, the issuance, transfer, or exchange of any security or other property hereunder, as well as all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, will constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and will not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

4.	Payment of Statutory Fees

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code will be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors.  Quarterly fees owed to the U.S. Trustee will be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors will continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code.  Each and every one of the Debtors will remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

5.	Severability

Subject to Section 5.9 of the Plan, if, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with Section 12.5 of the Plan, is valid and enforceable pursuant to its terms.

6.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under the Plan and the Plan Documents will be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

7.	Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Documents will be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns.

8.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan will be binding on and will inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Entity.

9.	Entire Agreement.

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order will supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

10.	Computing Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 will apply.

11.	Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full herein.

12.	Notices.

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, will be in writing (including by email transmission) and, unless otherwise provided herein, will be deemed to have been duly given or made only when actually delivered, addressed as follows:

(a)          If to the Debtors or Reorganized Debtors:

Paragon Offshore plc
c/o Paragon Offshore Services LLC
3151 Briarpark Drive
Houston, Texas 77042
Attn:	Todd Strickler - Vice President, General Counsel and Corporate Secretary
Telephone:	(832) 783-4000
Email:	tstrickler@paragonoffshore.com

– and –

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attn:	Mark D. Collins, Esq.
Telephone:	(302) 651-7700
Email:	collins@rlf.com

– and –

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:	Gary T. Holtzer, Esq.
Stephen A. Youngman, Esq.
Telephone:	(212) 310-8000
Email:	gary.holtzer@weil.com
stephen.youngman@weil.com

(b)          If to Ad Hoc Committee of Senior Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:	Andrew N. Rosenberg, Esq.
Elizabeth R. McColm, Esq.
Telephone:	(212) 373-3000
Email:	arosenberg@paulweiss.com
emccolm@paulweiss.com

(c)          If to the Revolving Credit Facility Agent:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:	Sandeep Qusba, Esq.
Kathrine A. McLendon, Esq.
Telephone:	(212) 455-2000
Email:	squsba@stblaw.com
kmclendon@stblaw.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the occurrence of the Effective Date, the Reorganized Debtors will be authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

13.	Reservation of Rights.

Except as otherwise provided herein, the Plan will be of no force or effect unless the Bankruptcy Court enters the Confirmation Order.  None of the filing of the Plan, any statement or provision of the Plan, or the taking of any action by the Debtors with respect to the Plan will be or will be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

VII.
FINANCIAL INFORMATION AND PROJECTIONS

A.	Consolidated Condensed Projected Financial Information

The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code (see Section XIII.C hereof), as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan.  In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies the feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.  The Debtors have prepared financials for 2015 and financial projections (the “Projections”) for 2016 through 2019 (the “Projection Period”), as set forth below.  The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position.  Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Projections to holders of Claims or other parties in interest after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies pursuant to the provisions of the Plan.  In connection with the development of the Plan, the Projections were prepared by the Debtors, with the assistance of their advisors, to present the anticipated impact of the Plan.  The Projections assume that the Plan will be implemented in accordance with its stated terms.  The Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, oil and natural gas prices, expectations regarding future commodity prices, the level of activity of oil and natural gas exploration, development, and production globally, demand for drilling services, competition and supply of competing rigs, changes in the political environment of the countries in which the Paragon Group operates, regulatory changes, and/or a variety of other factors.  Consequently, the estimates and assumptions underlying the Projections are inherently uncertain and are subject to material business, economic, and other uncertainties.  Therefore, such Projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein.  The Projections included herein were last updated on March 14, 2016.

The Projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth below.

THE DEBTORS PREPARED THE PROJECTIONS WITH THE ASSISTANCE OF THEIR ADVISORS.  THE DEBTORS DID NOT PREPARE SUCH PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE SEC.  EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, INDUSTRY-SPECIFIC RISK FACTORS, AND OTHER MARKET AND COMPETITIVE CONDITIONS.  HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE.  ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, INDUSTRY, REGULATORY, LEGAL, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL.  THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT.  MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.  EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.  THEREFORE, THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.  IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

The Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement, the Plan, and the Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto).

PROJECTED INCOME STATEMENT
	FYE December 31,
(US $ in thousands)	2015	2016P	2017P	2018P	2019P

Revenue	$1,492,427	$674,933	$701,920	$934,150	$1,109,272
Operating Costs	871,262	518,030	452,133	502,978	531,098
Gross Margin	$621,166	$156,902	$249,786	$431,171	$578,173
Gross Margin	41.6%	23.2%	35.6%	46.2%	52.1%

Depreciation and Amortization	$339,268	$209,689	$142,102	$128,296	$130,749
G&A	50,100	48,561	45,162	49,678	54,646
Operating Income	$231,798	$(101,348)	$62,523	$253,197	$392,778

Interest Expense and Other	130,346	83,799	74,996	74,069	71,684
Income Before Taxes and Non-Recurring Items	$101,452	$(185,147)	$(12,473)	$179,127	$321,094

Tax Provision	(72,108)	13,938	20,584	35,872	43,404
Restructuring Expenses	9,376	68,955	-	-	-
Unusual Events (Includes Gain on Senior Notes Cancellation)	1,163,796	(622,788)	(20,000)	(30,000)	-
Net Income	$(999,612)	$354,747	$(13,057)	$173,255	$277,690

RECONCILIATION OF NET INCOME TO ADJ. EBITDA
Net Income	$(999,612)	$354,747	$(13,057)	$173,255	$277,690
Tax Provision	(72,108)	13,938	20,584	35,872	43,404
Interest Expense	130,036	83,799	74,996	74,069	71,684
Depreciation and Amortization	339,268	209,689	142,102	128,296	130,749
Minority Interest	(31)	-	-	-	-
Restructuring Expenses	9,376	68,955	-	-	-
Unusual Events (Includes Gain on Repurchase of Senior Notes)	1,163,796	(622,788)	(20,000)	(30,000)	-
ADJ. EBITDA	$570,725	$108,341	$204,624	$381,493	$523,527

PROJECTED BALANCE SHEET
	FYE December 31,
(US $ in thousands)	2015	June 2016P (Pro Forma)	2016P	2017P	2018P	2019P

ASSETS
Cash and Cash Equivalents	$776,571	$288,334	$212,672	$141,451	$204,869	$372,209
Accounts Receivable	266,325	155,058	90,738	180,193	218,833	247,942
Prepaid Expenses and Deposits	35,286	18,203	10,962	11,634	12,167	12,156
Taxes Receivable	42,744	42,744	27,744	27,744	27,744	27,744
Other Current Assets	31,998	33,972	25,477	18,217	19,232	19,211
Current Assets	$1,152,924	$538,310	$367,592	$379,239	$482,845	$679,261

PP&E	$1,111,098	$1,057,515	$983,909	$920,584	$911,063	$892,890
Other Assets	119,844	117,867	110,974	105,011	99,048	93,085
Total Assets	$2,383,866	$1,713,692	$1,462,475	$1,404,833	$1,492,956	$1,665,235

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-Term Debt	$40,629	$38,598	$35,944	$29,128	$30,414	$101,576
Accounts Payable	85,374	66,473	34,406	45,214	56,841	58,198
Other Current Liabilities	157,886	143,202	120,954	108,409	112,132	113,993
Current Liabilities	$283,889	$248,273	$191,304	$182,751	$199,387	$273,767

Revolver	$708,500	$543,500	$543,500	$543,500	$499,563	$418,484
Term Loan	632,821	609,703	606,685	600,649	594,614	588,578
Prospector Capital Leases (Long-Term Portion)	234,560	212,109	183,156	141,472	106,818	-
Senior Notes	983,582	-	-	-	-	-
Deferred Taxes and Other	47,104	77,104	77,104	77,104	47,104	47,104
Total Liabilities	$2,890,456	$1,690,689	$1,601,750	$1,545,476	$1,447,486	$1,327,933

Shareholders’ Equity(a)	(506,590)	23,003	(139,274)	(140,643)	45,470	337,302
Total Liabilities and Shareholders’ Equity	$2,383,866	$1,713,692	$1,462,475	$1,404,833	$1,492,956	$1,665,235

(a)	Benefit of gain from debt cancellation reduced by $50 million due to accural of 2016 Deferred Cash Payment and 2017 Deferred Cash Payment as liabilities at face value.

PROJECTED CASH FLOW STATEMENT
	FYE December 31,
(US $ in thousands)	2015	2016P	2017P	2018P	2019P

OPERATING ACTIVITIES
Net Income	$(999,612)	$354,747	$(13,057)	$173,255	$277,690
Depreciation and Amortization	339,268	209,689	142,102	128,296	130,749
Loss on Impairment	1,181,358	-	-	-	-
(Gain) on Disposal of Assets	(13,217)	-	-	-	-
(Gain)/Loss on Repurchase of Senior Notes & Cancellation of Interest	(4,345)	(622,788)	(20,000)	(30,000)	-
Deferred Income Taxes	(61,870)	-	-	-	-
Changes in Working Capital & Other	(5,941)	175,826	(45,936)	(5,001)	(4,737)
Total Operating Activities	$435,641	$117,474	$63,108	$266,550	$403,702

INVESTING ACTIVITIES
Capital Expenditures	$(202,909)	$(82,500)	$(78,776)	$(118,776)	$(112,576)
Proceeds from Sale of Assets	30,816	-	-	-	-
Cash From in Other Investing Activities	(2,185)	-	-	-	-
Total Investing Activities	$(174,278)	$(82,500)	$(78,776)	$(118,776)	$(112,576)

FINANCING ACTIVITIES
Change in Debt	$474,787	$(542,234)	$(6,500)	$(50,437)	$(87,579)
Sale Leaseback Principal Amortization	(28,853)	(56,640)	(49,053)	(33,919)	(36,208)
Total Financing Activities	$445,934	$(598,874)	$(55,553)	$(84,356)	$(123,787)

Total Change in Cash	$707,297	$(563,900)	$(71,221)	$63,418	$167,340

B.	Assumptions to the Projections

1.	Note on Revision of Projections

Since the filing of the initial draft Disclosure Statement on February 14, 2016, the Debtors have revised certain assumptions underlying the Projections to reflect recent market developments including volatility in commodity prices, corresponding behavior of producers and additional information from customers.

Since January 1, Brent oil prices have fluctuated more than 40%, entering the year at $37.28, falling to a low of $27.88 on January 20 and closing at $39.53 on March 14.  This rapid drop in prices heightened producers’ uncertainty around the outlook for 2016.  Some producers have announced significantly reduced capital budgets.  Credit rating agencies have revised their outlook for producers and drilling companies since the beginning of the year.  Since February 3, Moody’s has downgraded 53 E&P companies, with 23 companies being downgraded three to five notches.  On February 29, Moody’s also downgraded all six investment grade offshore drillers three to five notches.

Paragon has recently seen customers react to the worsening outlook.  Negotiations with ADMA-OPCO, a customer in the United Arab Emirates, to extend the term of existing contracts in exchange for a reduction in dayrate (known as a “blend and extend”), resulted in greater than expected rate reductions on two rigs.  Certain anticipated rig contracts in Mexico in 2016 are now unlikely as Pemex announced a planned capex cut of up to $5.5 billion on February 29.  In the announcement, Pemex also noted that it would take no new jack-ups during 2016.  Other customers have also exhibited increased hesitance to commit to near-term contracts despite earlier plans to do so.

In addition, the revised Projections incorporate updated assumptions regarding the timing and amount of optional and mandatory prepayments of indebtedness during the forecast period.  The net effect of these revised prepayment assumptions is to reduce total indebtedness at the end of the forecast period by approximately $70 million, including a reduction in the balance of the term loans under the Amended and Restated Credit Agreement (the Revolving Credit Facility) of approximately $125 million and an increase in the balance of the existing secured term loan of approximately $55 million, as compared to the original Projections filed on February 14, 2016.

2.	General Assumptions

Overview.  Paragon Parent, along with its Debtor and non-Debtor subsidiaries, contracts standard and high specification offshore drilling rigs on a dayrate basis to leading national, international, and independent oil and gas companies.  The Debtors principally operate in Mexico, Brazil, the North Sea, Africa, the Middle East, and India.

Presentation.  The Projections are presented on a consolidated basis, including estimates of operating results for Debtor and non-Debtor entities, combined.

Methodology.  In developing the Projections, the Debtors reviewed their fleet’s current contracted status and made an assessment of whether or not these contracts were likely to continue and an assessment of future speculative contracts.  The forecast was developed on an individual rig basis and the Debtors evaluated the likelihood of each of their rigs being utilized over the forecast period.

Plan Consummation.  The Projections assume that the Plan will be confirmed or consummated on or about June 30, 2016.

3.	Assumptions With Respect to the Projected Income Statement

Revenues.  In the Projections, revenues are forecasted by rig based on expected dayrates, utilization and operating efficiency for existing contracts and future speculative contracts.

Operating Costs.  Operating costs are projected based on historical daily regional operating costs (adjusted for cost reduction efforts) and expected utilization of each rig based on current contracts and expectations regarding future speculative contracts.

General and Administrative.  General and administrative costs (“G&A”) are primarily comprised of labor costs and other expenses associated with the Debtors’ corporate overhead.  The amount of G&A is based on historical G&A costs, adjusted for cost reduction efforts.

Depreciation and Amortization.  Depreciation and amortization reflects the anticipated depreciation and amortization of the existing fleet, based on current net book values.

Interest Expense.  Interest expense post-emergence is forecasted based on the Amended and Restated Credit Agreement and Secured Term Loan, as more fully described in the Plan and the exhibits thereto.

Income Tax (Expense) Benefit.  Income tax is estimated based on the jurisdictional mix of Debtors’ projected revenue.

Restructuring Expenses.  Restructuring Expenses include costs related to the recapitalization process, including but not limited to professional fees, claims administration and other items.  Estimated amounts are based on the terms of contracts and historical precedent.

4.	Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows

Working Capital.  Working capital assumptions are based on historical days sales outstanding and historical days payable as well as historical levels of prepaid and other current assets and current liabilities.

Pro Forma Adjustments Related to Emergence.  The June 2016 Balance Sheet included in the Projections presents a pro forma view of June 2016, assuming the effect of certain adjustments related to the Debtors’ emergence from bankruptcy in accordance with the terms of the Plan.  These adjustments primarily relate to the paydown and conversion of the Revolving Credit Facility to a term debt facility and the corresponding change in interest rates on the term debt facility as well as the payoff of the Senior Notes for cash and a portion of the Debtors’ equity.  The value of contingent payments for accounting purposes is to be determined.  For the purposes of the Projections, the 2016 Deferred Cash Payment and 2017 Deferred Cash Payment potentially owed to the Senior Notes are respectively included in the “Other Current Liabilities” and “Deferred Taxes and Other” accounts on the pro forma balance sheet at face value, and subsequently reduce the gain recognized on the repurchase of Senior Notes in 2016 on the income statement.

The Projected Balance Sheet lists a pro forma amount of liabilities for June 2016 relating to the Secured Term Loan Agreement in the amount of $609,703,000.  The $609,703,000 figure is lower than the outstanding principal amount of the Secured Term Loan Facility Obligations ($641,875,000) reflected in the Adequate Protection Order because the $609,703,000 figure does not reflect (i) the portion of the term loan accounted for as current maturities of long term debt, (ii) unamortized original issue discount, (iii) the projected excess cash flow sweep payment, and (iv) projected quarterly amortization payments for the first and second quarters of 2016.

Capital Expenditures.  Projections for capital expenditures were prepared with consideration of the needs of Debtor’s fixed assets.  Capital expenditures primarily relate to sustaining capital needs to maintain each rig in proper working condition as well as capital required for customer related upgrades and other shipyard projects and repairs, including the requirements of special periodic surveys on each rig.  Capital expenditures also include capitalized corporate expenditures such as certain information technology expenditures required to maintain Debtors’ information technology equipment and software.

Optional and Mandatory Prepayments of Indebtedness.  Forecast debt repayments and subsequent debt balances reflect the mandatory prepayments and amortization payments required under the Amended and Restated Credit Agreement Term Sheet, the Secured Term Loan Agreement and the Prospector Leases, as well as the Debtor’s estimates of optional prepayments of indebtedness it will make during the course of the Projection Period.

VIII.
VALUATION ANALYSIS

A.	Estimated Reorganization Valuation of the Debtors

The Debtors have been advised by Lazard Frères & Co. LLC (“Lazard”) with respect to the reorganization value of the Reorganized Debtors on a going concern basis.

Solely for purposes of the Plan, the estimated range of a reorganization value of the Reorganized Debtors was assumed to be approximately $1,650 million to $2,075 million (with a midpoint estimate of approximately $1,863 million) as of an assumed Effective Date of June 30, 2016.  The valuation analysis herein is based on information as of March 14, 2016 and is based on the Projections for the Projection Period.  For purposes of this valuation, it has been assumed that no material changes that would affect value occur between March 14, 2016 and the assumed Effective Date.  Lazard’s estimate of a range of reorganization values does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

THE ASSUMED RANGE OF THE REORGANIZATION VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF JUNE 30, 2016, REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF THE DEBTORS AVAILABLE TO LAZARD AS OF MARCH 14, 2016.  IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S CONCLUSIONS, LAZARD DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.

Based upon the assumed combined range of the reorganization value of the Reorganized Debtors of between $1,650 million and $2,075 million and assumed net debt of $1,120 million (assuming a debt balance of $1,408 million and a pro forma cash balance of $288 million as of June 30, 2016), Lazard has employed an imputed estimate of the range of equity value for the Reorganized Debtors between approximately $530 million and $955 million, with a midpoint estimate of $742 million.

The assumed range of reorganization value was based on the Projections for the Projection Period, as set forth previously.

LAZARD DID NOT INDEPENDENTLY VERIFY THE PROJECTIONS IN CONNECTION WITH LAZARD’S ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH.  ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE.  IN THE CASE OF THE REORGANIZED DEBTORS, THE ESTIMATES OF THE REORGANIZATION VALUE PREPARED BY LAZARD REPRESENT THE HYPOTHETICAL REORGANIZATION VALUE OF THE REORGANIZED DEBTORS.  SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION OF THE PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER.  SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED REORGANIZATION VALUE OF THE REORGANIZED DEBTORS THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS.  AS A RESULT, THE ESTIMATE OF THE RANGE OF THE REORGANIZATION ENTERPRISE VALUE OF THE REORGANIZED DEBTORS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN.  BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, LAZARD, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY.  IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT.  ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

Lazard assumed that the Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors.  The estimated Enterprise Value and Equity Value ranges assume the Reorganized Debtors will achieve their Projections in all material respects, including revenue growth, EBITDA margins, and cash flows as projected.  If the business performs at levels below or above those set forth in the Projections, such performance may have a materially negative or positive impact, respectively, on Enterprise Value and Equity Value.  In estimating the Enterprise Value, Lazard: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods, which is limited; (b) reviewed certain internal financial and operating data of the Debtors, including the Projections; (c) discussed the Debtors’ operations and future prospects with the senior management team and third-party advisors; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally relevant in analyzing the value of the Reorganized Debtors; (e) considered certain economic and industry information relevant to the operating businesses; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.  Lazard assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management as well as publicly available information.

The estimated Enterprise Value and Equity Value do not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan.  Lazard has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be on issuance at any time.  The estimated Enterprise Value and Equity Value of the Reorganized Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

Based on the Debtors’ and their tax professionals’ tax analysis, the Reorganized Debtors do not expect to have significant tax attributes following the reorganization.  Lazard did not estimate the value of any tax attributes nor did it estimate the impact of any cancellation of indebtedness income on the Reorganized Debtors’ projections.  Any changes to the assumptions on the availability of tax attributes or the impact of cancellation of indebtedness income on the Reorganized Debtors’ projections could materially impact Lazard’s valuation analysis.

THE ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DETERMINED BY LAZARD REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS.  THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF REORGANIZED DEBTORS ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE.  ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION
EQUITY VALUE RANGE FOR THE REORGANIZED DEBTORS ASSOCIATED WITH LAZARD’S VALUATION ANALYSIS.

LAZARD IS ACTING AS INVESTMENT BANKER TO THE COMPANY, AND WILL NOT BE RESPONSIBLE FOR AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL OR OTHER SPECIALIST ADVICE.

IX.
TRANSFER RESTRICTIONS AND CONSEQUENCES
UNDER FEDERAL SECURITIES LAWS

The issuance of and the distribution under the Plan of the Parent Ordinary Shares, the 2016 Deferred Cash Payment, and the 2017 Deferred Cash Payment will be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code.  These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash or property.  Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions.  Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisers as to the availability of the exemption provided by Rule 144.

In any case, recipients of new securities issued under the Plan are advised to consult with their own legal advisers as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Listing.  After the consummation of the Plan, the Debtors intend to seek listing of the Parent Ordinary Shares on the New York Stock Exchange or NASDAQ.  No assurances can be given that the Debtors will be successful in obtaining such listing.

Legends.  To the extent certificated, certificates evidencing the Parent Ordinary Shares, the 2016 Deferred Cash Payment, and the 2017 Deferred Cash Payment held by holders of 10% or more of the Parent Ordinary Shares will bear a legend substantially in the form below:

[THE ORDINARY SHARES] [NOTES] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS PARAGON OFFSHORE PLC RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

X.
CERTAIN TAX CONSEQUENCES OF THE PLAN

A.	Certain U.S. Federal Income Tax Consequences of the Plan

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of certain Claims.  This discussion does not address the U.S. federal income tax consequences to holders of Claims who are unimpaired or deemed to reject the Plan other than holders of Secured Term Loan Claims.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect).  The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties.  The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions.

This summary does not address foreign, state, or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., non-U.S. taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold their Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax or the “Medicare” tax on net investment income, and persons whose Claims are part of a straddle, hedging, constructive sale, or conversion transaction).  In addition, this discussion does not address the Foreign Account Tax Compliance Act or U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the term loans under the Amended and Restated Credit Agreement or Parent Ordinary Shares in the secondary market.

This discussion assumes that the Revolving Credit Agreement Claims, term loans under the Amended and Restated Credit Agreement, Senior Notes Claims and Parent Ordinary Shares are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code and, unless otherwise indicated below, that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances.  You are urged to consult your tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Plan.

1.	Consequences to the Debtors

Only one of the Debtors, Paragon Offshore Holdings US Inc., a Delaware corporation and the common parent of a U.S. tax consolidated group (“Paragon US Group”), is required to file a U.S. federal income tax return.  Paragon Offshore Drilling LLC, a Delaware limited liability company, is wholly-owned by Paragon Offshore Holdings US Inc. and is a disregarded entity for U.S. federal income tax purposes.  Paragon Leonard Jones LLC and Paragon Drilling Services 7 LLC, are each a Delaware limited liability company wholly-owned directly or indirectly by a foreign debtor entity, and are disregarded entities for U.S. federal income tax purposes, with no U.S. operations.

Section 382 of the Tax Code generally applies an annual limitation to the utilization of pre-existing net operating loss carryforwards and other tax attributes of a corporation that undergoes a more than 50% change (directly or indirectly) in its stock ownership over a three-year testing period.   It is possible that an ownership change of the Paragon US Group may occur either as a result of the implementation of the Plan (in combination with prior change in the stock ownership of Paragon Parent as of the Effective Date) or as a result of subsequent changes in the stock ownership of Paragon Parent.  The Debtors do not expect that, as of the Effective Date, the Paragon US Group will have a material amount of net operating loss carryforwards, although it is possible that the Paragon US Group could have an net unrealized built-in loss (such that a portion of future deductions would be subject to limitation if an ownership change were to occur).  However, based on existing IRS guidance, the Debtors do not believe that, as of the Effective Date, the amount of net unrealized built-in loss would be material.  Nevertheless, there is no assurance that the IRS would not take a contrary position.  The Paragon US Group is not otherwise expected to have any material adverse U.S. federal income tax consequences as a result of the implementation of the Plan.

2.	Consequences to U.S. Holders of Revolving Credit Agreement Claims, Secured Term Loan Claims, and Senior Notes Claims

This summary discusses the U.S. federal income tax consequences to holders of Revolving Credit Agreement Claims, Secured Term Loan Claims, and Senior Notes Claims who are U.S. Holders and does not discuss tax consequences for those who are not U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of Revolving Credit Agreement Claims, term loans under the Amended and Restated Credit Agreement, Senior Notes Claims or Parent Ordinary Shares, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) (A) a court within the United States is able to exercise primary jurisdiction over its administration and (B) one or more U.S. persons have authority to control all of its substantial decisions, or (ii) if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement taxable as a partnership for U.S. federal income tax purposes holds Revolving Credit Agreement Claims, term loans under the Amended and Restated Credit Agreement, Secured Term Loan Claims, Senior Notes Claims or Parent Ordinary Shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership.  If you are a partner in such a partnership holding any of such instruments, you are urged to consult your tax advisor.

(a)	U.S. Holders of Secured Term Loan Claims

Pursuant to the Plan, holders of Secured Term Loan Claims will have their Allowed Claims reinstated, meaning that, among other things, the Debtors will reinstate the maturity date of the debt underlying the Secured Term Loan Claims, cure past defaults (that are unrelated to the Chapter 11 case and the financial condition of the Debtors), reimburse costs and otherwise leave unaltered the legal, equitable or contractual rights to which the holders are entitled prior to the Effective Date.

For U.S. federal income tax purposes, the modification of a debt instrument can give rise to a deemed exchange, whereby (among other things) gain or loss is realized, if the modified debt instrument undergoes a “significant modification.”   The applicable U.S. Treasury Regulations concerning modification of debt instruments generally provide that a deemed exchange occurs when, based on all the facts and circumstances and taking into account all changes in the terms of the debt instrument collectively (other than certain specified changes), the legal rights or obligations that are altered, and the degree to which they are altered, are economically significant.  The Debtors believe that the reinstatement of the debt underlying the Secured Term Loan Claims should not be treated as a “significant modification” of the debt underlying the Secured Term Loan Claims.  Consequently, holders of Secured Term Loan Claims are not expected to have any material adverse U.S. federal income tax consequences from a deemed exchange of the debt underlying such Claims as a result of the implementation of the Plan.  After reinstatement of the Secured Term Loan Claims, holders will be treated for U.S. federal income tax purposes as owning the same debt instruments as they held prior to reinstatement.  The U.S. federal income tax treatment to holders of Secured Term Loan Claims of any payments to cure past defaults or reimburse costs will be based on how the holders previously reported such defaults and costs for U.S. federal income tax purposes.  Each holder of Secured Term Loan Claims is urged to consult its tax advisor concerning the U.S. federal income tax consequences of the implementation of the Plan.

(b)	Holders of Revolving Credit Agreement Claims

Pursuant to the Plan, and in full satisfaction of their Allowed Claim, holders of Revolving Credit Agreement Claims will receive a cash payment and a term loan under the Amended and Restated Credit Agreement for the remaining amount set forth in the Plan.

(i)	Treatment of the Revolving Credit Agreement Claims

The receipt of cash and a term loan under the Amended and Restated Credit Agreement (term loans under the Amended and Restated Credit Agreement are hereafter referred to as the “term loan obligations”) in exchange for Revolving Credit Agreement Claims will be a fully taxable transaction to holders.  Accordingly, in general, a U.S. Holder of a Revolving Credit Agreement Claim will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of any cash and (B) the issue price (as defined below) of the term loan obligations received in satisfaction of its Claim (other than any consideration received in respect of a Claim for accrued but unpaid interest and possibly accrued original issue discount (“OID”)), and (ii) the holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID).  See 2.e.— “Character of Gain or Loss,” below.  A U.S. Holder of a Claim will have interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income.  See 2.d.— “Distributions in Discharge of Accrued Interest,” below.

A U.S. Holder’s tax basis in the term loan obligations received in respect of its Claim on the Effective Date should equal their issue price.  The U.S. Holder’s holding period in such term loan obligations should begin on the day following the Effective Date.

The “issue price” of any term loan obligations under the Plan depends on whether, at any time during the 31-day period ending 15 days after the Effective Date, such term loan obligations or the Revolving Credit Agreement Claims are considered traded on an “established market.”  Pursuant to applicable U.S. Treasury regulations, an “established market” need not be a formal market.  It is sufficient if there is a readily available sales price for an executed purchase or sale of the term loan obligations or Revolving Credit Agreement Claims, or if there is one or more “firm quotes” or “indicative quotes” for such term loan obligations or Revolving Credit Agreement Claims, in each case as such terms are defined in applicable U.S. Treasury regulations.  If the term loan obligations received are considered traded on an established market, their issue price for U.S. federal income tax purposes will equal their fair market value as of the Effective Date.  If the term loan obligations are not considered traded on an established market but the Revolving Credit Agreement Claims are so treated, the issue price of the term loan obligations for U.S. federal income tax purposes will be based on the fair market value of the Revolving Credit Agreement Claims (with appropriate adjustments, such as for the amount of cash received, if any).  If neither instrument is treated as traded on an established market, the issue price of the term loan obligations for U.S. federal income tax purposes generally will be their stated principal amount.  If Paragon Parent determines that either the term loan obligations or Revolving Credit Agreement Claims are traded on an established market, such determination and Paragon Parent’s determination of issue price will be binding on a U.S. Holder unless such holder discloses, on a timely-filed U.S. federal income tax return for the taxable year that includes the Effective Date that such holder’s determination is different from Paragon Parent’s determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value.

(ii)	Ownership of the Term Loan Obligations

It is possible that the term loan obligations may be treated as “contingent payment debt instruments” under the applicable U.S. Treasury regulations due to the provision in the Amended and Restated Credit Agreement requiring the early repayment of principal upon the occurrence of certain contingencies.  Because the contingencies requiring an early repayment are remote as to likelihood, relate to the payment of an amount that is incidental relative to the total expected amount of remaining payments under the Amended and Restated Credit Agreement and/or are within the control of the Debtors, the Debtors do not intend to treat the term loan obligations as (and the following discussion assumes such term loan obligations are not) contingent payment debt instruments under such U.S. Treasury regulations and, instead, will treat such term loan obligations as described below under (A)—“Payments of Stated Interest on the Term Loan Obligations” and (B)—“Accrual of Original Issue Discount on the Term Loan Obligations.”  However, the Debtors’ treatment of the term loan obligations is not binding on the IRS.  Furthermore, since their issuance more than a decade ago, such U.S. Treasury regulations have reserved a place for the possible issuance of special rules with respect to the treatment of payments that are contingent only as to timing.  As a result, there remains some uncertainty as to the required treatment of such contingencies, and there can be no assurance that the IRS will not take a contrary position to that described above.  Accordingly, each holder of Revolving Credit Agreement Claims is urged to consult its tax advisor regarding the possible application of the rules under the contingent payment debt instrument U.S. Treasury regulations to the term loan obligations.

(A)  Payments of Stated Interest on the Term Loan Obligations.  Payments of stated interest on the term loan obligations generally should be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting).

(B)  Accrual of Original Issue Discount on the Term Loan Obligations.  The term loan obligations may be treated as issued with OID.  A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” (as described in the preceding section, 2.b.i., above) by more than a de minimis amount.  A term loan obligation’s “stated redemption price at maturity” for this purpose would include all principal and interest payable over the term of the term loan obligation, other than “qualified stated interest,” i.e., stated interest that is unconditionally payable at least annually at a constant rate in cash or property (other than debt of the issuer).  The stated interest payable on the term loan obligations should be considered qualified stated interest for this purpose.

If the term loan obligations are issued with OID, the holder of a term loan obligation generally will be required to include OID in gross income as it accrues over the term of the loan in accordance with a constant yield-to-maturity method, regardless of whether the U.S. holder is a cash or accrual method taxpayer, and regardless of whether and when the holder receives cash payments of interest on the obligation.  Accordingly, a holder could be treated as receiving interest income in advance of a corresponding receipt of cash.  Any OID that a holder includes in income will increase the holder’s adjusted tax basis in the term loan obligation.  A U.S. holder generally will not be required to include separately in income cash payments (other than in respect of qualified stated interest) received on the term loan obligation; instead, such payments will reduce the holder’s adjusted tax basis in the term loan obligation by the amount of the payment.

The amount of OID includible in income for a taxable year by a U.S. holder generally equals the sum of the daily portions of OID that accrue on a term loan obligation for each day during the taxable year on which such holder holds the term loan obligation, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes.  The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period.  The amount of OID that will accrue during an accrual period is the product of the “adjusted issue price” of the term loan obligation at the beginning of the accrual period multiplied by the yield to maturity of the term loan obligation less the amount of any qualified stated interest allocable to such accrual period.  The “adjusted issue price” of a term loan obligation at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the term loan obligation in all prior accrual periods, and decreased by any payments made during all prior accrual periods on the term loan obligation other than qualified stated interest.

The rules regarding the determination of issue price and OID are complex, and the OID rules described above may not apply in all cases.  Accordingly, each holder of Revolving Credit Agreement Claims is urged to consult its tax advisor regarding the possible application of the OID rules to the term loan obligations.

(c)	Holders of Senior Notes Claims

Pursuant to the Plan, and in full satisfaction of their respective Allowed Senior Notes Claim, holders of Senior Notes Claims will receive Parent Ordinary Shares, a cash payment, the right to receive a portion of the 2016 Deferred Cash Payment (such right, a “2016 Deferred Cash Payment Right”) and the right to receive a portion of the 2017 Deferred Cash Payment (such right, a “2017 Deferred Cash Payment Right” and, in the aggregate, together with the 2016 Deferred Cash Payment Rights, the “Deferred Cash Payment Rights”).

(i)	Treatment of the Senior Notes Claims

The U.S. federal income tax consequences of the Plan to a U.S. Holder of Senior Notes Claims depends, in part, on whether the holder’s Claim constitutes a “security” of Paragon Parent for U.S. federal income tax purposes.  If a Senior Notes Claim does not constitute a security of Paragon Parent, then the receipt of Parent Ordinary Shares, cash and Deferred Cash Payment Rights in satisfaction of the Claim in accordance with the Plan will be treated as a fully taxable transaction, with the consequences described below under (A)—“Fully Taxable Exchange.”  If, on the other hand, a Senior Notes Claim constitutes a security of Paragon Parent, then the receipt of Parent Ordinary Shares, cash and Deferred Cash Payment Rights in satisfaction of the Claim in accordance with the Plan should be treated as part of a “reorganization” for U.S. federal income tax purposes, with the consequences described below under (B)—“Reorganization Treatment.”

The term “security” is not defined in the Tax Code or in the U.S. Treasury regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not.  One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities.  Each holder of Senior Notes Claims is urged to consult its tax advisor regarding the appropriate status for U.S. federal income tax purposes of its Senior Notes Claims.

(A)  Fully Taxable Exchange.  In general, if a Senior Notes Claim does not constitute a “security” for U.S. federal income tax purposes, the holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of cash and (B) the aggregate fair market value (as of the Effective Date) of the Parent Ordinary Shares and the Deferred Cash Payment Rights received in satisfaction of its Claim (other than any consideration received in respect of a claim for accrued but unpaid interest and possibly accrued OID), and (ii) the holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID).  See 2.e.— “Character of Gain or Loss,” below.  A U.S. Holder of a Senior Notes Claim will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income.  See 2.d.— “Distributions in Discharge of Accrued Interest,” below.

In the case of a taxable exchange, a U.S. Holder’s tax basis in Parent Ordinary Shares and Deferred Cash Payment Rights received in respect of its Senior Notes Claim on the Effective Date should equal the fair market value of such Parent Ordinary Shares and Deferred Cash Payment Rights on the Effective Date.  The U.S. Holder’s holding period in such Parent Ordinary Shares should begin on the day following the Effective Date.

(B)  Reorganization Treatment.  The classification of an exchange as a “reorganization” for U.S. federal income tax purposes generally serves to defer the recognition of any gain or loss by the holder. However, a U.S. Holder generally is still required to recognize any gain to the extent the holder receives “boot” in the reorganization exchange, i.e., consideration other than stock or “securities” of the exchanging company.  Accordingly, a U.S. Holder of Senior Notes Claim generally will not recognize any loss upon the exchange, but will recognize any gain (computed as described in the preceding section) to the extent of the amount of cash and the aggregate fair market value as of the Effective Date of the Deferred Cash Payment Rights (namely, the “boot”) received by the U.S. Holder in the exchange in respect of its Senior Notes Claim.  In addition, even within an otherwise tax-free reorganization, a U.S. Holder will have taxable interest income to the extent of any consideration allocable to accrued but unpaid interest not previously included in income.  See 2.d.— “Distributions in Discharge of Accrued Interest,” below.

In a reorganization exchange, a U.S. Holder’s aggregate tax basis in Parent Ordinary Shares received will equal such holder’s aggregate adjusted tax basis in the Senior Notes Claims exchanged therefor, increased by any gain or interest income recognized in the exchange and decreased by the amount of boot received in the exchange.  The U.S. Holder’s holding period in Parent Ordinary Shares received will include its holding period in the Secured Notes Claims exchanged therefor, except to the extent received in respect of accrued but unpaid interest.

(ii)	Ownership of Deferred Cash Payment Rights

The U.S. federal income tax treatment of the Deferred Cash Payment Rights is uncertain.  Although such rights may be denominated in form as a “note,” due to the potential that no amount may ultimately be payable in respect of such rights, the Debtors believe – and the following discussion assumes – that such rights are more appropriately viewed as a separate contractual property right, and not as indebtedness.

Each Deferred Cash Payment Right provides for a single cash payment upon the satisfaction of the applicable earnings condition.  In general, the amount of such payment up to a holder’s tax basis in the underlying Deferred Cash Payment Right (which tax basis should be the fair market value of such Deferred Cash Payment Right as of the Effective Date) should be treated as a non-taxable return of the holder’s tax basis in such Deferred Cash Payment Right.  It is possible, though not certain, that amounts received in excess of basis may be treated as ordinary income, in contrast to gain from the disposition of the Deferred Cash Payment Right.  Moreover, a portion of the payment received should be treated as imputed interest income under Section 483 of the Tax Code (assuming the payment is made more than 6 months after the Effective Date).  To the extent a holder does not ultimately recover its tax basis in a Deferred Cash Payment Right, the holder should be entitled to a loss, which loss might be a capital loss.

Upon a sale or other disposition of a Deferred Cash Payment Right, a holder generally should recognize gain or loss equal to the difference between (1) the sum of (A) the amount of any cash received upon such sale or exchange and (B) the fair market value of any property received upon such sale or exchange (less any amount treated as interest income, as described below) and (2) the holder’s tax basis in the Deferred Cash Payment Right.  Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder has held the Deferred Cash Payment Right for more than one year.  Although not entirely clear, it is possible that a portion of the amount received by a holder upon the sale or other disposition of a Deferred Cash Payment Right may be treated as interest income (taxable as ordinary income) under Section 483 of the Tax Code.

The Debtors do not intend to seek a ruling from the IRS regarding the U.S. federal income tax treatment of the Deferred Cash Payment Rights.  Accordingly, it is possible that the IRS might successfully take positions different than as described above.  In addition, it is possible that the IRS may treat, for U.S. federal income tax purposes, any amounts received under a Deferred Cash Payment Rights as an additional payment on the Senior Notes Claims rather than as a separate property right (other than any portion treated as imputed interest under section 483 of the Tax Code), instead of taking into account the fair market value of such rights on the Effective Date.  If so treated, any loss and a portion of any gain realized by a holder with respect to their Senior Notes Claim may be deferred until such time as such holder has received its final payment under the Deferred Cash Payment Rights.  Each holder is urged to consult its tax advisor concerning the U.S. federal income tax treatment of the Deferred Cash Payment Rights.

(iii)	Ownership and Disposition of Parent Ordinary Shares

(A)  General Treatment.  The following discussion is qualified in part by the discussion in the next section regarding the possible treatment of Paragon Parent as a passive foreign investment company (“PFIC”) or a controlled foreign corporation (“CFC”).

Distributions on Parent Ordinary Shares.  In general, any cash distributions with respect to the Parent Ordinary Shares will be treated as a taxable dividend to the extent paid out of Paragon Parent’s current or accumulated earnings and profits as determined under U.S. federal income tax principles (“earnings and profits”), and will be includible by the U.S. Holder as ordinary income when received.  To the extent the amount of any distribution exceeds available earnings and profits with respect to such distribution, the excess will be applied against and will reduce the U.S. Holder’s adjusted tax basis (on a dollar-for-dollar basis) in respect of the Parent Ordinary Shares as to which the distribution was made, but not below zero.  Any remaining excess will be treated as gain from the sale or exchange of Parent Ordinary Shares, with the consequences discussed below (see “Disposition of Parent Ordinary Shares,” below).  The Debtors do not expect that Paragon Parent will keep record of its earnings and profits in accordance with U.S. federal income tax principles.  Therefore, U.S. Holders should expect that a cash distribution on Parent Ordinary Shares will generally be treated as a dividend.

Any such taxable dividends received by a U.S. Holder will not be eligible for the “dividends received deduction” for corporate U.S. Holders.  Any such taxable dividends will be eligible for reduced rates of taxation as “qualified dividend income” for non-corporate U.S. Holders if they are received at a time when (i) the Parent Ordinary Shares are readily tradable on an established securities market in the United States (including, e.g., being listed on the NYSE or NASDAQ) or (ii) Paragon Parent is eligible for the benefits of a comprehensive income tax treaty with the United States which the Secretary of the U.S. Treasury has determined is satisfactory and which includes an exchange of information program (including, e.g., as of the date hereof, the Convention between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital Gains).  Otherwise, such taxable dividends will not be eligible for reduced rates of taxation as “qualified dividend income.”

The Debtors intend to seek listing of the Parent Ordinary Shares on the NYSE or NASDAQ upon consummation of the Plan (see XI.D.1.—“Market for Securities,” hereof). However, no assurance can be given that the Debtors will be successful with such listing or that Paragon Parent will qualify for the benefits of a comprehensive income tax treaty as described above.  Accordingly, each U.S. Holder is urged to consult its tax advisor regarding whether taxable dividends received by such U.S. Holder will be eligible for qualified dividend income treatment.

Disposition of Parent Ordinary Shares.  Unless a nonrecognition provision applies and subject to the discussion below with respect to market discount (see 2.e.—“Character of Gain or Loss,” below), U.S. Holders generally will recognize capital gain or loss upon the sale or exchange of Parent Ordinary Shares in an amount equal to the difference between (i) the holder’s adjusted tax basis in its Parent Ordinary Shares held and (ii) the sum of the cash and the fair market value of any property received from such disposition.  Any such gain or loss generally should be long-term if the holder’s holding period for its Parent Ordinary Shares held is more than one year at that time.  A reduced tax rate on long-term capital gain may apply to non-corporate holders.  The deductibility of capital losses is subject to significant limitations.

Notwithstanding the foregoing, any gain recognized by a U.S. Holder upon a subsequent disposition of the Parent Ordinary Shares (or any stock or property received for such Parent Ordinary Shares in a later tax-free exchange) received in exchange for a Senior Notes Claim will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions incurred upon exchange or previously as a result of a holder’s write-down of the Senior Notes Claim, decreased by any income (other than interest income) recognized by the holder upon exchange of the Senior Notes Claim, and (ii) with respect to a cash-basis holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the holder’s Senior Notes Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

(B)  Possible Treatment of Paragon Parent as a Passive Foreign Investment Company or Controlled Foreign Corporation.  Paragon Parent or any of its subsidiaries may be classified as a PFIC for U.S. federal income tax purposes.  In general, a foreign corporation will be classified as a PFIC if (i) 75% or more of its gross income in a taxable year, including its pro rata share of the gross income of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which the foreign corporation is considered to own, directly or indirectly, 25% or more of the shares by value, is passive income, or (ii) at least 50% of its assets in a taxable year, averaged quarterly over the year and ordinarily determined based on fair market value and including its pro rata share of the assets of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which the foreign corporation is considered to own, directly or indirectly, 25% or more of the shares by value, produce, or are held for the production of, passive income.  Passive income for this purpose generally includes, among other items, interest, dividends, royalties, rents and annuities.  The Debtors do not expect that, as of the Effective Date, Paragon Parent or any of its subsidiaries will constitute a PFIC for U.S. federal income tax purposes.  There can be no assurance, however, that the IRS or a court will agree or that Paragon Parent or one of its subsidiaries will not be or later become a PFIC.  Each holders is urged to consult its tax advisor regarding whether Paragon Parent or any of its subsidiaries will constitute a PFIC for U.S. federal income tax purposes and, if so, the U.S. federal, state, local, and foreign tax consequences of holding Parent Ordinary Shares.

Paragon Parent or any of its subsidiaries may be classified as a CFC for U.S. federal income tax purposes.  In general, a foreign corporation will be classified as a CFC if more than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by “U.S. Shareholders.”  A “U.S. Shareholder,” for this purpose, is any U.S. person that possesses (directly, indirectly or by attribution) 10% or more of the combined voting power (generally the right to vote for directors of the corporation) of all classes of shares of a foreign corporation.  The Debtors do not expect that, as of the Effective Date, Paragon Parent or any of its subsidiaries will constitute a CFC for U.S. federal income tax purposes.  There can be no assurance, however, that Paragon Parent or one of its subsidiaries will not be or later become a CFC.  Each holder is urged to consult its tax advisor regarding whether Paragon Parent or any of its subsidiaries will constitute a CFC for U.S. federal income tax purposes and, if so, the U.S. federal, state, local, and foreign tax consequences of holding Parent Ordinary Shares.

Distributions on and Disposition of Parent Ordinary Shares if Paragon Parent is a PFIC.  Under the PFIC rules, if Paragon Parent was a PFIC for any taxable year during which a U.S. Holder holds Parent Ordinary Shares, Paragon Parent would continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which the U.S. Holder holds the Parent Ordinary Shares unless (i) Paragon Parent ceases to be a PFIC and (ii) the U.S. Holder makes a “deemed sale” election under the PFIC rules.  In general, if Paragon Parent is a PFIC for any taxable year during which a U.S. Holder holds Parent Ordinary Shares, any gain recognized by the U.S. Holder on a sale or other disposition of Parent Ordinary Shares, as well as the amount of an “excess distribution” (defined below) received by such U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for the Parent Ordinary Shares.  The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before Paragon Parent became a PFIC would be taxed as ordinary income.  The amounts allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed.  For purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on its Parent Ordinary Shares in a taxable year exceeds 125% of the average of the annual distributions on the Parent Ordinary Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter.  Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the Parent Ordinary Shares.  The Debtors do not intend to make available the information necessary for holders to make a “qualified electing fund” election with respect to their Parent Ordinary Shares.

The rules relating to PFICs are complex.  Each holder is urged to consult its tax advisor regarding whether Paragon Parent will constitute a PFIC and, if so, the U.S. federal, state, local, and foreign tax consequences of holding the Parent Ordinary Share.

Deemed Dividends and Actual Distributions on Parent Ordinary Shares if Paragon Parent is a Controlled Foreign Corporation.  If Paragon Parent is treated as a CFC for U.S. federal income tax purposes, a U.S. Shareholder of Paragon Parent would be treated, subject to certain exceptions, as receiving a deemed dividend at the end of the taxable year from Paragon Parent in an amount equal to that person's pro rata share of the “Subpart F income” of Paragon Parent to the extent of Paragon Parent's earnings and profits, as determined under U.S. federal income tax principles.  Such deemed dividend would be treated as income from sources within the United States for U.S. foreign tax credit limitation purposes to the extent that it is attributable to income of Paragon Parent from sources within the United States.  Among other items, and subject to certain exceptions, “Subpart F income” includes dividends, interest, annuities, gains from the sale or exchange of shares and securities, certain gains from commodities transactions, certain types of insurance income and income from certain transactions with related parties.  If a CFC's Subpart F income exceeds 70% of its gross income for a taxable year, the entire amount of the CFC's income for such taxable year will be treated as Subpart F income.

Any actual distributions made by Paragon Parent to a U.S. Holder will be taxable in the manner described in the preceding section “General Treatment,” to the extent that such amounts have not previously been included in income as a deemed dividend by such holder.

The rules relating to CFCs are complex.  Each holder is urged to consult its tax advisor regarding whether Paragon Parent will constitute a CFC and, if so, the U.S. federal, state, local, and foreign tax consequences of holding Parent Ordinary Shares.

(d)	Distributions in Discharge of Accrued Interest

In general, to the extent that any exchange consideration received pursuant to the Plan (whether cash, stock or other property) by a U.S. Holder of a Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  Conversely, a U.S. Holder may be entitled to recognize a deductible loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID.  Accordingly, it is also unclear whether, by analogy, a U.S. Holder of a Claim that does not constitute a “security” would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

The Plan provides that to the extent that any Allowed Secured Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will be allocated first to the principal amount (as determined for U.S. federal income tax purposes) of the Claim  and then to accrued but unpaid interest.  See Section 6.13 of the Plan.  There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.  You are urged to consult your tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest (including OID) and the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in gross income for U.S. federal income tax purposes.

(e)	Character of Gain or Loss

Generally, the gain or loss recognized by a U.S. Holder with respect to a Claim will be a capital gain or loss unless the Claim was acquired at a market discount, and depending on whether and the extent to which the holder previously claimed a bad debt deduction.  Any such capital gain or loss generally should be long-term if the holder’s holding period in the Claim is more than one year.

A U.S. Holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code.  In general, a debt instrument is considered to have been acquired with “market discount” if the holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount.  Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant yield basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued.  If a U.S. Holder of Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange but, if the exchange is a reorganization exchange, only up to the amount of gain that the holder recognizes in the exchange.

In the case of an exchange of Senior Notes Claims that qualifies as a reorganization exchange, the Tax Code indicates that any accrued market discount in respect of the Senior Notes Claims should not be currently includible in income under U.S. Treasury regulations to be issued.  Rather, such accrued market discount should carry over to any nonrecognition property received in exchange therefor (i.e., to Parent Ordinary Shares) and should be recognized as interest income upon a taxable disposition of such nonrecognition property.  Any gain recognized by a U.S. Holder upon a subsequent disposition of such Parent Ordinary Shares would be treated as ordinary income to the extent of any accrued market discount not previously included in income.  To date, specific U.S. Treasury regulations implementing this rule have not been issued.

(f)	Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding.  Backup withholding is not an additional tax.  Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS.  Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner.  Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions.  Information may also be required to be provided to the IRS concerning payments, unless an exemption applies.  You are urged to consult your tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

U.S. Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds.  You are urged to consult your tax advisor regarding these U.S. Treasury regulations and whether the contemplated transactions under the Plan would be subject to these U.S. Treasury regulations and require disclosure on your tax return.

The foregoing summary has been provided for informational purposes only.  Each holder of Claims is urged to consult its tax advisor concerning the U.S. federal, state, local, and other tax consequences applicable under the Plan.

B.	Certain U.K. Tax Consequences of the Plan

1.	Applicable Law

A release, partial release or cancellation of indebtedness (a “Release”) can give rise to a taxable receipt for a United Kingdom taxpayer debtor in certain circumstances, including where the indebtedness to be subject to a Release constitutes a “loan relationship” (very broadly, a transaction under which one party has lent money and the other party has incurred a money debt) of the debtor.  Credits and debits (in layman’s terms, these can be broadly equated with the concepts of taxable income and tax deductions, although technically the concepts are not wholly equivalent) arising for a company in respect of its loan relationships are taxed in accordance with generally accepted accounting treatment.  A Release would normally give rise to the recognition of a credit for accounting purposes in the accounts of the debtor company and, accordingly, a taxable credit in accordance with the UK’s loan relationship legislation.  However, this potential occasion of UK tax charge is subject to certain exceptions.  In the following, the UK Corporation Tax Act 2009 is referred to as the Taxes Act.

2.	Application to the Plan

The Taxes Act provides an exception for a Release that is not (i) a deemed release (“Deemed Release”), which arises where creditor rights are acquired for a consideration which is less than the carrying value of the corresponding liability in the debtor’s accounts by a company which is or becomes connected to a debtor or (ii) a release of relevant rights, which are rights acquired by a company prior to November 18, 2015 and which would, but for the application of certain exceptions, have given rise to a Deemed Release when acquired.  This exception only applies where, immediately before the release, it is reasonable to assume that, without the release, there would be a material risk that the company would become unable to pay its debts over the next 12 months.  The Debtors’ chapter 11 filing is, in our view, strong evidence that it is reasonable to assume that there is a material risk that the Debtors would, without the Releases of the debt obligations of Paragon Parent, become unable to pay their debts as they fall due at some point within the next 12 months.  On this basis, no taxable credit should arise to Paragon Parent under UK tax law in respect of the Releases of its debt obligations.  Notwithstanding the above, no assurance can be given that Her Majesty’s Revenue and Customs (“HMRC”) will accept that the circumstances necessary to rely on this exception apply in relation to such Releases such that the exception is available.

Additionally, some of the Releases of debt obligations of Paragon Parent under the Plan are occurring in exchange for ordinary shares in Paragon Parent being issued to Class 5 in partial satisfaction of the Senior Notes Claims.  As a result, another exception under the Taxes Act, for releases in consideration of shares forming part of the ordinary share capital of the debtor company, may apply.  This exception, however, may only apply to that portion of the loan relationship which is Released in exchange for such ordinary equity (and not for any portion for which other consideration – for example, cash – is given).  Given that shares are only part of the consideration given to Class 5 in satisfaction of the Senior Note Claims, and that other Classes involved in Releases of the debt obligations of Paragon Parent are not due to receive ordinary equity under the Plan, Paragon Parent does not intend to rely solely on this exception, as it may only provide partial relief from any potential charge to UK tax.

In addition, the Plan is likely to be a “statutory insolvency arrangement”, in which case a Release of the debt obligations of Paragon Parent should fall within another of the exceptions to the potential UK tax charge, preventing a taxable credit arising for UK tax purposes.  This is because it is an arrangement or compromise which is similar in effect to a scheme of arrangement under the Companies Act 2006 or a voluntary arrangement under the Insolvency Act 1986 (two of several types of procedure cited in the relevant “statutory insolvency arrangement” definition).  An additional similarity to a scheme of arrangement is that it is a court-approved procedure.  Notwithstanding the above, no assurance can be given that HMRC will agree that the Plan qualifies as an overseas equivalent of a UK “statutory insolvency arrangement.”

Of the remaining relevant exceptions under the Taxes Act, Paragon Parent would likely not be able to take advantage of the exception under the Taxes Act which applies to Releases that are the consequence of the making of a mandatory reduction instrument or a third country instrument or the exercise of a stabilisation power under Part I of the UK’s Banking Act 2009.  There is an additional exception which applies to Releases taking place in a period where the debtor company is in an insolvency procedure (e.g., an “insolvent liquidation” or “insolvent administration,” as described in the Taxes Act), but, it may be that the Debtors do not fall within the technical definition of “insolvent” for the purposes of the UK’s insolvency legislation; if they are not, the exception would not be available.

The foregoing summary has been provided for informational purposes only.  Each holder of Claims is urged to consult its tax advisor concerning the U.K. and other tax consequences applicable under the Plan.

XI.
CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto.  The factors below should not be regarded as the only risks associated with the Plan or its implementation.  Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement.  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.	Certain Bankruptcy Law Considerations

1.	General

While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case.  Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed.  Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ business.  Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers and employees.  The proceedings will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.	Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes.  Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all Voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan.  If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

The Plan provides that the Debtors will reinstate and render unimpaired all or a portion of the Allowed Secured Term Loan Claims (Class 4) pursuant to section 1124 of the Bankruptcy Code.  Holders of the Allowed Secured Term Loan Claims may challenge Reinstatement and unimpairment by contending, among other things, that the Debtors have defaulted on their obligations under the Allowed Secured Term Loan Agreement and, therefore, Reinstatement and unimpairment is not permitted under section 1124 of the Bankruptcy Code.  The Debtors maintain that no events of default have occurred that would prevent Reinstatement and unimpairment.  Because the Plan is contingent on Reinstatement and unimpairment, failure to reinstate the Allowed Secured Term Loan Claims would require the Debtors to revise or abandon the Plan.  Moreover, if Reinstatement and unimpairment does not occur, the Debtors may not be able to secure adequate new financing, and the cost of any such new financing would likely be materially higher.

Holders of the Allowed Secured Term Loan Claims (Class 4) may also challenge the feasibility of the Plan by contending, among other things, that the Debtors’ Projections are not reasonable and that the Debtors will not have sufficient resources to make the principal and interest payments required under the Secured Term Loan Agreement.  The Debtors maintain that their Projections demonstrate that the Debtors will have sufficient liquidity to satisfy these obligations, and that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code because confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan.

3.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date.  If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’
obligations with respect to Claims and Interests would remain unchanged.

4.	Risk of Termination of the Plan Support Agreement

The Plan Support Agreement contains certain provisions that give the Requisite Revolver Lenders and the Requisite Noteholders the ability to terminate the Plan Support Agreement if various conditions are satisfied.  Should a termination event occur, all obligations of the parties to the Plan Support Agreement will terminate, except that any party’s termination solely with respect to itself will not result in the termination of the Plan Support Agreement with respect to any other party.  As noted above, termination of the Plan Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers.

5.	Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  See Section XIII hereof, as well as the Liquidation Analysis attached hereto as Exhibit E, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

6.	Secured Term Loan Agent’s Opposition to Confirmation

The Secured Term Loan Agent believes the Plan is unconfirmable and, in its objection to this Disclosure Statement, requested that the Debtors add the following language:

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan.  The Secured Term Loan Agent, on behalf of the Secured Term Loan Lenders, has advised the Debtors that it intends to challenge the confirmation of the Plan on a number of grounds, including that (i) the Plan does not satisfy the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code and (ii) the Plan improperly classifies and provides for disparate treatment of the Secured Term Loan Lenders and the Secured Revolving Lenders.  The Secured Term Loan Agent has advised the Debtors that it believes that the assumptions underlying the Debtors’ business plan and projections are not well grounded, are highly speculative and are contradicted by expert views of the market and industry.  As a result, Secured Term Loan Agent has advised the Debtors that it believes that the Bankruptcy Court will decline to confirm the Plan if it finds that the statutory requirements for confirmation have not been met, including the requirement that the Plan is not likely to be followed by liquidation or the need for further reorganization.

The Debtors disagree with the Secured Term Loan Agent’s arguments and believe that the Plan satisfies all requirements under section 1129 of the Bankruptcy Code.

7.	Market Volatility

In its objection to the Disclosure Statement, the Secured Term Loan Agent requested that the Debtors add a risk factor regarding the volatility of the oil and gas market.  The Debtors acknowledge that the value of their business is subject to many uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of their business.  In the future, the Debtors may, but are not required to, revise their Projections to reflect recent market developments, including volatility in commodity prices, corresponding behavior of producers and additional information from customers.

B.	Additional Factors Affecting the Value of the Reorganized Debtors

1.	Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which, in turn, could cause the value of distributions to be reduced substantially.  Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results.  Therefore, the actual amount of Allowed Claims may vary from the Debtors’ Projections and feasibility analysis, and the variation may be material.

2.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains (i) estimates and assumptions which might ultimately prove to be incorrect and (ii) contains projections which may be materially different from actual future experiences.  There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

C.	Risks Relating to the Debtors’ Business and Financial Condition

1.	Risks Associated with the Debtors’ Business and Industry

The risks associated with the Debtors’ business and industry are more fully described in the Debtors’ SEC filings, including Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 11, 2016.  The risks associated with the Debtors’ business and industry described in the Debtors’ SEC filings include, but are not limited to, the following:

•	Significant decline in the worldwide demand for drilling services;

•	Highly competitive and cyclical nature of the contract drilling industry;

•	Worldwide oversupply of jackup rigs and floaters;

•	Comparative disadvantage of standard specification rigs to high specification rigs;

•	Need for capital upgrades and refurbishment;

•	Limited ability to obtain financing and pursue business opportunities because of debt level;

•	Credit risk relating to nonperformance by customers;

•	Risks relating to operating in international locations;

•	Maintenance costs of both operating and idle rigs;

•	No assurance that current backlog of drilling contracts will be ultimately realized;

•	Loss of major tax dispute (or successful tax challenge) could result in higher tax rates; and

•	Losses related to sold, idle, or scrapped rigs.

2.	Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtors will have outstanding secured indebtedness of approximately $1.44 billion, which includes amounts under the Amended and Restated Credit Agreement and the Secured Term Loan.  The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control.  The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing.  In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

3.	Risks Related to Foreign Customers and Creditors

The Debtors’ customers may not be subject to the jurisdiction of U.S. courts and may attempt to terminate their contracts with the Debtors or take actions against the Debtors’ assets in contravention of U.S. bankruptcy law or orders of the Bankruptcy Court.  Any such termination or renegotiation of contracts and unfavorable costs increases or loss of revenue could have a material adverse impact on the Debtors’ financial condition and results of operations.

4.	Risks Relating to the Debtors’ Relationship with Noble

(a)	Indemnification and Contribution Claims

In connection with the Spin-Off described in Section II, Paragon Parent and Noble entered into the Master Separation Agreement.  Among other things, the Master Separation Agreement contains indemnification and contribution obligations designed to make Paragon Parent financially responsible for substantially all liabilities that may exist relating to Paragon’s business activities, whether incurred prior to or after the Spin-Off.

As explained in Section VI.D.7, the Paragon Group and certain of its creditors may have certain claims against Noble arising under, relating to, or in connection with the Spin-Off.  The Noble Settlement Agreement is intended to address and settle these claims in exchange for direct bonding related to certain of the Debtors’ potential tax liabilities in Mexico.  To the extent the Noble Settlement Agreement is not consummated, the Debtors, or a representative of their estates appointed pursuant to section 1123(b)(3)(b) of the Bankruptcy Code, may prosecute the Company’s claims against Noble.  To the extent the Debtors or their representative succeed in such actions, Paragon Parent may in turn face contractual indemnification and contribution claims under the Master Separation Agreement.  Although the Debtors will defend themselves against these claims to the fullest extent, there is no guarantee that they will be able to successfully do so.  Any amounts which the Debtors would be required to transfer to Noble in connection with these claims would proportionally deplete the value available to the Debtors’ creditors.

(b)	Tax Claims

In addition to the potential liabilities described in Section V, Paragon Parent could face other future liabilities under the Tax Sharing Agreement.  Although Paragon Parent cannot quantify the amount of these liabilities, they could have a material adverse effect on the Debtors.

D.	Factors Relating to Securities to Be Issued Under the Plan, Generally

1.	Market for Securities

Since receipt of the Suspension Notice, Paragon Parent’s ordinary shares have been trading on the over the counter markets.  The Company intends to seek listing of the Parent Ordinary Shares on the NYSE or NASDAQ upon consummation of the Plan.  No assurance can be given that the Company will be successful with such listing.

2.	Potential Dilution

The ownership percentage represented by the Parent Ordinary Shares distributed on the Effective Date under the Plan will be subject to dilution from the equity issued in connection with the Management Incentive Program and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the Parent Ordinary Shares issuable upon such conversion.  The amount and dilutive effect of any of the foregoing could be material.

3.	Reorganized Paragon Will be a Holding Company

Paragon Parent is a holding company, and as such, it conducts its operations through, most of its assets are owned by, and its operating income and cash flow are generated by, its subsidiaries.  Upon the Effective Date, Reorganized Paragon will remain a holding company.  Therefore, Reorganized Paragon will be dependent upon cash flows from its subsidiaries to meet its debt service and related obligations.  Contractual provisions or laws, as well as its subsidiaries’ financial conditions and operating requirements, may limit Reorganized Paragon’s ability to obtain, from such subsidiaries, the cash required to meet such debt service or related obligations.  Applicable tax laws may also subject such payments to further taxation.  The inability to obtain cash from its subsidiaries may limit Reorganized Paragon’s ability to meet its debt service and related obligations even though there may be sufficient resources on a consolidated basis to satisfy such obligations.

4.	Compliance with Terms of Reinstated Secured Term Loan

The Plan provides that the Debtors will cure monetary defaults and reinstate all or part of the Secured Term Loan.  The Debtors believe that they will have sufficient cash flow to make all required interest payments on the reinstated Secured Term Loan.  If the Debtors’ actual financial performance does not meet their cash flow projections, however, and if other sources of liquidity are not available, there is a risk that the Debtors might be unable to pay interest and principal payments on the reinstated Secured Term Loan.

5.	Compliance with Terms of the Amended and Restated Credit Agreement

The Plan provides that the remaining outstanding loans under the Revolving Credit Agreement will be converted to a term loan under the Amended and Restated Credit Agreement, which will also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet attached to the Plan as Exhibit A.  The Debtors believe that they will have sufficient cash flow to make all required interest payments on the reinstated Amended and Restated Credit Agreement.  If the Debtors’ actual financial performance does not meet their cash flow projections, however, and if other sources of liquidity are not available, there is a risk that the Debtors might be unable to pay interest and principal payments on the reinstated Secured Term Loan.

E.	Risks Related to an Investment in the Parent Ordinary Shares

1.	Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the Parent Ordinary Shares would rank below all debt claims against the Reorganized Debtors.  As a result, holders of the Parent Ordinary Shares will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied.

2.	Implied Valuation of Parent Ordinary Shares Not Intended to Represent the Trading Value of the Parent Ordinary Shares

The valuation of the Reorganized Debtors is not intended to represent the trading value of Parent Ordinary Shares in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict.  Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (4) other factors that generally influence the prices of securities.  The actual market price of the Parent Ordinary Shares is likely to be volatile.  Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the Parent Ordinary Shares to rise and fall.  Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the Parent Ordinary Shares in the public or private markets.

3.	No Intention to Pay Dividends

Reorganized Paragon does not anticipate paying any dividends on the Parent Ordinary Shares as it expects to retain any future cash flows for debt reduction and to support its operations.  As a result, the success of an investment in the Parent Ordinary Shares will depend entirely upon any future appreciation in the value of the Parent Ordinary Shares.  There is, however, no guarantee that the Parent Ordinary Shares will appreciate in value or even maintain their initial value.  In addition, under the Amended and Restated Credit Agreement, Reorganized Paragon will be restricted from paying cash dividends.

F.	Additional Factors

1.	Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Plan Support Agreement, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date.  The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice.  Each Creditor or Equity Interest holder should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

6.	Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Section X hereof.
XII.
VOTING PROCEDURES AND REQUIREMENTS

A.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan.  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan.  If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan.

The claims in the following classes are impaired under the Plan and entitled to vote to accept or reject the Plan:

•	Class 3 – Revolving Credit Agreement Claims

•	Class 5 – Senior Notes Claims

B.	Voting Deadline

Before voting to accept or reject the Plan, each holder of an Allowed Revolving Credit Agreement Claim or an Allowed Senior Notes Claim as of the Record Voting Date (an “Eligible Holder”) should carefully review the Plan attached hereto as Exhibit A.  All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

Ballots will be provided for holders of Voting Claims as of April 6, 2016 (the “Record Voting Date”) to vote to accept or reject the Plan.  Because all other Classes are Unimpaired and deemed to accept, only Classes 3 and 5 are entitled to vote.

Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Record Voting Date for voting purposes, and the applicable standards for tabulating Ballots.

The Debtors have engaged Kurtzman Carson Consultants (“KCC”) as their voting agent (the “Voting Agent”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.  IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M., PREVAILING EASTERN TIME, ON MAY 31, 2016, UNLESS EXTENDED BY THE DEBTORS.  IF YOU HOLD YOUR SENIOR NOTES CLAIMS THROUGH A NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR NOMINEE FOR RETURNING YOUR VOTING INSTRUCTIONS.  UNLESS OTHERWISE INSTRUCTED, PLEASE RETURN YOUR BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE OR YOUR VOTE WILL NOT BE COUNTED.

Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted.  Ballots must be returned by the Voting Deadline with an original signed copy to:

By First Class Mail, Overnight Courier or Personal Delivery:

Paragon Ballot Processing
c/o Kurtzman Carson Consultants LLC
2335 Alaska Avenue
El Segundo, CA 90245

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT NO LATER THAN MAY 31, 2016 AT 5:00 P.M. (PREVAILING EASTERN TIME).

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED.  THE DEBTORS, IN THEIR SOLE DISCRETION, MAY REQUEST THAT THE VOTING AGENT ATTEMPT TO CONTACT SUCH VOTERS TO CURE ANY SUCH DEFECTS IN THE BALLOTS.  THE FAILURE TO VOTE DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.  AN OBJECTION TO THE CONFIRMATION OF THE PLAN, EVEN IF TIMELY SERVED, DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.

C.	Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and a Ballot (collectively, a “Solicitation Package”) to record holders of the Revolving Credit Agreement Claims and Senior Notes Claims.  Record holders of Senior Notes Claims may include Nominees.  If such entities do not hold Senior Notes Claims for their own account, they must provide copies of the Solicitation Package to their customers that are the Eligible Holders thereof as of the Record Date.  Any Eligible Holder of Senior Notes Claims who has not received a Ballot should contact his, her, or its Nominee, or the Voting Agent.  The Notes Trustee will not vote on behalf of its respective holders.  Each Eligible Holder of the Senior Notes Claims must submit its own Ballot.

Holders of Revolving Credit Agreement Claims and Senior Notes Claims should provide all of the information requested by the Ballot.  Holders of Revolving Credit Agreement Claims and Senior Notes Claims should complete and return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot either to the Voting Agent or their Nominee, as applicable.

1.	Beneficial Holders

An Eligible Holder who holds Senior Notes Claims as a record holder in its own name should vote on the Plan by completing and signing a Ballot (a “Beneficial Holder Ballot”) and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

An Eligible Holder holding the Senior Notes Claims in “street name” through a Nominee may vote on the Plan by one of the following two methods (as selected by such Eligible Holder’s Nominee):

•	Complete and sign the enclosed Beneficial Holder Ballot. Return the Beneficial Holder Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process your instructions and return a completed Master Ballot to the Voting Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

•	Complete and sign the pre-validated Beneficial Holder Ballot (as described below) provided to you by your Nominee. Return the pre-validated Beneficial Holder Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any Beneficial Holder Ballot returned to a Nominee by an Eligible Holder will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Voting Agent that Beneficial Holder Ballot (properly validated) or a Master Ballot casting the vote of such Eligible Holder.

If any Eligible Holder owns the Senior Notes Claims through more than one Nominee, such Eligible Holder may receive multiple mailings containing the Beneficial Holder Ballots.  The Eligible Holder should execute a separate Beneficial Holder Ballot for each block of the Senior Notes Claims that it holds through any particular Nominee and return each Beneficial Holder Ballot to the respective Nominee in the return envelope provided therewith.  Eligible Holders who execute multiple Beneficial Holder Ballots with respect to the Senior Notes Claims in a single class held through more than one Nominee must indicate on each Beneficial Holder Ballot the names of all such other Nominees and the additional amounts of such Senior Notes Claims so held and voted, in addition to any Secured Term Loan Claims voted.

2.	Nominees

A Nominee that, on the Record Voting Date, is the record holder of the Senior Notes Claims for one or more Eligible Holders can obtain the votes of the Eligible Holders of such Senior Notes Claims, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(a)	Pre-Validated Ballots

The Nominee may “pre-validate” a Beneficial Holder Ballot by (i) signing the Beneficial Holder Ballot and indicating on the Beneficial Holder Ballot the name of the Nominee and DTC Participant Number, (ii) the amount and the account number of the Senior Notes Claims held by the Nominee for the Eligible Holder, and (iii) forwarding such Beneficial Holder Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the Eligible Holder for voting.  The Eligible Holder must then complete the information requested in Item 2, Item 3, and Item 4 of the Beneficial Holder Ballot, and return the Beneficial Holder Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent on or before the Voting Deadline.  A list of the Eligible Holders to whom “pre-validated” Beneficial Holder Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

(b)	Master Ballots

If the Nominee elects not to prevalidate Beneficial Holder Ballots, the Nominee may obtain the votes of Eligible Holders by forwarding to the Eligible Holders the unsigned Beneficial Holder Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded.  Each such Eligible Holder must then indicate his, her, or its vote on the Beneficial Holder Ballot, complete the information requested on the Beneficial Holder Ballot, review the certifications contained on the Beneficial Holder Ballot, execute the Beneficial Holder Ballot, and return the Beneficial Holder Ballot to the Nominee.  After collecting the Beneficial Holder Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Holder Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent on or before the Voting Deadline.  All Beneficial Holder Ballots returned by Eligible Holders should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline.  EACH NOMINEE SHOULD ADVISE ITS ELIGIBLE HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

3.	Miscellaneous

All Ballots must be signed by the holder of record of the Revolving Credit Agreement Claims or Senior Notes Claims, as applicable, or any person who has obtained a properly completed Ballot proxy from the record holder of the Revolving Credit Agreement Claims or Senior Notes Claims, as applicable, on such date.  For purposes of voting to accept or reject the Plan, the Eligible Holders of the Senior Notes Claims will be deemed to be the “holders” of the claims represented by such Senior Notes.  If you return more than one Ballot voting different Revolving Credit Agreement Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted.  If you return more than one Ballot voting different Senior Notes Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted.  An otherwise properly executed Ballot (other than a Master Ballot) that attempts to partially accept and partially reject the Plan will likewise not be counted.  If you cast more than one Ballot voting the same Claim(s) before the Voting Deadline, the last valid Ballot received on or before the Voting Deadline will be deemed to reflect your intent, and thus, to supersede any prior Ballot.  If you cast Ballots received by KCC on the same day, but which are voted inconsistently, such Ballots will not be counted.

The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Date and the Petition Date including, without limitation, interest.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

4.	Fiduciaries And Other Representatives

If a Beneficial Holder Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act.  Authorized signatories should submit the separate Beneficial Holder Ballot of each Eligible Holder for whom they are voting.
UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

5.	Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Sections 10.5, 10.6, and 10.7 therein.  All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Plan Support Agreement or Term Sheet.

6.	Change of Vote

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent, properly completed Ballot for acceptance or rejection of the Plan.

D.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding.  The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful.  The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors.  The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines.  Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification.  Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived.  Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

XIII.
CONFIRMATION OF THE PLAN

A.	Confirmation Hearing

Pursuant to sections 1128 and 1129 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan (the “Confirmation Hearing”).  The Confirmation Hearing has been scheduled to be heard on June 21, 2016 at 10:00 a.m. (Prevailing Eastern Time) in Courtroom 6 of the United States Bankruptcy Court for the District of Delaware, located at 824 N. Market Street, Wilmington, Delaware 19801.  The Confirmation Hearing may be adjourned from time-to-time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

In addition, the Bankruptcy Court has set the deadline to object to the confirmation of the Plan as June 3, 2016 at 5:00 p.m. (Prevailing Eastern Time) (the “Objection Deadline”).  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan.  Objections and responses to the Plan, if any, must be served and filed as to be received on or before the Objection Deadline in the manner described in Section XIII.B of this Disclosure Statement.  For the avoidance of doubt, an objection to the Plan filed with the Bankruptcy Court will not be considered a vote to reject the Plan.

B.	Objections To Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan.  Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of Claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order:

(a)          The Debtors and Counsel to the Debtors:

Paragon Offshore plc
c/o Paragon Offshore Services LLC
3151 Briarpark Drive
Houston, Texas  77042
Attn:          Todd Strickler - Vice President, General Counsel and Corporate Secretary
Telephone: (832) 783-4000
Email:          tstrickler@paragonoffshore.com

– and –

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attn:          Mark D. Collins, Esq.
Telephone:  (302) 651-7700
Email:          collins@rlf.com

– and –

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attn:          Gary T. Holtzer, Esq.
    Stephen A. Youngman, Esq.
Telephone:  (212) 310-8000
Email:          gary.holtzer@weil.com
    stephen.youngman@weil.com

(b)          The United States Trustee:

Office of the U.S .Trustee for the District of Delaware
944 King Street, Suite 2207, Lockbox 35
Wilmington, Delaware 19899-0035
Attn:  Natalie Cox, Esq.

(c)          The Ad Hoc Committee of Senior Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:          Andrew N. Rosenberg, Esq.
   Elizabeth R. McColm, Esq.
Telephone:  (212) 373-3000
Email:          arosenberg@paulweiss.com
    emccolm@paulweiss.com

(d)          The Revolving Credit Facility Agent:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:          Sandeep Qusba, Esq.
   Kathrine A. McLendon, Esq.
Telephone: (212) 455-2000
Email:          squsba@stblaw.com
    kmclendon@stblaw.com

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.	Requirements for Confirmation of the Plan

1.	Requirements of Section 1129(a) of the Bankruptcy Code

(a)	General Requirements

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)	the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)	the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)	any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)	the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)	with respect to each Class of Claims or Interests, each holder of an impaired Claim or impaired Equity Interest has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)	except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

(viii)	except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than priority tax Claims, will be paid in full on the Effective Date, and that priority tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;

(ix)	at least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(xi)	all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)	Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code.  This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code.  To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that under the Plan all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code.  The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests and (ii) the Liquidation Analysis attached hereto as Exhibit E.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors.  The Liquidation Analysis provided in Exhibit E is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.  There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(c)	Feasibility

Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization.  For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan.  As part of this analysis, the Debtors have prepared the Projections provided in Section VII hereof.  Based upon such Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.  Moreover, Section XI hereof sets forth certain risk factors that could impact the feasibility of the Plan.

(d)	Equitable Distribution of Voting Power

On or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents for the Debtors will be amended as necessary to satisfy the provisions of the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

2.	Additional Requirements for Non-Consensual Confirmation

In the event that any impaired Class of Claims or Interests does not accept or is deemed to reject the Plan, the Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code.  Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

(a)	Unfair Discrimination Test

The “ unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan.  A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests.  This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

The Debtors believe the Plan satisfies the “unfair discrimination” test.  Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.

(b)	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class.  As to dissenting classes, the test sets different standards depending on the type of claims in such class.  The Debtors believe that the Plan satisfies the “fair and equitable” test as further explained below.

(i)	Secured Creditors

The Bankruptcy Code provides that each holder of an impaired secured claim either (i) retains its liens on the property to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such claim, or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale or (iii) receives the “indubitable equivalent” of its allowed secured claim.

Class 3, the Revolving Credit Agreement Claims, will be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit in an aggregate principal amount of not less than Seven Hundred and Ninety-Five Million, Six Hundred and Sixty-One Thousand, Five-Hundred and Twenty-Eight Dollars ($795,661,528) (plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order).  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (ii) below will be distributed on the Effective Date), each holder of an Allowed Revolving Credit Agreement Claim will receive, in full satisfaction of and in exchange for such Allowed Secured Claim, its Pro Rata share of: (i) any accrued and unpaid interest from the Petition Date through the Effective Date as set forth in the Adequate Protection Order to the extent not previously paid pursuant to the Adequate Protection Order; (ii) One-Hundred and Sixty-Five Million Dollars ($165,000,000) in Cash and a corresponding permanent commitment reduction; and (iii) the remaining outstanding loans under the Revolving Credit Agreement converted to a term loan under the Amended and Restated Credit Agreement, which will also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet attached to the Plan as Exhibit A.

The legal, equitable, and contractual rights of Class 4, the holders of Allowed Secured Term Loan Claims, are unaltered by the Plan and will be allowed in the currently estimated amount of Six Hundred and Forty-One Million, Eight Hundred and Seventy-Five Thousand Dollars ($641,875,000) (plus such other amounts as may be payable in connection with the Reinstatement of the Allowed Secured Term Loan Claims).  On the Effective Date, or as soon as practicable thereafter, the holders of Allowed Secured Term Loan Claims will have their Allowed Claims Reinstated, meaning that the Debtors will (i) cure all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of an applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstate the maturity date of the Claim; (iii) compensate the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise alter the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

Accordingly, the Plan meets the “fair and equitable” test with respect to secured creditors.

(ii)	Unsecured Creditors

The Bankruptcy Code provides that either (i) each holder of an impaired unsecured claim receives or retains under the plan of reorganization, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization.

The Senior Notes Claims will be allowed in an amount of $1,020,750,312.34.  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (iii) below will be distributed on the Effective Date), each holder in Class 5, the Allowed Senior Notes Claims, will receive, in full satisfaction of and in exchange for its Allowed Claim, its Pro Rata share of:  (i) that number of Parent Ordinary Shares which will in the aggregate comprise thirty-five percent (35)% of the total outstanding ordinary shares of Reorganized Paragon as of the Effective Date without regard to the Management Incentive Plan Securities; (ii) the right to receive the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment in accordance with the terms of the Plan; and (iii) Three-Hundred and Forty-Five Million Dollars ($345,000,000) in Cash.

The Plan also provides that the holders of Claims in Class 6 will receive a full recovery.

Accordingly, the Plan meets the “fair and equitable” test with respect to unsecured creditors.

(iii)	Equity Interests

With respect to a class of equity interests, the Bankruptcy Code requires that either (i) each holder of an equity interest will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of equity interests that are junior to any dissenting class of equity interests will not receive any property under the plan of reorganization.  Pursuant to the Plan, on the Effective Date, the holders of Parent Interests will retain their Parent Interests, subject to dilution on account of the Parent Ordinary Shares to be issued in accordance with the Plan.  After the issuance of the Parent Ordinary Shares, the Parent Interests will comprise in the aggregate sixty-five percent (65%) of the total outstanding ordinary shares of Reorganized Paragon without regard to the Management Incentive Plan Securities.  Accordingly, the Plan meets the “fair and equitable” test with respect to the Parent Interests.

XIV.
ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan.  After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan.  If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan.  Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets.  The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.	Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell their assets under section 363 of the Bankruptcy Code.  Holders of Claims in Classes 3 and 4 would be entitled to credit bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property.  In addition, the security interests in the Debtors’ assets held by holders of Claims in Classes 3 and 4 would attach to the proceeds of any sale of the Debtors’ assets.  After these Claims are satisfied, the remaining funds could be used to pay holders of Claims in Classes 5 and 6.  Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for holders of Claims than the Plan.

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code.  The effect a chapter 7 liquidation would have on the recovery of holders of allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit E.

As noted in Section XIII.C of this Disclosure Statement, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of the delay resulting from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

XV.
CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims in Classes 3 and 5 to vote in favor thereof.

Dated:	April 19, 2016
Houston, Texas

[The balance of this page has been intentionally left blank.]

PARAGON OFFSHORE PLC

By:
	Name:	Randall D. Stilley
	Title:	Chief Executive Officer and President

PARAGON INTERNATIONAL FINANCE COMPANY

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON OFFSHORE FINANCE COMPANY

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON OFFSHORE LEASING (SWITZERLAND) GMBH

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON OFFSHORE CONTRACTING GMBH

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON HOLDING NCS 2 S.Á R.L.

By:
	Name:	Sandrine E. G. Algrain
	Title:	Manager

PARAGON OFFSHORE (LUXEMBOURG) S.Á R.L.

By:
	Name:	Sandrine E. G. Algrain
	Title:	Manager

PARAGON OFFSHORE LEASING (LUXEMBOURG) S.Á R.L.

By:
	Name:	Sandrine E. G. Algrain
	Title:	Manager

PARAGON OFFSHORE INTERNATIONAL LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON DUCHESS LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON (MIDDLE EAST) LIMITED

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON ASSET COMPANY LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON ASSET (ME) LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON HOLDING SCS 2 LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON FDR HOLDINGS LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON HOLDING SCS 1 LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON OFFSHORE (NORTH SEA) LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON ASSET (UK) LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON OFFSHORE HOLDINGS US INC.

By:
	Name:	Stephen A. Manz
	Title:	Director

PARAGON DRILLING SERVICES 7 LLC

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON OFFSHORE DRILLING LLC

By:
	Name:	Stephen A. Manz
	Title:	Member

PARAGON LEONARD JONES LLC

By:
	Name:	Oliver L. Betschart
	Title:	Member

PARAGON OFFSHORE DO BRASIL LTDA.

By:
	Name:	Raphael Andrade
	Title:	Manager

PARAGON OFFSHORE (NEDERLAND) B.V.

By:
	Name:	Pieter de Bruijne
	Title:	Director

PGN OFFSHORE DRILLING (MALAYSIA) SDN. BHD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

PARAGON OFFSHORE (LABUAN) PTE. LTD.

By:
	Name:	Oliver L. Betschart
	Title:	Director

Exhibit A

Plan

Exhibit B

Plan Support Agreement

Exhibit C

Paragon Group Organizational Chart

Paragon Group

Paragon Offshore plc
Paragon Offshore Drilling AS
Paragon Offshore Sterling Ltd
PROSPECTOR GROUP (See Page 2)
Paragon Offshore Finance Company
Paragon FDR Holdings Ltd.
Paragon Offshore Holdings US Inc.
Paragon Offshore Drilling LLC
Paragon Offshore AS
Paragon Offshore Drilling (Cyprus) Limited
Paragon Offshore USA Inc.
Frontier Drilling Nigeria Limited
Frontier Offshore Exploration India Limited*
Paragon Offshore (Asia) Pte. Ltd.
Paragon Seillean AS
Paragon (Seillean) KS
Kulluk Arctic Services, Inc.
Frontier Drilling do Brasil Ltda.
Paragon International Finance Company
Paragon International Investment Limited
Paragon Duchess Ltd.
Paragon Offshore (Luxembourg) S.à r.l.
PGN Offshore Drilling (Malaysia) Sdn. Bhd.
Paragon Offshore (Labuan) Pte. Ltd.
Paragon Offshore Hungary Ltd.
Paragon Offshore (Canada) Ltd.
Paragon Offshore (GOM) Inc.
Bawden Drilling Inc.
Bawden Drilling International Ltd.
Paragon Offshore Services LLC
Resolute Insurance Group Ltd.
Paragon Offshore Brasil Investimentos E Participacoes Ltda.
Paragon Holding SCS 2 Ltd.
Paragon Leonard Jones LLC
Paragon Holding NCS 2 S.à r.l. Luxembourg
Paragon (Middle East) Limited
Paragon Offshore Enterprises Ltd.
Paragon Offshore (North Sea) Ltd.
Paragon Offshore International Ltd.
Paragon Asset (UK) Ltd.
Paragon Offshore do Brasil Ltda.
Paragon Asset Company Ltd.
Paragon Holding SCS 1 Ltd.
Paragon Offshore (Nederland) B.V.
Paragon Offshore Contracting GmbH
Paragon Drilling Nigeria Limited
Paragon Drilling Ven, C.A.
Paragon Offshore Ven C.A.
Paragon Asset (ME) Ltd
Arctic Drilling Limited, Inc.*
Paragon Offshore (Land Support) Limited
Paragon Offshore Management S. de R.L. de C.V.
Paragon Offshore Leasing (Luxembourg) S.à r.l.
Paragon Drilling Services 7 LLC
Paragon Operating (ME) Ltd
Paragon Offshore Leasing (Switzerland) GmbH
Legend:
Debtor Entity
Non-Debtor Entity
Rigs
* Indicates that the remaining ownership interest is held by a third party, non-Paragon entity

Exhibit D

Prospector Organizational Chart

Exhibit E

Liquidation Analysis

LIQUIDATION ANALYSIS

NOTHING CONTAINED IN THE FOLLOWING LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS.  THE ESTIMATED AMOUNT OF ALLOWED CLAIMS SET FORTH HEREIN SHOULD NOT BE RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING ANY DETERMINATION OF THE VALUE OF ANY DISTRIBUTION TO BE MADE ON ACCOUNT OF ALLOWED CLAIMS UNDER THE PLAN.  THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THESE CHAPTER 11 CASES COULD DIFFER MATERIALLY FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

INTRODUCTION

Pursuant to section 1129(a)(7) of the Bankruptcy Code,1 each holder of an Impaired Claim or Equity Interest must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the effective date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code (often referred to as the “Best Interests Test”).  To make these findings, the Bankruptcy Court must: (a) estimate the cash proceeds (the “Net Estimated Liquidation Proceeds”) that a chapter 7 trustee would generate if each Debtor’s chapter 11 case were converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s estate were liquidated; (b) determine the distribution (the “Estimated Recovery Under Liquidation”) that each non-accepting holder of a Claim or Equity Interest would receive from the Net Estimated Liquidation Proceeds under the priority scheme dictated in chapter 7; and (c) compare each holder’s Estimated Recovery Under Liquidation to the distribution that such holder would receive under the Plan (the “Plan Recovery”) if the Plan were confirmed and consummated.  In connection with this requirement, the following hypothetical liquidation analysis (the “Liquidation Analysis”) has been prepared by the Debtors.  The purpose of the Liquidation Analysis is to provide information so that the Bankruptcy Court may determine that the Plan is in the best interests of all Classes impaired by the Plan.  Based on the Liquidation Analysis, the Debtors believe the Plan satisfies the Best Interests Test and that each holder of an impaired Claim or Equity Interest will receive value under the Plan that is not less than the value such holder would receive if the Debtors liquidated under chapter 7 of the Bankruptcy Code.

THE DEBTORS’ LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS.  UNDERLYING THE LIQUIDATION ANALYSIS ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT LEGAL, ECONOMIC, COMPETITIVE, AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS’ MANAGEMENT AND THEIR ADVISORS.  ADDITIONALLY, VARIOUS LIQUIDATION DECISIONS UPON WHICH CERTAIN ASSUMPTIONS ARE BASED ARE SUBJECT TO CHANGE.  ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS AND ESTIMATES EMPLOYED IN DETERMINING THE LIQUIDATION VALUES OF THE DEBTORS’ ASSETS WILL RESULT IN THE PROCEEDS WHICH WOULD BE REALIZED WERE THE DEBTORS TO UNDERGO AN ACTUAL LIQUIDATION AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.  THIS ANALYSIS HAS NOT BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (THE “AICPA”).

1 All capitalized terms used in this liquidation analysis that are not otherwise defined herein shall have the meanings ascribed to them in the Plan.

DETAILED LIQUIDATION ANALYSIS

The liquidation analysis for the Debtors was prepared on a by-entity basis.  Asset recoveries accrue first to satisfy creditor claims at the legal entity level.  To the extent any remaining value exists, it flows up to Paragon Parent.  For the senior secured and senior (unsecured) notes, it is assumed that claims have been filed at each of the credit party and guarantor entities.  Asset book values and unsecured trade claims shown below are as of December 31, 2015, unless otherwise noted.  The table below is shown on a consolidated basis and recoveries are shown on a consolidated basis for illustrative purposes only.  The following Liquidation Analysis for the Debtors should be reviewed in conjunction with the associated notes.

Liquidation Analysis Summary
		Book	Recovery %		Proceeds
($000's)	Note:	value	Low	High	Low	High
Cash	[A]	$778,446	100%	100%	$778,446	$778,446
Unbilled Accounts Receivable, net	[B]	180,799	30%	50%	54,240	90,400
Accounts Receivable, net	[C]	104,074	65%	75%	67,727	78,254
Prepaid Expenses	[D]	7,168	10%	20%	717	1,434
Taxes Receivable	[E]	33,126	50%	75%	16,563	24,845
Inventory	[F]	3,909	20%	30%	782	1,173
PP&E	[G]	1,111,098	2%	11%	24,181	123,862
Other Assets	[H]	136,452	15%	17%	20,500	23,688

Gross Proceeds from Liquidation		$2,355,073	41%	48%	$963,156	$1,122,101

Administrative	[I]
Administrative Claims:					46,306	48,832
Recovery $					46,306	48,832
Recovery %					100.0%	100.0%
	[J]
Senior Secured
Senior Secured Claims - Revolver and Senior Term Loan					1,440,751	1,440,751
Senior Secured Recovery from Pledged Assets					199,670	335,720
Senior Secured Deficiency Claims					1,241,080	1,105,031
Senior Secured Recovery from Deficiency Claims					378,675	365,371
Recovery %					30.5%	33.1%
Total Senior Secured Recovery $					578,345	701,090
Total Senior Secured Recovery %					40.1%	48.7%

General Unsecured	[K]
General Unsecured Claims - All Entities (excluding notes)					292,426	292,426
Recovery $					27,115	34,739
Recovery %					9.3%	11.9%

Senior Notes	[L]
Senior Notes - General Unsecured Claims					1,020,556	1,020,556
Recovery $					311,389	337,440
Recovery %					30.5%	33.1%

Total Distributions					$963,156	$1,122,101

[A] Cash and Cash Equivalents:  The cash balances are shown as of February 1, 2016.  Approximately $82 million of cash held in U.S. banks by the Debtors is pledged as collateral.  All remaining cash is assumed to be unencumbered.  The Debtors estimate a 100% recovery on cash and equivalents.

[B] Unbilled Accounts Receivable (WIP), net:  Accounts receivable include sums due from foreign entities, including national oil companies.  Unbilled accounts receivable balances contain undisputed and disputed accounts receivable amounts in excess of bad debt reserves.  Additionally, the Debtors assume that customers will use a portion of outstanding accounts receivable to offset switching costs associated with changing to a new rig provider subsequent to contract termination due to insolvency.  As such, it has been assigned a 30% - 50% recovery to reflect the uncertainty and costs associated with pursuing the collections.

[C] Accounts Receivable, net:  Billed accounts receivable are not subject to the same level of disputed accounts receivable as unbilled accounts receivable.  However, the Debtors assume that customers will use a portion of outstanding accounts receivable to offset switching costs associated with changing to a new rig provider subsequent to contract termination due to insolvency.  Relative to unbilled accounts receivable, a higher recovery of 65% - 75% has been assigned to billed accounts receivable.

[D] Prepaid Expenses:  Prepaid expenses consist of prepaid items that will likely be largely unrecoverable in the event of a Chapter 7 liquidation, including prepaid software licenses, rent and other items that are amortized over the applicable license or rental period.  A 10% - 20% recovery has been assigned to these prepaid amounts.  Notably, these amounts exclude prepaid insurance amounts which are discussed below and are assumed to have a potentially higher rate of recovery.

[E] Taxes Receivable:  Primarily relating to value-added taxes, these amounts are likely recoverable but will require time and expense to recover under a liquidation scenario, including hiring outside agents to pursue collection subsequent to the wind down of the business.  As such, a 50% - 75% net recovery rate has been estimated.

[F] Inventory:  A 20% - 30% recovery has been estimated for these limited inventory items held in a Canadian subsidiary, including spare parts such as gaskets, hoses and seals, given the stressed market conditions and assuming a liquidation auction.

[G] Property, Plant and Equipment:  Property, plant and equipment primarily consists of drilling rigs, drillships and related equipment.  It also consists of the upgrades, capitalized expenses and replacement parts (such as engines) on the rigs.  The Debtors’ equipment is primarily early vintage and is not readily marketable as operating equipment in the current market environment.  The low end recovery scenario assumes all Paragon rigs are scrapped (excluding Prospector 1 and Prospector 5, discussed below).  Based on current rig transportation costs to scrap yards and steel scrap rates, it is highly likely that scrapping would represent a negative cash flow event.  On the low end recovery, a $0 value per scrapped rig has been conservatively included.  On the high end recovery, it has been estimated that each rig, on average, could bring $1.75 million in net proceeds based on an optimistic case given prior market transactions for vintage equipment when oil prices were at higher levels.  Additionally, a 10-20% recovery has been estimated for certain rig equipment that could potentially be separated from the rig.

Prospector 1 and Prospector 5 rigs are leased from a third party under sale-leaseback transactions and are subject to the contractual rights under the lease agreements.  This liquidation analysis assumes that the Prospector 1 and Prospector 5 rigs will not be repurchased from the lessor given the risk that the Trustee would be taking on to use the Debtors’ cash to cover the significant lease obligation/damages in order to maintain the rigs and pursue an uncertain sales process in the current challenging market environment.  These assets will be used to satisfy the approximately $291 million in lease claims and no claims have been assumed to extend to Prospector 1 and Prospector 5’s remaining assets.  Excluding the Prospector assets, the net recovery on PP&E is 4% - 19%.

2

[H] Other Assets:  The table below provides a summary of the other asset balances and recoveries.

Other Assets Detail
	Book	Recovery %		Proceeds
($000's)	value	Low	High	Low	High
Deferred Financing Costs	$33,636	0%	0%	$-	$-
Other - Long Term Assets	27,541	0%	0%	-	-
Deferred Regulatory Inspection	14,564	0%	0%	-	-
Prepaid Refundable Deposits	10,543	100%	100%	10,543	10,543
Other Prepaid Expense	10,536	0%	0%	-	-
Deferred Costs - Other	9,333	0%	0%	-	-
Other - Long Term Contract Fair Values	8,541	0%	0%	-	-
Prepaid Insurance	7,958	75%	90%	5,969	7,162
Other Receivable - Long Term	7,214	50%	75%	3,607	5,411
Prepaid Expense - Mobilization/Demobilization	3,546	0%	0%	-	-
Long Term Prepaid Mob	2,699	0%	0%	-	-
Insurance Claims	763	50%	75%	382	572
Employee Advances	37	0%	0%	-	-
A/R - Employee Stock Compensation Taxes	(9)	0%	0%	-	-
AR - Other F C Revaluation Adjustment	(450)	0%	0%	-	-

Total Other	$136,452	15%	17%	$20,500	$23,688

For each of the accounts above, an assessment was undertaken to determine if the accounts were comprised of assets with recoverable economic value.  Many of the “other assets” accounts shown above were comprised of assets recognized for accounting purposes to amortize past expenditures (e.g., debt issuance fees amortized over the length of the loan period).  While appropriate for GAAP based accounting, it was determined that these balances could not be sold or monetized under a liquidation scenario and accordingly, they were assigned a 0% recovery.

Prepaid refundable deposits were assumed to be fully refunded and assigned a 100% recovery.
Prepaid insurance is typically refundable and a 75% - 90% recovery was assigned to reflect the likelihood that the Debtors could recover these values net of collection and insurer risk mitigation efforts.
Insurance claims were examined and determined to have economic value, though collection is not assured.  A recovery rate of 50% - 75% has been assigned.  Based on analysis with the assistance of their professionals, the Debtors did not assign any value to litigation proceeds.

[I] Administrative Claims:  Includes estimated wind down costs of $14.0 million, severance costs in foreign entities and a 3% trustee fee on non-cash proceeds.  Wind down costs assume a two week period of full payroll subsequent to the Conversion Date and then 3 months at 20% of payroll as the Debtors’ employees complete necessary tasks and exit the company, as well as $3 million of legal expenses during this period.  Note that certain administrative employee related claims in Mexico may not be paid in full due to claim size relative to entity level asset base.  The claims have been estimated at the amount of assets available to pay such claims.

[J] Secured Claims – Revolver and Senior Term Loan:  The claim amount represents an estimate of the secured claims.  Secured claims include $87.3 million of letters of credit.  Recovery amounts include deficiency claim recoveries for amounts not covered by secured assets.  For purposes of the above analysis it has been assumed that intercompany receivables have not been specifically pledged, and thus, are not secured assets.  If it was assumed that the secured lenders had a security claim in intercompany assets, this would increase the secured recovery and decrease the unsecured recovery relative to the amounts presented herein.

3

[K] General Unsecured Claims - All Entities (excluding senior notes):  General unsecured claims are evaluated by Debtor and related entity and recovery rates for individual claims range from 0% to 100% depending on the specific entity and case in question.

[L] Senior Notes - General Unsecured Claims:  The claim amount represents an estimate of the senior notes claim.   Senior notes share recoveries ratably with other unsecured claims and the senior note and revolver deficiency claims.

4

Exhibit A to Disclosure Statement

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
PARAGON OFFSHORE PLC, et al.,[1]	:	Case No. 16–10386 (CSS)
:
Debtors.	:
	:	Jointly Administered
x

SECOND AMENDED JOINT CHAPTER 11 PLAN OF
PARAGON OFFSHORE PLC AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP Gary T. Holtzer Stephen A. Youngman 767 Fifth Avenue New York, New York 10153 Telephone: (212) 310-8000 Facsimile: (212) 310-8007	RICHARDS, LAYTON & FINGER, P.A. Mark D. Collins (No. 2981) One Rodney Square 920 North King Street Wilmington, Delaware 19801 Telephone: (302) 651-7700 Facsimile: (302) 651-7701

Attorneys for Debtors and Debtors in Possession	Attorneys for Debtors and Debtors in Possession

Dated:	April 19, 2016 Wilmington, Delaware

1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Paragon Offshore plc (6017); Paragon Offshore Finance Company (6632); Paragon International Finance Company (8126); Paragon Offshore Holdings US Inc. (1960); Paragon Offshore Drilling LLC (4541); Paragon FDR Holdings Ltd. (4731); Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l. (5897); PGN Offshore Drilling (Malaysia) Sdn. Bhd. (9238); Paragon Offshore (Labuan) Pte. Ltd. (3505); Paragon Holding SCS 2 Ltd. (4108); Paragon Asset Company Ltd. (2832); Paragon Holding SCS 1 Ltd. (4004); Paragon Offshore Leasing (Luxembourg) S.à r.l. (5936); Paragon Drilling Services 7 LLC (7882); Paragon Offshore Leasing (Switzerland) GmbH (0669); Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd. (8362); Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd. (6103); Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited (0667); Paragon Holding NCS 2 S.à r.l. (5447); Paragon Leonard Jones LLC (8826); Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (2832).  The Debtors’ mailing address is 3151 Briarpark Drive, Suite 700, Houston, Texas 77042.

Table of Contents

ARTICLE I.	Definitions and Interpretation.		1

	1.1	Definitions.	1
	1.2	Interpretation; Application of Definitions; Rules of Construction.	15
	1.3	Reference to Monetary Figures.	15
	1.4	Consent Rights of Plan Support Parties.	15
	1.5	Controlling Document.	16

ARTICLE II.	Administrative Expense Claims, Fee Claims, and Priority Tax Claims.		16

	2.1	Treatment of Administrative Expense Claims.	16
	2.2	Treatment of Fee Claims.	16
	2.3	Treatment of Priority Tax Claims.	17

ARTICLE III.	Classification of Claims and Interests.		17

	3.1	Classification in General.	17
	3.2	Formation of Debtor Groups for Convenience Only.	17
	3.3	Summary of Classification of Claims and Interests.	17
	3.4	Separate Classification of Other Secured Claims.	18
	3.5	Elimination of Vacant Classes.	18
	3.6	Voting; Presumptions; Solicitation.	18
	3.7	Cramdown.	19
	3.8	No Waiver.	19

ARTICLE IV.	Treatment of Claims and Interests.		19

	4.1	Class 1: Priority Non-Tax Claims.	19
	4.2	Class 2: Other Secured Claims.	19
	4.3	Class 3: Revolving Credit Agreement Claims.	20
	4.4	Class 4: Secured Term Loan Claims.	20
	4.5	Class 5: Senior Notes Claims.	21
	4.6	Class 6: General Unsecured Claims.	21
	4.7	Class 7: Intercompany Claims.	21
	4.8	Class 8: Parent Interests.	22
	4.9	Class 9: Intercompany Interests.	22
	4.10	Debtors’ Rights in Respect of Unimpaired Claims.	22
	4.11	Treatment of Vacant Classes.	22

ARTICLE V.	Means for Implementation; Post-Effective Date Governance.		23

	5.1	Continued Corporate Existence.	23
	5.2	Amended and Restated Credit Agreement and Parent Ordinary Shares.	23

i

	5.3	Cancellation of Certain Existing Agreements.	24
	5.4	Release of Liens.	24
	5.5	Officers and Boards of Directors.	24
	5.6	Management Incentive Plan.	25
	5.7	Intercompany Interests.	25
	5.8	Restructuring Transactions.	25
	5.9	Separability.	25
	5.10	Settlement of Claims and Controversies.	25
	5.11	Restructuring Expenses.	26

ARTICLE VI.	Distributions.		26

	6.1	Distributions Generally.	26
	6.2	Plan Funding.	26
	6.3	No Postpetition Interest on Claims.	26
	6.4	Date of Distributions.	26
	6.5	Distribution Record Date.	27
	6.6	Disbursing Agent.	27
	6.7	Delivery of Distributions.	27
	6.8	Unclaimed Property.	28
	6.9	Satisfaction of Claims.	28
	6.10	Manner of Payment Under Plan.	28
	6.11	Fractional Shares and Notes and De Minimis Cash Distributions.	28
	6.12	No Distribution in Excess of Amount of Allowed Claim.	28
	6.13	Allocation of Distributions Between Principal and Interest.	29
	6.14	Exemption from Securities Laws.	29
	6.15	Setoffs and Recoupments.	29
	6.16	Rights and Powers of Disbursing Agent.	29
	6.17	Withholding and Reporting Requirements.	30

ARTICLE VII.	Procedures for Resolving Claims.		30

	7.1	Disputed Claims Generally.	30
	7.2	Objections to Fee Claims.	31
	7.3	Estimation of Claims.	31
	7.4	Claim Resolution Procedures Cumulative.	31
	7.5	No Distributions Pending Allowance.	31
	7.6	Distributions After Allowance.	32

ARTICLE VIII.	Executory Contracts and Unexpired Leases.		32

	8.1	Assumption of Executory Contracts and Unexpired Leases.	32

ii

	8.2	Determination of Cure Disputes and Deemed Consent.	32
	8.3	Survival of the Debtors’ Indemnification Obligations.	33
	8.4	Compensation and Benefit Plans.	33
	8.5	Insurance Policies.	33
	8.6	Reservation of Rights.	34

ARTICLE IX.	Conditions Precedent to the Occurrence of the Effective Date.		34

	9.1	Conditions Precedent to the Effective Date.	34
	9.2	Waiver of Conditions Precedent.	35
	9.3	Effect of Failure of a Condition.	35

ARTICLE X.	Effect of Confirmation.		36

	10.1	Binding Effect.	36
	10.2	Vesting of Assets.	36
	10.3	Discharge of Claims Against and Interests in the Debtors.	36
	10.4	Term of Pre-Confirmation Injunctions and Stays.	36
	10.5	Plan Injunction.	37
	10.6	Releases.	38
	10.7	Exculpation.	39
	10.8	Injunction Related to Releases and Exculpation.	39
	10.9	Subordinated Claims.	40
	10.10	Retention of Causes of Action and Reservation of Rights.	40
	10.11	Ipso Facto and Similar Provisions Ineffective.	40
	10.12	Indemnification and Reimbursement Obligations.	40

ARTICLE XI.	Retention of Jurisdiction.		41

	11.1	Retention of Jurisdiction.	41

ARTICLE XII.	Miscellaneous Provisions.		42

	12.1	Amendments.	42
	12.2	Revocation or Withdrawal of Plan.	43
	12.3	Exemption from Certain Transfer Taxes.	43
	12.4	Payment of Statutory Fees.	43
	12.5	Severability.	44
	12.6	Governing Law.	44
	12.7	Immediate Binding Effect.	44
	12.8	Successors and Assigns.	44
	12.9	Entire Agreement.	44
	12.10	Computing Time.	45
	12.11	Exhibits to Plan.	45
	12.12	Notices.	45
	12.13	Reservation of Rights.	46

iii

Each of Paragon Offshore plc; Paragon Offshore Finance Company; Paragon International Finance Company; Paragon Offshore Holdings US Inc.; Paragon Offshore Drilling LLC; Paragon FDR Holdings Ltd.; Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l.; PGN Offshore Drilling (Malaysia) Sdn. Bhd.; Paragon Offshore (Labuan) Pte. Ltd.; Paragon Holding SCS 2 Ltd.; Paragon Asset Company Ltd.; Paragon Holding SCS 1 Ltd.; Paragon Offshore Leasing (Luxembourg) S.à r.l.; Paragon Drilling Services 7 LLC; Paragon Offshore Leasing (Switzerland) GmbH; Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd.; Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd.; Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited; Paragon Holding NCS 2 S.à r.l.; Paragon Leonard Jones LLC; Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (each, a “Debtor” and collectively, the “Debtors”) proposes the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code.  Capitalized terms used herein shall have the meanings set forth in Section 1.1 below.

ARTICLE I.	DEFINITIONS AND INTERPRETATION.

1.1      Definitions.

The following terms shall have the respective meanings specified below:

6.75% Senior Notes means the 6.75% Senior Notes due 2022 issued pursuant to the Senior Notes Indenture in the aggregate principal amount outstanding of Four Hundred and Fifty-Six Million, Five Hundred and Seventy-Two Thousand Dollars ($456,572,000) plus all accrued prepetition interest, fees, and other expenses due under the 6.75% Senior Notes and Senior Notes Indenture.

6.75% Senior Notes Claim means any Claim arising from, or related to, the 6.75% Senior Notes, including, without limitation, any related guarantee claims, which Claims shall be Allowed in the aggregate amount of approximately Four Hundred and Seventy-Four Million, Six-Hundred and Thirty-Six Thousand and One Hundred and Ninety-Nine Dollars ($474,636,199) through the Petition Date.

7.25% Senior Notes means the 7.25% Senior Notes due 2024 issued pursuant to the Senior Notes Indenture in the aggregate principal amount outstanding of Five Hundred and Twenty-Seven Million and Ten Thousand Dollars ($527,010,000) plus all accrued prepetition interest, fees, and other expenses due under the 7.25% Senior Notes and Senior Notes Indenture.

7.25% Senior Notes Claim means any Claim arising from, or related to, the 7.25% Senior Notes, including, without limitation, any related guarantee claims, which Claims shall be Allowed in the aggregate amount of approximately Five Hundred and Forty-Six Million, One Hundred and Fourteen Thousand and One Hundred and Twelve Dollars ($546,114,112) through the Petition Date.

1

2016 Deferred Cash Payment means a contingent right to a deferred payment of Twenty Million Dollars ($20,000,000) in Cash, to be payable as soon as reasonably practicable after the availability of Reorganized Paragon’s audited consolidated financial statements for the fiscal year ended December 31, 2016, but no later than March 31, 2017, solely in the event that the Consolidated EBITDA of Reorganized Paragon for the fiscal year January 1, 2016 through and including December 31, 2016 equals or exceeds Two-Hundred and Nine Million Dollars ($209,000,000).  The Chief Financial Officer of Reorganized Paragon shall deliver a certificate to the Disbursing Agent no later than the date the 2016 Deferred Cash Payment is paid certifying Reorganized Paragon’s Consolidated EBITDA based upon its audited financial statements for the fiscal year ended December 31, 2016.  The 2016 Deferred Cash Payment shall be distributed Pro Rata to holders of Allowed Senior Notes Claims.  The 2016 Deferred Cash Payment shall be evidenced by documentation in form and substance reasonably acceptable to the Required Plan Support Parties, a copy of which shall be included in the Plan Supplement, and the Debtors shall use good faith efforts to promptly obtain a credit rating for such 2016 Deferred Cash Payment from S&P, Moody’s, or any other rating agency agreed to by the Debtors and the Requisite Noteholders.

2017 Deferred Cash Payment means a contingent right to a deferred payment in Cash, which shall be payable as soon as reasonably practicable after the availability of Reorganized Paragon’s audited consolidated financial statements for the fiscal year ended December 31, 2017, but no later than March 31, 2018, solely in the event that:

(a) the Consolidated EBITDA of Reorganized Paragon for the fiscal year January 1, 2017 through and including December 31, 2017 equals or exceeds Two-Hundred and Forty-Eight Million Dollars ($248,000,000) but is less than Two-Hundred and Seventy-Six Million Dollars ($276,000,000), in which case the deferred payment shall be Fifteen Million Dollars ($15,000,000) in Cash; or

(b) the Consolidated EBITDA of Reorganized Paragon for the fiscal year January 1, 2017 through and including December 31, 2017 equals or exceeds Two-Hundred and Seventy-Six Million Dollars ($276,000,000), in which case the deferred payment shall be Thirty Million Dollars ($30,000,000) in Cash.

The Chief Financial Officer of Reorganized Paragon shall deliver a certificate to the Disbursing Agent no later than the date the 2017 Deferred Cash Payment is paid certifying Reorganized Paragon’s Consolidated EBITDA based upon its audited financial statements for the fiscal year ended December 31, 2017.  The 2017 Deferred Cash Payment shall be distributed Pro Rata to holders of Allowed Senior Notes Claims.  The 2017 Deferred Cash Payment shall be evidenced by documentation in form and substance reasonably acceptable to the Required Plan Support Parties, a copy of which shall be included in the Plan Supplement, and the Debtors shall use good faith efforts to promptly obtain a credit rating for such 2017 Deferred Cash Payment from S&P, Moody’s, or any other rating agency agreed to by the Debtors and the Requisite Noteholders.

Adequate Protection Order means, collectively, the interim order authorizing the use of prepetition collateral and cash collateral and granting adequate protection and the final order authorizing and granting such relief, entered by the Bankruptcy Court on February 17, 2016 and March 9, 2016, respectively.

2

Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Fee Claims; and (c) Restructuring Expenses.

Allowed means, (a) with respect to any Claim, (i) any Claim arising on or before the Effective Date (A) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge has been interposed before the later of (1) the Effective Date and (2) sixty (60) days after such claim is asserted, whether through a proof of claim, motion for allowance, or otherwise, or (B) as to which all such challenges have been determined by a Final Order to the extent such challenges are determined in favor of the respective holder, (ii) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors in a Final Order of the Bankruptcy Court, (iii) any Claim expressly allowed under this Plan, (iv) any Claim that is listed in the Schedules as liquidated, non-contingent and undisputed, and (v) any Administrative Expense Claim (A) that was incurred by a Debtor in the ordinary course of business before the Effective Date to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (B) that is not otherwise Disputed; and (b) with respect to any Interest, such Interest is reflected as outstanding in the stock transfer ledger or similar register of any of the Debtors on the Distribution Record Date and is not subject to any objection or challenge.

Amended and Restated Credit Agreement means the Revolving Credit Agreement, as amended and restated, consistent with the Amended and Restated Credit Agreement Term Sheet.  The Amended and Restated Credit Agreement shall be in form and substance reasonably acceptable to the Required Plan Support Parties.

Amended and Restated Credit Agreement Term Sheet means that certain term sheet setting forth the key terms of the Amended and Restated Credit Agreement, annexed as Exhibit A to this Plan.

Amended By-Laws means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated by-laws (including any articles of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement to the extent they contain material changes to the existing documents.

Amended Certificate of Incorporation means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated certificate of incorporation (including any memorandum of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement, to the extent they contain material changes to the existing documents.

3

Asset means all of the right, title, and interest of a Debtor in and to property of whatever type or nature (including, without limitation, real, personal, mixed, intellectual, tangible, and intangible property).

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Cash means legal tender of the United States of America.

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, contribution, guarantee, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including, without limitation, under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law.  For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including, without limitation, any fraudulent transfer or similar claims.

Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on February 14, 2016 in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code, and styled In re Paragon Offshore plc, et al., Ch. 11 Case No. 16-10386 (CSS).

Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

4

Class means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.

Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is not invalid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.

Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court in form and substance reasonably satisfactory to the Required Plan Support Parties confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

Consenting Noteholders has the meaning ascribed to such term in the Plan Support Agreement.

Consolidated EBITDA means for purposes of the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a) provision for taxes based on income or profits of such Person and its subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b) the Fixed Charges of such Person and its subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(c) any foreign currency translation losses (including losses related to currency remeasurements of indebtedness) of such Person and its subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(d) depreciation, amortization, rent payments made under the Prospector Leases (to the extent not reflected in amortization or interest) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its subsidiaries for such period to the extent that such depreciation, amortization, rent payments made under the Prospector Leases (to the extent not reflected in amortization or interest) and non-cash charges and expenses were deducted in computing such Consolidated Net Income; plus

(e) any fees, expenses, charges or losses related to any capital markets transaction, acquisition, disposition or recapitalization (whether or not successful), including such fees, expenses, charges or losses related to the Restructuring and, in each case, deducted (and not added back) in computing Consolidated Net Income; minus

5

(f) any foreign currency translation gains (including gains related to currency remeasurements of indebtedness) of such Person and its subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(g) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business (and excluding any such non-cash item to the extent that it represents the reversal of an accrual or reserve for a potential cash charge or expense that reduced Consolidated EBITDA in a prior period); minus

(h) the amount of tax benefit based on income or profits of such Person and its subsidiaries for such period, to the extent such benefit was included in the computation of Consolidated Net Income, and plus or minus, as applicable;

(i) the effects of adjustments (including the effects of such adjustments pushed down to the Company and its subsidiaries) in any line item in such Person’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting; plus,

(j) the estimated contribution to Consolidated EBITDA of any contract or rig that is sold or otherwise monetized during such period. Contribution to Consolidated EBITDA will be estimated as follows:

(i) for any contract that is sold or rig that is sold while on a valid, existing contract, the projected contribution to Consolidated EBITDA of such contract or contracted rig from the date of sale or monetization to the earlier of (A) the last day of such period and (B) the end of the relevant contract, as projected in the annual budget approved by the board of directors of Reorganized Paragon for such period, plus for any rig with a contract which expires prior to the end of the relevant period, the estimated contribution to Consolidated EBITDA of such rig between the end of the contract and the end of the relevant period, as determined by the board of directors of Reorganized Paragon at such time

(ii) for any rig that is sold or otherwise monetized that is not subject to a valid, existing contract at the time of sale, the estimated contribution to Consolidated EBITDA in such period as determined by the board of directors of Reorganized Paragon at such time; provided that, for the avoidance of doubt with respect to clauses (j)(i) and (ii), Consolidated EBITDA related to any periods prior to any such sale or other monetization of rigs or contracts shall be without duplication with respect to any actual and projected periods, minus,

(k) the contribution to Consolidated EBITDA of any rig acquired after January 1, 2017,

in each case, on a consolidated basis and determined in accordance with GAAP.

6

Consolidated Net Income means for purposes of the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication: (a) all extraordinary gains (or losses) and all gains (or losses) realized in connection with any asset sale, the disposition of securities, the early extinguishment of indebtedness or the Restructuring, together with any related provision for taxes on any such gain (or loss), will be excluded; and (b) the cumulative effect of a change in accounting principles will be excluded.  Notwithstanding the foregoing, any gain (or loss) (extraordinary or otherwise) realized in connection with the cancellation of a customer contract shall not be excluded from Consolidated Net Income; provided that, any such gain (or loss) shall be pro-rated over the remaining term of such contract and only such pro-rated gain (or loss) for the applicable period shall be included in Consolidated Net Income for such period.

Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary (a) to cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) to permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

Debtor has the meaning set forth in the introductory paragraph of this Plan.

Debtor in Possession means, with respect to a Debtor, that Debtor in its capacity as a debtor in possession pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

Disbursing Agent means any Entity in its capacity as a disbursing agent under Section 6.6 hereof (including any Debtor, any Reorganized Debtor, the Senior Notes Indenture Trustee, or, if agreed, the Revolving Credit Facility Agent, as applicable), that acts in such a capacity.

Disclosure Statement means the Disclosure Statement for this Plan, in form and substance reasonably satisfactory to the Required Plan Support Parties, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, or other applicable law.

Disputed means, with respect to a Claim, (a) any Claim, proof of which was timely and properly filed, which is disputed under Section 7.1 of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order, (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed, (c) any Claim that is listed in the Schedules as unliquidated, contingent, or disputed, and as to which no request for payment or proof of claim has been filed, or (d) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by a Final Order.

Distribution Record Date means, except with respect to publicly issued securities, the Effective Date.

7

DTC means the Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

Effective Date means the date which is the first Business Day selected by the Debtors on which (a) all conditions to the effectiveness of this Plan set forth in Section 9.1 hereof have been satisfied or waived in accordance with the terms of this Plan and (b) no stay of the Confirmation Order is in effect.

Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

Estate means the estate of a Debtor created under section 541 of the Bankruptcy Code.

Exculpated Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Disbursing Agent; and (c) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Confirmation Date by Professional Persons.

Final Order means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) that: (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.

Fixed Charges means for purposes of the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment, with respect to any specified Person for any period, the sum, without duplication, of:

(a) the consolidated interest expense of such Person and its subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to hedging obligations in respect of interest rates; plus

(b) the consolidated interest expense of such Person and its subsidiaries that was capitalized during such period; plus

8

(c) any interest expense on indebtedness of another Person that is guaranteed by such Person or one of its subsidiaries or secured by a lien on assets of such Person or one of its subsidiaries, whether or not such guarantee or lien is called upon.

GAAP means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions or pronouncements by such other entity as have been approved by a significant segment of the U.S. accounting profession, which are in effect from time to time.

General Unsecured Claim means any Claim, other than an Administrative Expense Claim, a Fee Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Revolving Credit Agreement Claim, a Secured Term Loan Claim, a Senior Notes Claim, and an Intercompany Claim.

Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

Impaired means, with respect to a Claim, Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Intercompany Claim means any Claim against a Debtor held by another Debtor.

Intercompany Interest means an Interest in a Debtor other than Paragon Parent held by another Debtor or an affiliate of a Debtor.

Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all ordinary shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

Issuing Banks has the meaning ascribed to such term in the Revolving Credit Agreement.

LIBOR has the meaning ascribed to such term in the Revolving Credit Agreement.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Management Incentive Plan means the management incentive plan that may be adopted by the Debtors on or prior to the Effective Date for certain members of the Reorganized Debtors’ management.

9

Management Incentive Plan Securities means the Parent Ordinary Shares, or any options, warrants, or other securities convertible into Parent Ordinary Shares, issued pursuant to the Management Incentive Plan.

New Board means the initial board of directors of Reorganized Paragon comprised of nine (9) members, one of whom shall be designated by the Requisite Noteholders.

Noble means Noble Corporation plc, a public limited company incorporated under the laws of England and Wales.

Noble Entities has the meaning ascribed to such term in the Noble Settlement Agreement.

Noble Settlement Agreement has the meaning set forth in Section 9.1 of this Plan.

Noble Term Sheet means that certain term sheet setting forth the key terms of a settlement by and between Paragon Parent and Noble, dated as of February 11, 2016, annexed as Exhibit B to this Plan.

Other Secured Claim means any Secured Claim against a Debtor other than a Revolving Credit Agreement Claim or a Secured Term Loan Claim.

Paragon Entities has the meaning ascribed to such term in the Noble Term Sheet.

Paragon Parent means Paragon Offshore plc, a public limited company incorporated under the laws of England and Wales.

Parent Interests means all Interests in Paragon Parent immediately prior to the Effective Date, including all options, warrants, and ordinary shares.

Parent Ordinary Shares means the ordinary shares, nominal value $0.01 per share, of Paragon Parent to be issued pursuant to this Plan.

Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

Petition Date means, with respect to a Debtor, the date on which such Debtor commenced its Chapter 11 Case.

Plan means this joint chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including, without limitation, any appendices, schedules, and supplements to the Plan that are contained in the Plan Supplement), as may be modified from time to time in accordance with the Bankruptcy Code, the terms hereof, and the terms of the Plan Support Agreement.

Plan Distribution means the payment or distribution of consideration to holders of Claims and Interests under this Plan.

10

Plan Document means any of the documents, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including, without limitation, the documents to be included in the Plan Supplement, each of which shall be in form and substance reasonably satisfactory to the Required Plan Support Parties.

Plan Supplement means a supplemental appendix to this Plan in form and substance reasonably satisfactory to the Required Plan Support Parties and containing, among other things, substantially final forms of the Management Incentive Plan, if any, the Amended Certificates of Incorporation of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, the Amended and Restated Credit Agreement and, with respect to the members of the New Board, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided, that, through the Effective Date, the Debtors shall have the right to amend the documents contained in, and the exhibits to, the Plan Supplement in accordance with the terms of this Plan and the Plan Support Agreement.  The Plan Supplement shall be filed with the Bankruptcy Court no later than ten (10) calendar days before the Voting Deadline.

Plan Support Agreement means that certain Plan Support Agreement (including all exhibits thereto), dated as of February 12, 2016, by and among the Debtors and the Plan Support Parties, as may be amended, restated, or otherwise modified in accordance with its terms.

Plan Support Parties means, collectively, the Consenting Noteholders and the holders of the Revolving Credit Agreement Claims that are parties to the Plan Support Agreement.

Priority Non-Tax Claim means any Claim (other than an Administrative Expense Claim or a Priority Tax Claim) that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

Priority Tax Claim means any Claim of a Governmental Unit of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class.

Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

Prospector Leases means, collectively, the Lease Agreement, dated as of June 3, 2015, between Prospector One Corporation and Prospector Rig 1 Contracting Company S.À R.L., and the Lease Agreement, dated as of June 3, 2015, between Prospector Five Corporation and Prospector Rig 5 Contracting Company S.À R.L.

11

Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

Released Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Plan Support Parties; (d) the Revolving Credit Facility Agent; (e) JPMorgan Chase Bank, N.A., in its capacity as former administrative agent under the Secured Term Loan Agreement; (f) the Disbursing Agent; (g) each of the Syndication Agents, Documentation Agents, Joint Lead Arrangers and Joint Lead Bookrunners named in the Revolving Credit Agreement; (h) each of the Issuing Banks under the Revolving Credit Agreement; (i) the Senior Notes Indenture Trustee; and (j) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

Reorganized Debtors means the Debtors, as reorganized as of the Effective Date in accordance with this Plan.

Reorganized Paragon means Paragon Parent, as reorganized on the Effective Date in accordance with this Plan.

Required Plan Support Parties means, collectively, the Requisite Revolver Lenders and the Requisite Noteholders.

Requisite Noteholders has the meaning ascribed to such term in the Plan Support Agreement.

Requisite Revolver Lenders has the meaning ascribed to such term in the Plan Support Agreement.

Restructuring means the financial restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.

12

Restructuring Expenses means (a) the reasonable and documented fees and expenses incurred by the Plan Support Parties in connection with the Restructuring, as provided in the Plan Support Agreement, including the reasonable fees and expenses of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Consenting Noteholders; Young Conaway Stargatt & Taylor, LLP, Delaware counsel to Consenting Noteholders; one foreign counsel to the Consenting Noteholders in each other applicable jurisdiction under their respective engagement letters; and Ducera Partners LLC, financial advisor to the Consenting Noteholders, and (ii) Simpson Thacher & Bartlett LLP, counsel to the Revolving Credit Facility Agent; Landis Rath & Cobb LLP, Delaware counsel to the Revolving Credit Facility Agent; and PJT Partners LP, financial advisor to the Revolving Credit Facility Agent, in the case of both (i) and (ii), payable without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases; and (b) the reasonable and documented fees and expenses of the Senior Notes Indenture Trustee, as required under the Senior Notes Indenture.

Restructuring Transactions means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (a) the consummation of the transactions provided for under or contemplated by the Plan Support Agreement; (b) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and the Plan Support Agreement and that satisfy the requirements of applicable law; (c) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and the Plan Support Agreements; and (d) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate and that are not inconsistent with the Plan.

Revolving Credit Agreement means that certain Senior Secured Revolving Credit Agreement, dated as of June 17, 2014, by and among Paragon International Finance Company and Paragon Parent, as borrowers, the lenders and issuing banks party thereto from time to time, the Revolving Credit Facility Agent, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Barclays Bank plc, as Joint Lead Arrangers and Joint Lead Bookrunners, and certain other parties thereto, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time).

Revolving Credit Agreement Claim means any Claim arising under or related to the Revolving Credit Agreement or any other Credit Documents (as defined in the Revolving Credit Agreement), including, without limitation, all Obligations, Rate Management and Currency Protection Obligations (other than Excluded Swap Obligations), and Specified Cash Management Obligations (as each such term is defined in the Revolving Credit Agreement).

Revolving Credit Facility means, collectively, all advances and other extensions of credit made to the Debtors under the Revolving Credit Agreement.

Revolving Credit Facility Agent means JPMorgan Chase Bank, N.A., solely in its capacities as administrative agent under the Revolving Credit Agreement and as collateral agent with respect to the Revolving Credit Facility and the Secured Term Loan Facility, and together with any of its successors in such capacities.

13

Schedules means, the schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests, and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court.

Secured Claim means a Claim to the extent (a) secured by a valid, perfected and enforceable Lien on property of a Debtor’s Estate, the amount of which is equal to or less than the value of such property (i) as set forth in this Plan, (ii) as agreed to by the holder of such Claim and the Debtors, or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (b) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code.

Secured Term Loan Agent means Cortland Capital Market Services LLC, solely in its capacity as successor administrative agent under the Secured Term Loan Agreement, and together with any of its successors in such capacity.

Secured Term Loan Agreement means that certain Term Loan Agreement, dated as of July 18, 2014, by and among Paragon Parent, as parent, Paragon Offshore Finance Company, as borrower, the lenders party thereto from time to time, the Secured Term Loan Agent and certain other parties thereto, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time).

Secured Term Loan Claim means any Claim arising under the Secured Term Loan Agreement, the Term Loan Notes (as defined in the Secured Term Loan Agreement) and the Collateral Documents (as defined in the Secured Term Loan Agreement), including any unsecured Claim pursuant to section 506 of the Bankruptcy Code.

Secured Term Loan Facility means, collectively, all loans made to the Debtors under the Secured Term Loan Agreement.

Securities Act means the Securities Act of 1933, as amended.

Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code.

Senior Notes means, collectively, the 6.75% Notes and the 7.25% Notes.

Senior Notes Claims means, collectively, the 6.75% Senior Notes Claims and the 7.25% Senior Notes Claims.

Senior Notes Indenture means that certain Indenture, dated as of July 18, 2014, by and among Paragon Parent, as issuer, each of the guarantors named therein, and the Senior Notes Indenture Trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).

Senior Notes Indenture Trustee means Deutsche Bank Trust Company Americas, solely in its capacity as indenture trustee under the Senior Notes Indenture.

14

Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

U.S. Trustee means the United States Trustee for Region 3.

Voting Deadline means the deadline established by the Bankruptcy Court by which ballots accepting or rejecting the Plan must be received by the Debtors.

1.2      Interpretation; Application of Definitions; Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived, or modified from time to time.  The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively.  The words “includes” and “including” are not limiting.  The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the reference document shall be substantially in that form or substantially on those terms and conditions; (c) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (d) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

1.3      Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

1.4      Consent Rights of Plan Support Parties.

Notwithstanding anything herein to the contrary, any and all consent rights of the respective Plan Support Parties set forth in the Plan Support Agreement with respect to the form and substance of this Plan, the Plan Supplement, the other Plan Documents, and any other Definitive Documents (as defined in the Plan Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section 1.1 hereof) and fully enforceable as if stated in full herein.

15

1.5      Controlling Document.

In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document.  In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control.  The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

ARTICLE II.	ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, AND PRIORITY TAX CLAIMS.

2.1      Treatment of Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim other than a Fee Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Administrative Expense Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

2.2      Treatment of Fee Claims.

All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), 503(b)(6) or 1103 of the Bankruptcy Code shall (a) file, on or before the date that is sixty (60) days after the Confirmation Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim.  The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.  For the avoidance of doubt, this Section of the Plan shall not be applicable to any Restructuring Expenses, which shall be paid pursuant to Section 5.11 of the Plan.

16

2.3      Treatment of Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Priority Tax Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities, including this Plan.

ARTICLE III.	CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1      Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2      Formation of Debtor Groups for Convenience Only.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under this Plan.  Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities.

3.3      Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (a) Impaired and Unimpaired under this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (b) deemed to accept or reject this Plan:

17

Class	Type of Claim or Interest	Impairment	Entitled to Vote

Class 1	Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)

Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)

Class 3	Revolving Credit Agreement Claims	Impaired	Yes

Class 4	Secured Term Loan Claims	Unimpaired	No (Deemed to accept)

Class 5	Senior Notes Claims	Impaired	Yes

Class 6	General Unsecured Claims	Unimpaired	No (Deemed to accept)

Class 7	Intercompany Claims	Unimpaired	No (Deemed to accept)

Class 8	Parent Interests	Unimpaired	No (Deemed to accept)

Class 9	Intercompany Interests	Unimpaired	No (Deemed to accept)

3.4      Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of receiving Plan Distributions.

3.5      Elimination of Vacant Classes.

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

3.6      Voting; Presumptions; Solicitation.

(a)       Acceptance by Certain Impaired Classes.  Only holders of Allowed Claims in Classes 3 and 5 are entitled to vote to accept or reject this Plan.  An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan.  Holders of Claims in Classes 3 and 5 will receive ballots containing detailed voting instructions.

(b)       Deemed Acceptance by Unimpaired Classes.  Holders of Claims and Interests in Classes 1, 2, 4, 6, 7, 8, and 9 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject this Plan.

18

3.7      Cramdown.

If any Class of Claims entitled to vote on this Plan does not vote to accept this Plan, the Debtors may (a) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code.

3.8      No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

ARTICLE IV.	TREATMENT OF CLAIMS AND INTERESTS.

4.1      Class 1: Priority Non-Tax Claims.

(c)       Treatment: The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by this Plan.  Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

(d)       Impairment and Voting: Allowed Priority Non-Tax Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Non-Tax Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

4.2      Class 2: Other Secured Claims.

(e)        Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by this Plan.  Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.

19

(f)        Impairment and Voting: Allowed Other Secured Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

4.3      Class 3: Revolving Credit Agreement Claims.

(g)       Allowance and Treatment: The Revolving Credit Agreement Claims shall be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit in an aggregate principal amount of not less than Seven Hundred and Ninety-Five Million, Six Hundred and Sixty-One Thousand, Five-Hundred and Twenty-Eight Dollars ($795,661,528) (plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order).  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (ii) below shall be distributed on the Effective Date), each holder of an Allowed Revolving Credit Agreement Claim shall receive, in full satisfaction of and in exchange for such Allowed Secured Claim, its Pro Rata share of: (i) any accrued and unpaid interest from the Petition Date through the Effective Date as set forth in the Adequate Protection Order to the extent not previously paid pursuant to the Adequate Protection Order; (ii) One-Hundred and Sixty-Five Million Dollars ($165,000,000) in Cash and a corresponding permanent commitment reduction; and (iii) the remaining outstanding loans under the Revolving Credit Agreement converted to a term loan under the Amended and Restated Credit Agreement, which shall also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet.

(h)       Impairment and Voting: Allowed Revolving Credit Agreement Claims are Impaired.  For the avoidance of doubt, existing Revolving Credit Agreement Claims arising under the Guaranty and Collateral Agreement, dated as of July 18, 2014, among Paragon Parent, Paragon International Finance Company, Paragon Offshore Finance Company, the other guarantors party thereto and JPMorgan Chase Bank, N.A., as collateral agent, shall be deemed Impaired and shall be treated as set forth in the Amended and Restated Credit Agreement and related guaranty and collateral documents.  Holders of Allowed Revolving Credit Agreement Claims are entitled to vote on this Plan.

4.4      Class 4: Secured Term Loan Claims.

(i)        Treatment: The legal, equitable, and contractual rights of the holders of Allowed Secured Term Loan Claims are unaltered by this Plan.  On the Effective Date, or as soon as practicable thereafter, the holders of Allowed Secured Term Loan Claims shall have their Allowed Secured Term Loan Claims Reinstated.  For the avoidance of doubt and notwithstanding anything to the contrary herein, upon Reinstatement, the terms of the Secured Term Loan Agreement shall control in the event of any inconsistency between any provision of this Plan or the Confirmation Order and the Secured Term Loan Agreement.

20

(j)        Impairment and Voting: Allowed Secured Term Loan Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Secured Term Loan Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Secured Term Loan Claims.

4.5      Class 5: Senior Notes Claims.

(k)       Treatment:  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (iii) below shall be distributed on the Effective Date) each holder of an Allowed Senior Notes Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, its Pro Rata share of:  (i) that number of Parent Ordinary Shares which shall in the aggregate comprise thirty-five percent (35)% of the total outstanding ordinary shares of Reorganized Paragon as of the Effective Date without regard to the Management Incentive Plan Securities; (ii) the right to receive the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment in accordance with the terms of this Plan; and (iii) Three-Hundred and Forty-Five Million Dollars ($345,000,000) in Cash.

(l)        Impairment and Voting:  Allowed Senior Notes Claims are Impaired.  Holders of Allowed Senior Notes Claims are entitled to vote on this Plan.

4.6      Class 6: General Unsecured Claims.

(m)      Treatment: The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by this Plan.  Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

(n)       Impairment and Voting: Allowed General Unsecured Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.

4.7      Class 7: Intercompany Claims.

(o)       Treatment: On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion.  All Intercompany Claims between any Debtor and a nondebtor affiliate shall be Unimpaired under this Plan.

(p)       Impairment and Voting: All Allowed Intercompany Claims are either Unimpaired or are deemed Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Claims.

21

4.8      Class 8: Parent Interests.

(q)       Treatment: On the Effective Date, the holders of Parent Interests shall retain their Parent Interests, subject to dilution on account of the Parent Ordinary Shares to be issued in accordance with this Plan.  After the issuance of the Parent Ordinary Shares, the Parent Interests shall comprise in the aggregate sixty-five percent (65%) of the total outstanding ordinary shares of Reorganized Paragon without regard to the Management Incentive Plan Securities.

(r)        Impairment and Voting: Allowed Parent Interests are either Unimpaired or deemed Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Parent Interests are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Parent Interests.

4.9      Class 9: Intercompany Interests.

(s)       Treatment: Intercompany Interests are Unimpaired.  On the Effective Date, all Intercompany Interests shall be treated as set forth in Section 5.7 hereof.

(t)        Impairment and Voting: Allowed Intercompany Interests are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Interests.

4.10    Debtors’ Rights in Respect of Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

4.11    Treatment of Vacant Classes.

Any Claim or Interest in a Class that is considered vacant under Section 3.5 of this Plan shall receive no Plan Distribution.

22

ARTICLE V.	MEANS FOR IMPLEMENTATION; POST-EFFECTIVE DATE GOVERNANCE.

5.1      Continued Corporate Existence.

(u)       Except as otherwise provided in this Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation, and the Amended By-Laws.  On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

(v)       On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate this Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of this Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) Restructuring Transactions; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

5.2       Amended and Restated Credit Agreement and Parent Ordinary Shares.

On the Effective Date, the Reorganized Debtors are authorized to issue or cause to be issued all plan-related securities and documents, including without limitation the Amended and Restated Credit Agreement and the Parent Ordinary Shares, for distribution in accordance with the terms of this Plan and any corporate resolutions.

23

On the Effective Date, (a) upon the granting of liens and the continuation of existing liens in accordance with the Amended and Restated Credit Agreement, the lenders thereunder shall have valid, binding and enforceable liens on the collateral specified in the Amended and Restated Credit Agreement and related guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, liens and other security interests and the continuation of existing guarantees, mortgages, pledges, liens and other security interests in accordance with the Amended and Restated Credit Agreement, the guarantees, mortgages, pledges, liens and other security interests granted and continued to secure the obligations arising under the Amended and Restated Credit Agreement shall be granted and continued in good faith as an inducement to the lenders thereunder to convert to term loans and extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Amended and Restated Credit Agreement and related guarantee and collateral documentation.  All liens and security interests securing the obligations arising under the Amended and Restated Credit Agreement that were shared by the Revolving Credit Agreement Claims and the Secured Term Loan Claims as of the Petition Date are unaltered by this Plan, and all such liens and security interests are created and perfected with respect to the obligations arising under the Amended and Restated Credit Agreement to the same extent, in the same manner and on the same terms as they were with respect to the Revolving Credit Agreement Claims and Secured Term Loan Claims.

5.3      Cancellation of Certain Existing Agreements.

Except for the purpose of evidencing a right to a Plan Distribution, the 6.75% Notes, the 7.25% Notes and the Senior Notes Indenture shall be deemed cancelled on the Effective Date; provided, however, that the Senior Notes Indenture shall continue in effect for the purposes of permitting the Senior Notes Indenture Trustee to (a) make distributions under this Plan as provided herein and perform such other necessary functions with respect hereto, (b) seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan, (c) maintain and assert any rights or exercise any charging liens for reasonable fees, costs and expenses thereunder, including, without limitation, the right to seek indemnification.

5.4      Release of Liens.

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents.

5.5      Officers and Boards of Directors.

(w)       The composition of each board of directors of a Reorganized Debtor, including the New Board, shall be disclosed prior to the entry of the order confirming this Plan in accordance with 11 U.S.C. § 1129(a)(5).  The Requisite Noteholders shall have the right to designate one independent member of the New Board.

24

(x)        Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date.  Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.6       Management Incentive Plan.

The Debtors may, solely within their discretion, implement the Management Incentive Plan.  Any Management Incentive Plan Securities issued pursuant to the Management Incentive Plan shall proportionally dilute all the Parent Ordinary Shares to be issued in accordance with this Plan and the existing Parent Interests.

5.7       Intercompany Interests.

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by Paragon Parent or a direct or indirect subsidiary of Paragon Parent shall be unaffected by the Plan and continue in place following the Effective Date.

5.8       Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan.

5.9       Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor.  Accordingly, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

5.10    Settlement of Claims and Controversies.

(y)       Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Plan Distributions and other benefits provided under this Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders, and (ii) fair, equitable and reasonable.

25

(z)        Noble Settlement.  Pursuant to the Noble Term Sheet, Noble has agreed to provide, among other things, credit support to Paragon with respect to certain bonding obligations imposed by Mexican Governmental Units in exchange for Paragon’s release of all claims and causes of action arising under, relating to, or in connection with the Spin-Off (as defined in the Noble Term Sheet) that the Paragon Entities may hold against the Noble Entities.

5.11    Restructuring Expenses.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses in accordance with the terms of the applicable engagement letters or other applicable contractual arrangements.

ARTICLE VI.	DISTRIBUTIONS.

6.1      Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan.

6.2      Plan Funding.

Plan Distributions of Cash shall be funded from the Debtors’ and the Reorganized Debtors’ Cash on hand as of the applicable date of such Plan Distribution.

6.3      No Postpetition Interest on Claims.

Except as otherwise specifically provided for in this Plan, including in Sections 4.3 and 4.4 of this Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.4      Date of Distributions.

Unless otherwise provided in this Plan, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon thereafter as is practicable; provided, that other than the Cash to be distributed to holders of Allowed Claims in Class 3 and Class 5 under Sections 4.3(a)(ii) and 4.5(a)(iii) of this Plan, which shall be made on the Effective Date, the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

26

6.5      Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date.  Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date.  In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

6.6      Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties.  The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records.  The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.17 of this Plan.

6.7      Delivery of Distributions.

(aa)     The Disbursing Agent will issue or cause to be issued, the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at: (i) the address of such holder on the books and records of the Debtors or their agents, or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001.  In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

(bb)     With respect to the Parent Ordinary Shares to be distributed to holders of Allowed Senior Notes Claims, all of the shares of the Parent Ordinary Shares shall, to the extent such shares are permitted to be held through DTC’s book-entry system, be issued in the name of such holder or its nominee(s) in accordance with DTC’s book-entry exchange procedures.  To the extent that the Parent Ordinary Shares are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Paragon shall take reasonable actions to cause distributions of the Parent Ordinary Shares to holders of Allowed Senior Notes Claims, including by delivery of one or more certificates representing such shares or by means of book-entry registration on the books of the transfer agent for shares of the Parent Ordinary Shares.

27

6.8      Unclaimed Property.

One year from the later of: (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred.  The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

6.9      Satisfaction of Claims.

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.10    Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.11    Fractional Shares and Notes and De Minimis Cash Distributions.

No fractional Parent Ordinary Shares shall be distributed.  When any distribution would otherwise result in the issuance of a number of Parent Ordinary Shares that is not a whole number, the Parent Ordinary Shares subject to such distribution shall be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number, and (b) fractions less than 1/2 shall be rounded to the next lower whole number.  The total number of Parent Ordinary Shares to be distributed on account of Allowed Senior Notes Claims will be adjusted as necessary to account for the rounding provided for herein.  No consideration will be provided in lieu of fractional shares that are rounded down.  Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of Parent Ordinary Shares or Fifty Dollars ($50.00) in Cash.  Fractional Parent Ordinary Shares that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized Paragon.

6.12    No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of this Plan.

28

6.13    Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in this Plan and subject to Section 6.3 of this Plan, to the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

6.14    Exemption from Securities Laws.

The issuance of and the distribution under this Plan of the Parent Ordinary Shares, the 2016 Deferred Cash Payment, and the 2017 Deferred Cash Payment shall be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code.  These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

6.15    Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Reorganized Debtor or its successor or assign may possess against such holder.

6.16    Rights and Powers of Disbursing Agent.

(cc)     Powers of Disbursing Agent.  The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

(dd)     Expenses Incurred on or After the Effective Date.  Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

29

6.17    Withholding and Reporting Requirements.

(ee)      In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements; provided, however, that the Disbursing Agent shall have no reporting or withholding obligations in respect of the distribution of Three-Hundred and Forty-Five Million Dollars ($345,000,000) in Cash to the holders of Allowed Senior Notes Claims pursuant to Section 4.5(a) of this Plan.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

(ff)       Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

(gg)     The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority.  If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

ARTICLE VII.	PROCEDURES FOR RESOLVING CLAIMS.

7.1      Disputed Claims Generally.

(hh)     Filing Proofs of Claim.  Holders of Claims need not file proofs of Claim with the Bankruptcy Court.  In the event that a holder of a Claim elects to file a proof of Claim with the Bankruptcy Court, such holder shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the determination, liquidation, allowance, or disallowance of such Claim.

30

(ii)       Disputed Claims.  If the Debtors dispute any Claim as to which no proof of claim has been filed, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced.  Notwithstanding section 502(a) of the Bankruptcy Code, and considering the Unimpaired treatment of all holders of General Unsecured Claims under this Plan, all proofs of claim filed on account of General Unsecured Claims shall be deemed Disputed without further action by the Debtors.  Upon the Effective Date, all proofs of claim filed against the Debtors on account of General Unsecured Claims (including those filed after the Effective Date), shall be deemed withdrawn.  The deemed withdrawal of all proofs of claim filed on account of General Unsecured Claims is without prejudice to such claimant’s right to assert such Claim in any forum as if the Chapter 11 Cases had not been commenced.

7.2      Objections to Fee Claims.

Any objections to Fee Claims shall be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

7.3       Estimation of Claims.

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection.  The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

7.4      Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan by any mechanism approved by the Bankruptcy Court.

7.5       No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under this Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

31

7.6       Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan.  As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

ARTICLE VIII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1       Assumption of Executory Contracts and Unexpired Leases.

(jj)       As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which the Debtors are party shall be deemed assumed except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a final order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing, (iii) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date, or (iv) is the subject of a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”).  The Debtors reserve the right to reject any executory contract or unexpired lease pursuant to this Plan.

(kk)     Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed pursuant to this Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

8.2      Determination of Cure Disputes and Deemed Consent.

(ll)       Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof.  Following the Petition Date, the Debtors shall have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intent to assume the contract or lease in connection with this Plan and setting forth the proposed Cure Amount (if any).  If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be Zero Dollars ($0).

32

(mm)    If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective.  Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the filing thereof, shall be deemed to have assented to such assumption and/or the Cure Amount and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or the amount of such Cure Amount thereafter.

8.3       Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by this Plan; provided, that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud.  All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

8.4      Compensation and Benefit Plans.

Unless otherwise provided in this Plan, all employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.  For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the foregoing assumed plans, programs, or arrangements.

8.5      Insurance Policies.

All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtor or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms.  All other insurance policies shall vest in the Reorganized Debtors.

33

8.6      Reservation of Rights.

(nn)     Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(oo)     Except as otherwise provided in this Plan, nothing shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(pp)     Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(qq)     If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE IX.	CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE.

9.1      Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied:

(rr)       the Plan Documents are reasonably satisfactory in all respects to the Debtors and the Required Plan Support Parties;

(ss)     all conditions precedent to effectiveness of the Amended and Restated Credit Agreement shall have been satisfied or waived in accordance with the terms thereof;

(tt)       the Bankruptcy Court has entered the Confirmation Order, which order shall not be subject to a stay of execution;

(uu)     all Restructuring Expenses payable under the Plan Support Agreement and the Plan shall be paid by the Debtors before or on the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court in accordance with Section 5.11 of this Plan;

(vv)     an order approving a definitive settlement agreement (the “Noble Settlement Agreement”) consistent with the Noble Term Sheet or otherwise in form and substance reasonably satisfactory to the Required Plan Support Parties shall have been entered and not be subject to a stay of execution;

34

(ww)    the conditions precedent to effectiveness of the indenture with respect to the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment shall have been satisfied or waived in accordance with the terms thereof, and such indenture shall be in full force and effect and binding on all parties thereto, and shall have been qualified under section 307 of the Trust Indenture Act of 1939, as amended;

(xx)      all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions; and

(yy)     if applicable, the Amended Certificate of Incorporation of Reorganized Paragon shall have been filed with the appropriate governmental authority.

9.2      Waiver of Conditions Precedent.

(zz)      Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors subject to the written consent of the Required Plan Support Parties.  If any such condition precedent is waived pursuant to this section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied.  If this Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.9 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(aaa)   The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.3      Effect of Failure of a Condition.

If the conditions listed in Section 9.1 are not satisfied or waived in accordance with Section 9.2 on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as agreed to by the Required Plan Support Parties and the Debtors and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the other Plan Support Parties, or any other Entity.

35

ARTICLE X.	EFFECT OF CONFIRMATION.

10.1    Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under this Plan and whether such holder has accepted this Plan.

10.2    Vesting of Assets.

Except as otherwise provided in this Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests.  Subject to the terms of this Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.3    Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise provided in this Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date.  Except as otherwise provided in this Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

10.4    Term of Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in this Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

36

10.5    Plan Injunction.

(bbb)  Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Entities who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan, the Plan Documents and the Secured Term Loan Agreement.

(ccc)   By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan, including, without limitation, the injunctions set forth in this section.

37

10.6     Releases.

(ddd)   Releases by the Debtors.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Plan Support Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud.

(eee)   Releases by Holders of Claims and Interests.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan, the Plan Documents and the Secured Term Loan Agreement, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by (i) the holders of all Claims or Interests who vote to accept this Plan, (ii) the holders of Claims or Interests whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan, (iii) the holders of Claims or Interests who vote to reject this Plan but do not opt out of granting the releases set forth herein, (iv) the Revolving Credit Facility Agent, and (v) the Senior Notes Indenture Trustee, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Plan Support Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud.

38

(fff)     Releases in the Noble Term Sheet.  As of the Effective Date, the releases contemplated in the Noble Term Sheet shall be granted.

(ggg)  Limitation on Releases and Exculpation.  Notwithstanding anything to the contrary in this Plan, nothing in this Article X of this Plan shall waive or release the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, based on or relating to, or in any manner arising from, in whole or in part, nonpayment of the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment, if any.

(hhh)  Special Provisions for Governmental Units.  Notwithstanding any language to the contrary contained in this Plan, no provision of this Plan shall (i) preclude any Governmental Unit from enforcing its police or regulatory powers or (ii) release any non-debtor from liability in connection with any legal or equitable action or claim brought by any Governmental Unit.

10.7    Exculpation.

To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Plan Support Agreement, the Restructuring Transactions, this Plan, or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except for willful misconduct or gross negligence.  This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

10.8    Injunction Related to Releases and Exculpation.

Except for the rights that remain in effect from and after the Effective Date to enforce this Plan, the Plan Documents and the Secured Term Loan Agreement, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to this Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in this Plan.

39

10.9    Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.10  Retention of Causes of Action and Reservation of Rights.

Subject to Sections 10.6, 10.7 and 10.8 of this Plan, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law.  Subject to Sections 10.6, 10.7 and 10.8 of this Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.11  Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract, or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; or (d) the Restructuring.

10.12  Indemnification and Reimbursement Obligations.

For purposes of this Plan, (a) the obligations of the Debtors to indemnify and reimburse their current and former directors or officers shall be assumed by the Reorganized Debtors and (b) indemnification obligations of the Debtors arising from services as officers and directors during the period from and after the Petition Date shall be Administrative Expense Claims.

40

ARTICLE XI.	RETENTION OF JURISDICTION.

11.1    Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(iii)      to hear and determine applications for the assumption of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(jjj)      to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;

(kkk)   to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(lll)      to ensure that distributions to holders of Allowed Claims are accomplished as provided in this Plan and the Confirmation Order;

(mmm) to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(nnn)  to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(ooo)  to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(ppp)   to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(qqq)  to hear and determine all Fee Claims;

(rrr)     to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

41

(sss)   to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments in furtherance of either (including, without limitation, the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment, if any), or any agreement, instrument, or other document governing or related to any of the foregoing;

(ttt)     to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release, exculpation, or injunction provisions set forth in this Plan, or to maintain the integrity of this Plan following the occurrence of the Effective Date;

(uuu)  to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(vvv)  to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(www) to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(xxx)    to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(yyy)  to recover all Assets of the Debtors and property of the Estates, wherever located; and

(zzz)    to enter a final decree closing each of the Chapter 11 Cases;

provided that, on and after the Effective Date, the Bankruptcy Court shall not retain jurisdiction over any matters arising out of or related to the Amended and Restated Credit Agreement or the Secured Term Loan Agreement.

ARTICLE XII.	MISCELLANEOUS PROVISIONS.

12.1    Amendments.

(aaaa)  Plan Modifications.  This Plan may be amended, modified, or supplemented by the Debtors, subject to the consent rights set forth in the Plan Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court.  In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to this Plan, the Debtors, subject to the consent rights set forth in the Plan Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes or effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

42

(bbbb) Certain Technical Amendments.  Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Claims or Interests under this Plan.

12.2    Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors.  If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or entity.

12.3    Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, the issuance, transfer, or exchange of any security or other property hereunder, as well as all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

12.4    Payment of Statutory Fees.

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors.  Quarterly fees owed to the U.S. Trustee shall be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors shall continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code.  Each and every one of the Debtors shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

43

12.5    Severability.

Subject to Section 5.9 of this Plan, if, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with this Section, is valid and enforceable pursuant to its terms.

12.6    Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.7    Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns.

12.8    Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Entity.

12.9    Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

44

12.10  Computing Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.11  Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.

12.12  Notices.

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, shall be in writing (including by email transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered, addressed as follows:

(a)       If to the Debtors or Reorganized Debtors:

Paragon Offshore plc
c/o Paragon Offshore Services LLC
3151 Briarpark Drive
Houston, Texas  77042
Attn:          Todd Strickler, Vice President, General Counsel, and Corporate Secretary
Telephone: (832) 783-4000
Email:          tstrickler@paragonoffshore.com

– and –

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attn:          Mark D. Collins, Esq.
Telephone:  (302) 651-7700
Email:          collins@rlf.com

– and –

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attn:           Gary T. Holtzer, Esq.
Stephen A. Youngman, Esq.
Telephone:  (212) 310-8000
Email:          gary.holtzer@weil.com
stephen.youngman@weil.com

45

(b)          If to Ad Hoc Committee of Senior Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:          Andrew N. Rosenberg, Esq.
Elizabeth R. McColm, Esq.
Telephone:  (212) 373-3000
Email:          arosenberg@paulweiss.com
emccolm@paulweiss.com

(c)          If to the Revolving Credit Facility Agent

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:          Sandeep Qusba, Esq.
Kathrine A. McLendon, Esq.
Telephone: (212) 455-2000
Email:          squsba@stblaw.com
kmclendon@stblaw.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

12.13  Reservation of Rights.

Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order.  None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:	April 19, 2016
Houston, Texas

[The balance of this page has been intentionally left blank.]

46

PARAGON OFFSHORE PLC

By:
Name: Randall D. Stilley
Title: Chief Executive Officer and President

PARAGON INTERNATIONAL FINANCE COMPANY

By:
Name: Oliver L. Betschart
Title: Director

PARAGON OFFSHORE FINANCE COMPANY

By:
Name: Oliver L. Betschart
Title: Director

PARAGON OFFSHORE LEASING (SWITZERLAND) GMBH

By:
Name: Oliver L. Betschart
Title: Director

PARAGON OFFSHORE CONTRACTING GMBH

By:
Name: Oliver L. Betschart
Title: Director

PARAGON HOLDING NCS 2 S.Á R.L.

By:
Name: Sandrine E. G. Algrain
Title: Manager

PARAGON OFFSHORE (LUXEMBOURG) S.Á R.L.

By:
Name: Sandrine E. G. Algrain
Title: Manager

PARAGON OFFSHORE LEASING (LUXEMBOURG) S.Á R.L.

By:
Name: Sandrine E. G. Algrain
Title: Manager

PARAGON OFFSHORE INTERNATIONAL LTD.

By:
Name: Oliver L. Betschart
Title: Director

PARAGON DUCHESS LTD.

By:
Name: Oliver L. Betschart
Title: Director

PARAGON (MIDDLE EAST) LIMITED

By:
Name: Oliver L. Betschart
Title: Director

PARAGON ASSET COMPANY LTD.

By:
Name: Oliver L. Betschart
Title: Director

PARAGON ASSET (ME) LTD.

By:
Name: Oliver L. Betschart
Title: Director

PARAGON HOLDING SCS 2 LTD.

By:
Name: Oliver L. Betschart
Title: Director

PARAGON FDR HOLDINGS LTD.

By:
Name: Oliver L. Betschart
Title: Director

PARAGON HOLDING SCS 1 LTD.

By:
Name: Oliver L. Betschart
Title: Director

PARAGON OFFSHORE (NORTH SEA) LTD.

By:
Name: Oliver L. Betschart
Title: Director

PARAGON ASSET (UK) LTD.

By:
Name: Oliver L. Betschart
Title: Director

PARAGON OFFSHORE HOLDINGS US INC.

By:
Name: Stephen A. Manz
Title: Director

PARAGON DRILLING SERVICES 7 LLC

By:
Name: Oliver L. Betschart
Title: Director

PARAGON OFFSHORE DRILLING LLC

By:
Name: Stephen A. Manz
Title: Member

PARAGON LEONARD JONES LLC

By:
Name: Oliver L. Betschart
Title: Member

PARAGON OFFSHORE DO BRASIL LTDA.

By:
Name: Raphael Andrade
Title: Manager

PARAGON OFFSHORE (NEDERLAND) B.V.

By:
Name: Pieter de Bruijne
Title: Director

PGN OFFSHORE DRILLING (MALAYSIA) SDN. BHD.

By:
Name: Oliver L. Betschart
Title: Director

PARAGON OFFSHORE (LABUAN) PTE. LTD.

By:
Name: Oliver L. Betschart
Title: Director

Exhibit A
Amended and Restated Credit Agreement Term Sheet

PROJECT OCULUS
Summary of Terms and Conditions

This term sheet (this “Term Sheet”) is a summary of terms and conditions under which the parties under that certain Senior Secured Revolving Credit Agreement, dated as of June 17, 2014, by and among Paragon Offshore plc and Paragon International Finance Company, as borrowers, each of the guarantors named therein, the lenders and issuing banks party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified, or otherwise supplemented from time to time (the “Existing Credit Agreement”),  are agreeing to restructure the outstanding obligations under the Existing Credit Agreement.  On the closing date of such restructuring, the outstanding amounts under the Existing Credit Agreement shall be deemed to be issued under an amended and restated agreement pursuant to which:  (a) the Revolving Credit Commitment Amount under, and as defined in, the Existing Credit Agreement shall be permanently reduced by (i) $165 million of cash paydown, plus (ii) any remaining availability, (b) all outstanding Revolving Loans (after giving effect to the permanent reduction set forth in clause (a)) under, and as defined in, the Existing Credit Agreement (the “Existing Revolving Loans”) will be converted into the Term Loan (as defined below) and (c) all outstanding Letters of Credit under, and as defined in, the Existing Credit Agreement (the “Existing Letters of Credit”), shall be deemed issued under the L/C Facility (as defined below), in each case subject to the terms and conditions set forth in this Term Sheet. No commitment or obligation shall arise or exist under or in connection with this Term Sheet or any negotiations, discussions, drafts or other communications pursuant to, or in connection with, this Term Sheet unless, until, and subject to, the execution and delivery by the relevant parties of written, definitive documentation including the Plan Support Agreement to which this Term Sheet shall be annexed (the “Plan Support Agreement”).
1.  PARTIES

Borrower:	Paragon Offshore plc and Paragon International Finance Company, as joint and several borrowers (the “Borrowers”).

Guarantors:
The existing guarantors, together with the Borrowers’ direct and indirect, existing and future, subsidiaries, except (i) to the extent such guarantee (a) could reasonably be expected to result in material and adverse tax consequences to the Borrowers, (b) is contractually prohibited by contracts in existence on the Closing Date (as defined below) or at the time such subsidiary becomes a subsidiary or (c) is prohibited by applicable law, rule or regulation (including any requirement to obtain governmental authority or third party consent) and (ii) Prospector Rig 6 Owning Company S.a.r.l., Prospector Rig 7 Owning Company S.a.r.l. and Propsector Rig 8 Owning Company S.a.r.l.; provided, that in respect of this clause (ii), that this exclusion shall cease to apply to any such entity to the extent that such entity takes any title interest in the applicable rig (the “Guarantors”; together with the Borrowers, the “Loan Parties”); provided that, if it is judicially determined by a court of competent jurisdiction that the addition of any new Guarantor would result in a conflict with the reinstatement of the facility under the Existing Term Loan Agreement (as defined below), then the Administrative Agent will elect (in its discretion) to either (a) forego such additional Guarantor or (b) permit such Guarantor to guarantee the Existing Term Loan Agreement on the same terms and conditions as the Facilities to the extent permitted by such court.

Administrative Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”).

Lenders:	The current syndicate of banks, financial institutions and other entities under the Existing Credit Agreement (collectively, the “Lenders”).

2.  TYPES AND AMOUNTS OF FACILITIES

A.  Term Loan Facility
Type and Amount:
The Existing Revolving Loans shall be converted to a term loan under a five-year term loan facility (the “Term Loan Facility”) in the aggregate amount of $544[2] million (the loan thereunder, the “Term Loan”).

Maturity and
Amortization:
The Term Loan will mature on the earlier of (x) the date that is five years after the Closing Date  and (y) the 91st day prior to the maturity date of the obligations under the Term Loan Agreement (as defined in the Existing Credit Agreement including any extension, modification, renewal, refinancing or replacement of the Term Loan Agreement, in each case, to the extent permitted by the terms of the Credit Documentation (as defined below)), or any such replacement agreement pursuant to the Paragon Plan (as defined in the Plan Support Agreement) in effect on the Closing Date that is satisfactory to the Administrative Agent and the Lenders (the “Existing Term Loan Agreement”) (such earlier date, the “Maturity Date”).

There shall be no amortization on the Term Loan, and any outstanding amounts of the Term Loan shall be repaid on the Maturity Date.

Availability:	The Term Loan shall be deemed made in a single drawing on the Closing Date. Repayments and prepayments of the Term Loan may not be reborrowed.

2 Amount to be confirmed.

2

B. L/C Facility:

Type and Amount:
The Existing Letters of Credit shall be deemed issued under a letter of credit facility (the “L/C Facility” and, together with the Term Loan Facility, the “Facilities”) with a duration and maturity the same as the duration and maturity of the Term Loan Facility; the availability thereunder (including, for the avoidance of doubt, any commitment to provide Letters of Credit and any issued and undrawn Letters of Credit issued or deemed issued thereunder), the “L/C Availability” and such Existing Letters of Credit and any additional letters of credit issued thereunder, the “Letters of Credit”) in the initial aggregate amount of $89[3] million.

Availability and
Maturity:	The L/C Facility shall be available at any time on a revolving basis during the period commencing on the Closing Date and ending on the Maturity Date, subject to the following:

(a)          If any Existing Letter of Credit shall expire or terminate by its terms while the underlying obligation to provide the applicable Existing Letter of Credit is still in existence, such Existing Letter of Credit shall be permitted to be extended, replaced or renewed in support of such underlying obligation; provided, that, with respect to such extended, replaced or renewed letter of credit (i) (A) the face amount shall be no greater than the face amount of the applicable Existing Letter of Credit, (B) the draw conditions shall be identical to the draw conditions under the applicable Existing Letter of Credit and (C) the beneficiary shall either be (x) the same as the beneficiary under the applicable Existing Letter of Credit or (y) a successor to or affiliate of the beneficiary under the applicable Existing Letter of Credit or (ii) the face amount, draw conditions, beneficiary and other terms shall otherwise be satisfactory to the Administrative Agent and the applicable Issuing Lender as determined in each of their sole discretion.

(b)         L/C Availability shall be permanently reduced (i) until the L/C Availability, when taken together with the aggregate outstanding amount of L/C Loans (as defined below) (collectively, the “L/C Exposure”) is equal to $65 million, dollar-for-dollar for each Existing Letter of Credit terminated (except as may be extended, replaced or renewed under clause (a) above) or resized to a lower face amount and (ii) on or before December 31, 2018 (any such date of reduction, the “L/C Availability Reduction Date”) by an amount until the L/C Exposure shall not exceed $65 million; provided that if on the L/C Availability Reduction Date the aggregate outstanding amount of Letters of Credit exceeds $65 million notwithstanding the Borrowers diligent efforts to replace such Letters of Credit, the Borrowers shall cash collateralize such Letters of Credit in an amount equal to 103% of such excess pursuant to terms satisfactory to the Issuing Lenders and the Administrative Agent.

3 Amount to be confirmed.

3

(c)          Notwithstanding anything to the contrary set forth above, at any time during the period from the Closing Date until the L/C Availability Reduction Date (such period, the “Initial Availability Period”), (x) the Borrowers may request, and, subject to the terms and conditions set forth in this Term Sheet, the Issuing Lender shall issue (and the Lenders shall purchase participations in), letters of credit in an aggregate amount outstanding at any time during such period of up to $5 million so long as the L/C Exposure is less than $75 million or (y) the Borrowers may request letters of credit in a face amount not to exceed $5 million outside of the Facilities to backstop obligations of the Borrowers and their subsidiaries in respect of performance and bid bonds or security deposits in the ordinary course of business and provide cash collateral with respect thereto in an aggregate amount outstanding at any time during such period not to exceed $5.25 million.

(d)          No Letter of Credit (other than Existing Letters of Credit) shall have an expiration date after the earlier of (i) one year after the date of issuance unless consented to by the Issuing Lender and the Administrative Agent and (ii) five business days prior to the Maturity Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Any cash collateral provided (i) to the Issuing Lenders pursuant to clause (b) above or (ii) with respect to letters of credit issued pursuant to clause (c)(y) above, is collectively referred to herein as the “Cash Collateral”.

L/C Availability Reductions:
The L/C Availability may be reduced, in whole or in part without premium or penalty, in minimum amounts to be agreed, at the option of the Borrowers at any time upon one day’s prior notice, and the L/C Availability shall be permanently reduced as set forth in the section above titled “Availability and Maturity”.

Issuing Lenders:	The issuing lenders under the Existing Credit Agreement (each an “Issuing Lender”) subject to allocation of fronting exposure to be agreed upon in the Credit Documentation.

Drawings:
Drawings under any Letter of Credit, if not reimbursed by the Borrowers within five business days after the Borrowers have received notice from the applicable Issuing Lender that such draft has been paid (and if so reimbursed shall not reduce the L/C Availability), shall be deemed to be term loans under the L/C Facility (the “L/C Loans” and, together with the Term Loan, collectively, the “Loans”) and, notwithstanding anything to the contrary, shall permanently reduce the L/C Availability in the amount of any such L/C Loans.

4

There shall be no amortization on the L/C Loans, and all outstanding L/C Loans will be repayable on the Maturity Date.

Use of Proceeds:
The Letters of Credit shall be issued (a) during the Initial Availability Period, to backstop obligations of the Borrowers and their subsidiaries in respect of performance and bid bonds or security deposits in the ordinary course of business and (b) after the L/C Availability Reduction Date, to support the general corporate purposes of the Borrowers or one or more of their subsidiaries; provided, however, in no event shall the Borrowers, directly or indirectly, request or facilitate a drawing (or consent to any transaction or settlement that would directly result in a drawing) under the Existing Letter of Credit in favor of Travelers Casualty and Surety Company of America or any successor thereto in connection with a settlement or other agreement in respect of the outstanding amounts payable by  Petróleos Mexicanos or its affiliates to the Loan Parties.

3.  CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments:
Loans may be prepaid, in whole or in part without premium or penalty, in minimum amounts to be agreed, at the option of the Borrowers at any time upon one day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I hereto), three days’) prior notice, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

Mandatory Prepayments and
Cash Collateralization of
Letters of Credit:
Subject to the terms and conditions of the Existing Term Loan Agreement, any amounts permitted to be retained by the Loan Parties or otherwise excluded from the prepayment requirements under the Existing Term Loan Agreement shall be required to be applied to the Facilities as described below; provided that the lenders under the Existing Term Loan Agreement shall continue to receive mandatory prepayments as required pursuant to the terms of the Existing Term Loan Agreement:

(a)          from all net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Borrowers and their restricted subsidiaries with a fair market value in excess of $500,000 and less than $30 million; provided, that with respect to the proceeds of such asset sales with a fair market value of less than $30 million, at any time when the Borrowers have liquidity equal to 100-110% of the Minimum Liquidity amount specified in paragraph (c) under the header “Financial Covenants” (without giving effect to any reductions thereof during a grace period) the Borrowers shall be permitted to retain up to 30% of the net cash proceeds of such asset sale;

5

(b)          from (i) all net cash proceeds from issuances or incurrences of debt or Disqualified Stock (to be defined in a manner substantially similar to the definition of such term in the Existing Term Loan Agreement) by the Borrowers and their subsidiaries and (ii) 50% of the net cash proceeds from issuances of equity interests that do not constitute Disqualified Stock;

(c)          from 50% of the Borrowers’ and their subsidiaries’ (except for the Prospector subsidiaries) Excess Cash Flow (to be defined in a manner consistent with the Existing Term Loan Agreement, subject to modifications to be agreed among the Administrative Agent, the Lenders and the Borrowers, including, but not limited to, the deletions of (i) the reduction for optional prepayments (including pursuant to open market purchases, Dutch auctions or other prepayments) of the Existing Term Loans) and (ii) the reduction for dividends payable in reliance on Section 7.5(b)(viii) of the Existing Term Loan Agreement) ; such payment to be due on the same day that the excess cash flow prepayment is due under the Existing Term Loan Agreement; provided, that such amount shall be reduced on a dollar-for-dollar basis by optional prepayments of the Loans (excluding, for the avoidance of doubt, any Loans purchased on the open market, purchased pursuant to any Dutch auction or similar procedure or otherwise prepaid at a discount) or optional cash collateralization of Letters of Credit issued under the L/C Facility;

(d) from 50% of the net cash proceeds from extraordinary events to be defined in a manner to be mutually agreed;

(e)          to be paid on the last business day of each quarter, from (x) 100% of cash proceeds in excess of $15 million from Tax Refunds (to be defined in a manner to be mutually agreed  but to exclude amounts in respect of VAT, withholding or payroll taxes) attributable to all tax returns filed in the fiscal year 2016, (y) without duplication of clause (x), 25% of cash proceeds from Tax Refunds received in the fiscal year 2017, and (z) without duplication of clause (x), 50% of cash proceeds from Tax Refunds received in the fiscal year 2018 or any fiscal year ended thereafter; and

(f) upon a Change of Control (to be defined in a manner consistent with Section 8.1(j) of the Existing Credit Agreement, but modified to delete the exception for Noble Corporation).

6

All mandatory prepayments of Loans and Cash Collateralization of the Letters of Credit will be applied, first, to the Loans (ratably among the Term Loan and the L/C Loans) and, second, to the Cash Collateralization of the Letters of Credit.  Any payment or prepayment of the Loans may not be reborrowed. It being understood and agreed that, if it is judicially determined by a court of competent jurisdiction that any of the mandatory prepayments above would result in a conflict with the reinstatement of the Existing Term Loan Agreement, then the Administrative Agent (in its discretion) will elect to either (a) share such mandatory prepayments ratably with the Existing Term Loan Lenders to the extent permitted by such court or (b) forego the applicable mandatory prepayment.

The L/C Availability shall be reduced by the aggregate principal amount of any L/C Loans deemed issued.

“Cash Collateralization” shall mean as to any Letter of Credit, the requirement to provide cash collateral in respect thereof in an amount equal to 103% of the face amount such letter of credit pursuant to terms satisfactory to the applicable Issuing Lender and the Administrative Agent.

4.  COLLATERAL

Collateral:
To the fullest extent permitted under the Term Loan Agreement, the obligations of each of the Borrowers and the Guarantors in respect of the Facilities shall be secured by a perfected first priority security interest in all of its tangible and intangible assets (including, without limitation, cash and cash equivalents, intellectual property, real property and all of the capital stock of its direct subsidiaries including the Borrowers (limited, in the case of foreign subsidiaries, to 66-⅔% of the capital stock thereof to the extent a pledge of a greater percentage could reasonably be expected to result in material and adverse tax consequences)), except for (a) those assets as to which the Administrative Agent shall determine in its sole discretion that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby, and (b) other customary exceptions the Administrative Agent may agree to in its sole discretion.  For avoidance of doubt, (x) on the Closing Date, (i) an aggregate amount of the Facilities not to exceed $150 million (provided, that such amount may be reduced by up to $5 million to provide for the cash collateralization of letters of credit issued pursuant to clause (c)(y) under the heading “Availability and Maturity” but only to the extent that no other exception is available under the Existing Term Loan Agreement to permit the posting of such cash collateral) shall be secured by not less than a commensurate amount of the Borrowers’ and the Guarantors’ unrestricted cash and cash equivalents (or in the case there is insufficient cash and cash equivalents, other assets satisfactory to the Lenders), and (ii) the Facilities shall be secured by the stock of Prospector Rig 6 Owning Company S.a.r.l., Prospector Rig 7 Owning Company S.a.r.l. and Propsector Rig 8 Owning Company S.a.r.l., in each case free of liens other than those permitted under the Credit Documentation and (y) on and after the Closing Date, any additional assets acquired by the Loan Parties, including without limitation, the Prospector assets upon the termination of the sale leaseback arrangements with respect thereto, shall be pledged as collateral solely for the benefit of the Facilities, provided, however, if it is judicially determined by a court of competent jurisdiction that the granting of any such collateral described in the foregoing clauses (x)(ii) and (y) will conflict with the reinstatement of the Existing Term Loan Agreement, then the Administrative Agent (in its discretion) will elect to either (a) forego such collateral or (b) share such collateral equally and ratably shared with the Existing Term Loan Agreement to the extent permitted by such court.

7

5.  CERTAIN CONDITIONS

Initial Conditions:	The availability of the Facilities on the Closing Date will be subject to the conditions precedent set forth in Annex II attached to the Plan Support Agreement.

On-Going Conditions:
After the Closing Date, the issuance of each Letter of Credit shall be conditioned upon (a) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the definitive documentation for the Facilities and (b) there being no default or event of default in existence at the time of, or after giving effect to, such extension of credit.

6.  DOCUMENTATION

Credit
Documentation:
The definitive documentation for the Facilities (the “Credit Documentation”) shall be substantially similar to the definitive documentation executed in connection with the Existing Credit Agreement except as otherwise agreed in this Term Sheet or mutually agreed between the Borrowers, the Administrative Agent and the Lenders.  It is understood and agreed that definitions, representations and warranties, covenants and covenant exceptions will be added, deleted or otherwise modified as agreed to among the Administrative Agent, Borrowers and Lenders to reflect the terms hereof.

Financial Covenants:	Including:

8

(a)       A maximum net leverage ratio (the “Net Leverage Ratio”), defined as the ratio of total net indebtedness to EBITDA (in each case defined in a manner to be agreed, but with respect to the calculation of total net indebtedness, excluding cash and cash equivalents held in the Rental Reserve Account (as defined in each applicable Prospector lease agreement) and including other cash and cash equivalents of the Prospector subsidiaries and the indebtedness of the Prospector subsidiaries), at the levels specified in the following table, tested quarterly for the four consecutive quarters then ended beginning with the first fiscal quarter ending 2018:

Quarter Ending	Maximum Leverage Ratio
March 31, 2018	5.50:1.00
June 30, 2018	5.00:1.00
September 30, 2018	4.50:1.00
December 31, 2018	4.00:1.00
March 31, 2019	3.10:1.00
June 30, 2019 and thereafter	3.00:1.00

(b)       A minimum interest coverage ratio (the “Interest Coverage Ratio”), defined as the ratio of EBITDA to total interest expense (defined in a manner to be agreed upon), at the levels specified in the following table, tested quarterly for the four consecutive quarters then ended beginning with the first fiscal quarter ending in 2018.

Quarter Ending	Minimum Interest Coverage Ratio
March 31, 2018	2.75:1.00
June 30, 2018	3.00:1.00
September 30, 2018	3.25:1.00
December 31, 2018	3.50:1.00
March 31, 2019 and thereafter	4.00:1.00

(c)       A requirement to maintain minimum liquidity (“Minimum Liquidity”), to be defined to (i) include (w) all unrestricted cash and cash equivalents of the Borrowers and their subsidiaries with respect to which the Administrative Agent has a first priority lien for the benefit of the Lenders, (x) unrestricted cash and cash equivalents of the Borrowers and their subsidiaries (other than Prospector subsidiaries) with respect to which the Administrative Agent does not have a first priority lien for the benefit of the Lenders up to an aggregate amount to be mutually agreed, (y) the Cash Collateral and (z) cash and cash equivalents of the Prospector subsidiaries not held in the Rental Reserve Account (as defined in each applicable Prospector lease agreement) up to an aggregate amount of $20 million and (ii) exclude any cash and cash equivalents of the Prospector subsidiaries to which clause (c)(i)(z) above does not apply. Minimum Liquidity shall not at any time be less than the amount of $110 million, subject to a grace period described in “Events of Default” below.

9

Representations and Warranties:	Subject to “Credit Documentation” above, substantially similar to those provided under the Existing Credit Agreement.

Affirmative Covenants:	Subject to “Credit Documentation” above, substantially similar to those provided under the Existing Credit Agreement.

Negative Covenants:
Substantially similar to those provided under the Existing Credit Agreement subject to certain modifications (a) as set forth on Annex III attached to the Plan Support Agreement and (b) as described in “Credit Documentation” above.

Events of Default:
Subject to “Credit Documentation” above, substantially similar to those provided under the Existing Credit Agreement; provided that with respect to the Minimum Liquidity covenant there shall be a 60-day grace period so long as Minimum Liquidity shall at all times be greater than or equal to $95 million.

Voting:
Customary for financings of this type, including that amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Loans and L/C Availability (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any principal payment or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral, (iii) releases of all or substantially all of the Guarantors and (iv) changes in the pro rata sharing provisions and (c) the consent of Lenders holding more than 50% of the aggregate amount of L/C Loans and the L/C Availability shall be required with respect to the waiver of any Default or Event of Default to permit the Borrowers to request additional Letters of Credit.

10

The Credit Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least 66-2/3% of the aggregate amount of the Loans and L/C Availability shall have consented thereto.

Assignments and
Participations:	Same as provided under the Existing Credit Agreement; provided that the Term Facility and L/C Facility shall trade as separate tranches.

Yield Protection:	Same as provided under the Existing Credit Agreement.

Defaulting Lenders:	Same as provided under the Existing Credit Agreement.

Expenses and Indemnification:	Same as provided under the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Administrative
Agent:	Simpson Thacher & Bartlett LLP
Landis Rath & Cobb LLP

11

Annex I

INTEREST AND CERTAIN FEES
Interest Rate Options:	The Borrowers may elect that the Loans bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month plus 1.00%.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on LIBOR01 Page published by Reuters; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Rate (before giving effect to any adjustment for reserve requirements) be less than 1.00% per annum.

“Applicable Margin” means with respect to Loans, the greater of (a) (i) 3.50%, in the case of ABR Loans and (ii) 4.50%, in the case of Eurodollar Loans and (b) the rates applicable to the term loan under the Term Loan Agreement.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, payable in cash monthly in arrears.

In the case of Eurodollar Loans, payable in cash on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

In addition to the interest payable above, at any time Minimum Liquidity is below $110 million, interest shall accrue on the Loans at a rate per annum equal to 2.00%, payable in kind on each interest payment date described above.

Availability Fees:	The Borrowers shall pay a fee calculated at a rate per annum equal to 1.00% on the average daily unused portion of the L/C Availability, payable quarterly in arrears.

Letter of Credit Fees:
The Borrowers shall pay a fee (a) on the face amount of each Letter of Credit that has not been Cash Collateralized at a per annum rate equal to the Applicable Margin in respect of Eurodollar Loans and (b) on the face amount of each Letter of Credit that has been Cash Collateralized at a per annum rate equal to 0.50%;  provided, that, in each case, at any time Minimum Liquidity is below $110 million, an additional fee shall accrue on such face amount at a rate per annum equal to 2.00%.  Such fee shall be shared ratably among the Lenders participating in the L/C Facility and shall be payable (or paid-in-kind, as the case may be) quarterly in arrears.

A fronting fee in an amount consistent with the Existing Credit Agreement on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account.  In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:
At any time when an event of default exists, after giving effect to any applicable grace period, all outstanding amounts under the Facilities shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to ABR Loans from time to time).

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex II

CONDITIONS PRECEDENT

The availability of the Facilities shall be subject to the satisfaction of the following conditions.

1.            Each party thereto shall have executed and delivered the Credit Documentation on terms reasonably satisfactory to the Administrative Agent and the Lenders, and the Lenders shall have received:

a.	customary closing certificates substantially similar to those delivered in connection with the Existing Credit Agreement and customary legal opinions;

b.	a certificate from the chief financial officer of the Borrowers, in form and substance reasonably acceptable to the Lenders, certifying that the Borrowers and their subsidiaries, on a consolidated basis after giving effect to the Closing Date and the other transactions contemplated hereby, are solvent;

c.	insurance certificates, to the extent reasonably requested by the Administrative Agent; and

d.	good standing certificates (or the equivalent) from the appropriate government agency of each Borrower’s and each Guarantor’s jurisdiction of organization (to the extent applicable in such jurisdiction).

2.            Each of the representations and warranties of the Borrowers and their restricted subsidiaries set forth in the definitive documentation shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of the closing date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.

3.            No default or event of default shall have occurred and be continuing.

4.            Substantially concurrently with the Closing Date, the confirmation order in respect of the Paragon Plan as contemplated by the Plan Support Agreement shall be in full force and effect and unstayed, unless waived in writing by the Lenders.

5.            All conditions precedent to effectiveness of the Paragon Plan shall have been satisfied, waived or modified to the reasonable satisfaction of the Administrative Agent, the effective date of the Paragon Plan shall have occurred and the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Paragon Plan in accordance with its terms shall have occurred.

6.            On the Closing Date, after giving effect to the transactions contemplated by the Paragon Plan, neither the Borrowers nor any of their restricted subsidiaries shall have any material indebtedness for borrowed money other than the Facilities, the facility under the Existing Term Loan Agreement and the obligation to make deferred payments in respect of the Senior Notes in accordance with the Paragon Plan (but, for the avoidance of doubt, no principal amount of the Senior Notes shall remain outstanding).

7.            The Lenders shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrowers and their subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrowers and their subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date.

8.            The Lenders shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrowers and their subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 60 days prior to the Closing Date, prepared after giving effect to the transactions contemplated by the Paragon Plan as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

9.            The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act a reasonable period in advance of the closing date.

10.         All fees and expenses required to be paid on the closing date to the Administrative Agent and the Lenders shall have been paid; provided that, in the case of expenses, the Borrower received an invoice at least two business days prior to the closing date.

11.         Receipt by the Administrative Agent of evidence satisfactory to it that all necessary governmental and third party approvals, if any, with respect to the facilities have been obtained or as otherwise provided in the Paragon Plan.

12.         Receipt by the Administrative Agent of lien searches as it may reasonably request.

13.         With respect to the Facilities, all actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to liens permitted under the Credit Documentation) in the Collateral under the Facilities shall have been taken, subject to any post closing period the Administrative Agent may agree to in its sole discretion.

14.         Receipt by the Administrative Agent of such other documents as it may reasonably request.

NEGATIVE COVENANTS – CURRENT EXCEPTIONS	LIMITATIONS ON CURRENT EXCEPTIONS	PROPOSED LIMITATIONS TO EXCEPTIONS
Section 7.2. Liens - “Permitted Liens”
(x) Liens securing Indebtedness or other obligations not exceeding at the time of Incurrence thereof (together with all such other Liens securing Indebtedness or other obligations outstanding pursuant to this clause at such time)  -  the greater of (i) $100,000,000 and (ii) three percent (3)% of Consolidated Net Tangible Assets.

(x) Liens securing Indebtedness or other obligations not exceeding at the time of Incurrence thereof (together with all such other Liens securing Indebtedness or other obligations outstanding pursuant to this clause at such time) $25,000,000.

Liens on cash collateral securing the Letter of Credit Debt Basket (as defined below) and not to exceed 103% of the face amount of the applicable letters of credit thereunder; provided that 7.2(b) shall not permit the incurrence of liens in respect of Letters of Credit or similar guarantees in excess of what is permitted pursuant to the Letter of Credit Debt Basket.

Section 7.3. Indebtedness
(c) Principal of Term Loans and Senior Notes can NOT exceed aggregate amount of $1,730,000,000 outstanding

(f) not to exceed $100,000,000 in aggregate at any time outstanding

(g) debt assumed in connection with an acquisition

(h) Indebtedness (i) under Performance Guaranties and Performance Letters of Credit and (ii) with respect to letters of credit issued in the ordinary course of business

(i) aggregate principal amount of all Capitalized Lease Obligations and Indebtedness under this Section 7.3(i) shall not exceed at any one time outstanding $250,000,000.

(m) Indebtedness of any Restricted Subsidiary - aggregate principal amount at time of Incurrence does not exceed Subsidiary Debt Basket Amount.

(o) additional Indebtedness subject to pro forma Leverage Ratio of 3.50:1.00]

“Subsidiary Debt Basket Amount” means:

(a) if Leverage Ratio is ≤ 3.25 to 1.00, then ten percent (10%) of Consolidated Net Tangible Assets.

(b) if Leverage Ratio > 3.25 to 1.00, then five percent (5%) of Consolidated Net Tangible Assets.

(c) Principal of Term Loans can NOT exceed aggregate amount of $645,000,000 outstanding. No principal amount of Senior Notes will be permitted; deferred payments in respect of Senior Notes to be permitted pursuant to the Paragon Plan.

(f) not to exceed $10,000,000 in aggregate at any time outstanding.

(g) not to exceed $25,000,000 in the aggregate at any time.

(h)[Reserved].

(i) aggregate principal amount of all Capitalized Lease Obligations and Indebtedness under this Section 7.3(i) shall not exceed at any one time outstanding $25,000,000.

(m) Indebtedness of any Restricted Subsidiary - aggregate principal amount at time of Incurrence does not exceed Subsidiary Debt Basket Amount.

(o) [Reserved].

“Subsidiary Debt Basket Amount” means $10,000,000.

The letter of credit basket described in clause (c) of the “Availability and Maturity” section in the Term Sheet attached to the Plan Support Agreement (the “Letter of Credit Debt Basket”).

Section 7.4. Transactions with Affiliates	(ii) the Paragon Separation Transactions (iv) any transaction with Affiliate involving aggregate consideration of less than $20,000,000.	(ii) [Reserved] (iv) any transaction with Affiliate involving aggregate consideration of less than $5,000,000.
Definition of “Permitted Investments”	(n) not to exceed greater of (i) $25,000,000 and (ii) 1.0% of Consolidated Net Tangible Assets
(n) not to exceed the sum of (i) the Loan Parties’ aggregate investment in Prospector (it being understood that such amount shall not exceed amount of the Loan Parties’ investment in Prospector on the closing date) plus (ii) $15 million; provided, that no additional amounts shall be invested in the Prospector subsidiaries until such time as no more than $1 million of cash is held with Prospector subsidiaries (other than Prospector Offshore Drilling S.à r.l., Prospector Rig 1 Contracting Company S.à r.l., and Prospector Rig 5 Contracting Company S.à r.l.); provided, further, that with respect to any investment in an unrestricted subsidiary (other than Prospector subsidiaries), (x) the proceeds of such investments shall be used for operating expenses of the applicable unrestricted subsidiary and (y) the aggregate amount of cash and cash equivalents held at all unrestricted subsidiaries (other than Prospector subsidiaries) shall not exceed $5 million at the time of such investment  (the “Unrestricted Subsidiary Investment Basket”)

Section 7.5. Limitation on Restricted Payments
(b) “grower basket” based on Consolidated Net Income, Net Cash Proceeds reductions of debt, returns from investments

(vii) in connection with the Paragon Separation Transactions

(xi) not to exceed $50,000,000

(b) the lesser of (i) the “grower basket” in the Existing Credit Agreement and (ii) an aggregate amount not to exceed $10,000,000 (for the avoidance of doubt, this clause (ii) is an aggregate limit for the life of the Facilities).

(vii) [Reserved]

(xi) Not to exceed $10,000,000.

The payment of cash dividends and repurchases of equity interests shall be prohibited.

Notwithstanding anything to the contrary, the aggregate amount of investments in Unrestricted Subsidiaries (other than Investments in Prospector) shall not exceed the amount of the Unrestricted Subsidiary Investment Basket.

Notwithstanding anything to the contrary, until January 1, 2017 the Borrowers and their subsidiaries shall not acquire any interest in any rig without the prior written consent of the Required Lenders
Section 7.6. Limitation on Asset Sales.	(i) Leverage Ratio is less than 3.00 to 1.00. (ii) Collateral Coverage Ratio is greater than 1.50 to 1.00.
(i) Dispositions of property with a Fair Market Value not in excess of $30,000,000 individually or $50,000,000 in the aggregate; provided that the Disposition of any “Cash Flow Positive Rig” (to be defined) in fiscal year 2016 and 2017 shall require the prior written consent of the Required Lenders.

(ii) other Dispositions of property approved by the Required Lenders.

Section 7.11 Limitation on Debt Payments and Amendments (section to be added)
No voluntary prepayments (including optional prepayments, open market purchases, Dutch auctions or similar purchases) of other Indebtedness.

Subject to the restrictions on amendment, restatement, replacement, restructuring or refinancing of the Existing Term Loan unless (a) consented to by the Required Lenders or (b) the Facilities are concurrently refinanced in full.

Section 7.12 Limitation on change to fiscal year of Borrower and Subsidiaries		Borrowers may not change their fiscal year without consent of the Required Lenders.

Exhibit B

Noble Term Sheet

EXECUTION VERSION

PRIVILEGED & CONFIDENTIAL PROTECTED BY FRE 408

TERM SHEET FOR PROPOSED SETTLEMENT AGREEMENT
BETWEEN PARAGON OFFSHORE PLC AND NOBLE CORPORATION PLC

This term sheet (“Term Sheet”) sets forth the principal terms of a compromise and settlement between Paragon Offshore plc (“Paragon”) and Noble Corporation plc (“Noble,” and, together with Paragon, the “Parties”) with respect to the matters described herein.

Promptly following the execution of this Term Sheet, the Parties agree to work in good faith to negotiate and finalize the terms of a Definitive Settlement Agreement (as defined below) which incorporates (unless otherwise mutually agreed to the contrary in writing), in all material respects, the terms and conditions contemplated hereby.

With the exception of the obligation of the Parties set forth in the preceding paragraph and the agreements of the Parties set forth under the headings “Publicity” and “Governing Law” below, neither this Term Sheet nor the discussions, negotiations or other activities related to the subject matter herein create any binding obligations, liabilities or duties with respect to any Party. A binding agreement with respect to the matters referred to herein will result, if at all, only upon the execution and delivery of a Definitive Settlement Agreement reasonably satisfactory in form and substance to the Parties, and subject to the terms and conditions set forth therein. Any Definitive Settlement Agreement will be subject to the approval of the Bankruptcy Court (as defined below).  For purposes of this Term Sheet, the term “Definitive Settlement Agreement” does not include this Term Sheet or any other preliminary written agreement, nor does it include any oral or written agreement in principle or the offer or acceptance of an offer by any Party hereto.

This Term Sheet is protected by Rule 408 of the Federal Rules of Evidence and all other applicable statutes and doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions.

Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in that certain tax sharing agreement, dated as of July 31, 2014, between the Parties (the “Tax Sharing Agreement”).

Contemporaneously with the execution of this Term Sheet, Paragon and Noble are entering into a binding side letter to the Tax Sharing Agreement (the “TSA Side Letter”) to provide for control by Noble of  all filings, proceedings and negotiations relating to any Applicable Paragon Tax Liability (as defined below) during the period between the execution of this Term Sheet and the Effective Date (as defined below).

1

EXECUTION VERSION

Overview
On or about July 17, 2014, Noble and certain of its subsidiaries transferred to Paragon and certain of its subsidiaries the assets and liabilities constituting most of Noble’s standard specification drilling units and related assets, liabilities and business (the “Separation”) and on or about August 1, 2014, Noble made a pro rata distribution to its shareholders of all of the issued and outstanding ordinary shares of Paragon to holders of Noble ordinary shares (the “Distribution” and, collectively with the Separation, the “Spin-Off”). In connection with the Spin-Off, Paragon and Noble (and certain of their respective subsidiaries) entered into agreements to effectuate the Separation and to address certain related matters, including the Master Separation Agreement, the Tax Sharing Agreement, the Employee Matters Agreement, the Transition Services Agreement and the Transition Services Agreement (Brazil) (collectively, the “Separation Agreements”).  Paragon has asserted that it may have claims against Noble arising under, relating to, or in connection with the Spin-Off, including, but not limited to, certain fraudulent transfer claims arising under section 548 of the Bankruptcy Code.

Paragon Restructuring
Pursuant to that certain Plan Support Agreement (the “PSA”) among Paragon, certain other Paragon Entities and certain of their creditors (collectively, the “Restructuring Parties”) that is being entered into substantially simultaneously herewith, the Restructuring Parties have agreed to undertake a financial restructuring of Paragon (the “Restructuring”) which is anticipated to be effected through the plan of reorganization substantially in the form attached as Exhibit A to the PSA (including any schedules and exhibits attached thereto, the “Paragon Plan”) and the commencement by certain specified Paragon Entities of a voluntary case (the “Paragon Case” and collectively, the “Paragon Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Release of Potential Paragon Claims
Paragon will, and will cause its affiliates and subsidiaries (collectively, the “Paragon Entities”) to, fully and unconditionally release Noble and its affiliates and subsidiaries and their respective officers and directors (collectively, the “Noble Entities”) from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever arising under, relating to or in connection with the Spin-Off, whether known or unknown, foreseen or unforeseen, arising on or before the Effective Date (the “Released Claims”), provided however, that the Noble Entities shall not be released from their respective obligations under the Separation Agreements. The Released Claims will include, without limitation, any fraudulent transfer or similar claims arising under section 548 of the Bankruptcy Code or any similar state or foreign statute.

Bonding Commitment
In order to satisfy certain bonding requirements necessary to challenge assessments of applicable income and value-added Taxes imposed by the Mexican Governmental Authorities relating to the Paragon Business for the Tax Years 2005, 2006, 2007, 2008, 2009 and 2010 and applicable customs Taxes relating to the Paragon Business imposed by the Mexican Governmental Authorities with respect to any period through and including 2010 (the “Applicable Paragon Tax Liabilities”), Noble will provide direct bonding, at its own cost and expense, for the Applicable Paragon Tax Liabilities on the following basis:

2

EXECUTION VERSION

• Noble’s direct bonding may take the form of cash, a letter of credit or any other assurance that satisfies any bonding or surety provider selected by Noble to issue any bond.
• Noble will provide direct bonding until a full and final resolution of the Applicable Paragon Tax Liabilities.

•      To the extent that Paragon has already provided a bond for any  Applicable Paragon Tax Liability or provides such a bond for any  Applicable Paragon Tax Liability prior to the Effective Date, upon the Effective Date Noble will provide direct bonding to replace any such bonding provided by Paragon.

•      Paragon will provide Noble with prompt notice of any bond provided by Paragon for any Applicable Paragon Tax Liability after the date of this Term Sheet and prior to the time Noble has taken control of receipt of such notices pursuant to the TSA Side Letter.

•      Upon the full and final resolution of any Applicable Paragon Tax Liability (or any portion thereof) for which Noble has provided a bond, the Parties will ensure that Noble’s bond (or the applicable  portion thereof) is unconditionally released.

Notwithstanding anything herein to the contrary, for all purposes of this Term Sheet, Applicable Paragon Tax Liabilities do not include any Taxes paid prior to the date of execution of the TSA Side Letter. For the avoidance of doubt, no Tax that has not been paid prior to the date of execution of the TSA Side Letter is excluded from being an Applicable Paragon Tax Liability solely by reason of being paid or ultimately resolved between the date of execution of the TSA Side Letter and the Effective Date (as defined below).

Applicable Paragon Tax Liabilities
Upon final resolution of the amount of any Applicable Paragon Tax Liability (or any portion thereof) other than for customs Taxes, Noble will timely pay 100% of the ultimate resolved amount of such Tax for Noble Entities and timely pay 50% of the ultimate resolved amount of such Tax for Paragon Entities, and Paragon will timely pay 50% of the ultimate resolved amount of such Tax for Paragon Entities.  Upon final resolution of the amount of any Applicable Paragon Tax Liability for customs Taxes, Noble will timely pay 50% of the ultimate resolved amount of such Tax and Paragon will timely pay 50% of the ultimate resolved amount of such Tax. If a Party pays to the Mexican Governmental Authorities prior to the Effective Date any Applicable Paragon Tax Liability (or portion thereof) for which such Party does not bear 100% responsibility pursuant to the foregoing had the terms hereunder been effective as of the date of execution of the TSA Side Letter, then the other Party shall on the Effective Date reimburse such Party the amount of such Applicable Paragon Tax Liability for which the reimbursing Party would have been responsible had the terms hereunder been effective at the time of such payment.  Each Party will be entitled to offset against its obligation to make any payment contemplated by this Section or the Tax Sharing Agreement any amount owed to such Party by the other Party or any of its affiliates pursuant to this Section, the TSA Side Letter or the Tax Sharing Agreement. In addition, Noble will be entitled to Tax benefits, if any, attributable to any Applicable Paragon Tax Liability paid (or indemnified) by Noble, and Paragon will be entitled to Tax benefits, if any, attributable to any Applicable Paragon Tax Liability paid by Paragon (except to the extent indemnified by Noble). If either Party uses any Tax benefit to which the other Party is entitled pursuant to the preceding sentence, the Party using the benefit will timely pay to the Party entitled to the benefit the value of the Tax benefit so used. For the avoidance of doubt, the Parties’ rights and obligations under the Tax Sharing Agreement with respect to refunds of Taxes, including amounts described in Section 4.3 thereof, will remain in full force and effect.

3

EXECUTION VERSION

Negotiation and Settlement of Certain Tax Liabilities
For so long as Noble has any obligation to pay all or a portion of any Applicable Paragon Tax Liability or provide any direct bonding, or has outstanding any direct bonding, with respect to any Applicable Paragon Tax Liability:

•      Noble will control all filings, proceedings and negotiations relating to any Applicable Paragon Tax Liability; provided that, with respect to any Applicable Paragon Tax Liability for which Paragon has the obligation to pay any portion of the ultimate resolved amount, Paragon will have the participation rights given a Non-Controlling Party in the existing terms of Section 5.2(e) (other than clause (iv) (right to dictate positions taken) and clause (vi) (right to approve settlement) thereof, each of which will not apply to any Applicable Paragon Tax Liability) of the Tax Sharing Agreement; provided further that, to the extent Noble fails or ceases to exercise its rights to control the filings, proceedings or negotiations relating to any Applicable Paragon Tax Liability for which Paragon has the obligation to pay any portion of the ultimate resolved amount, without prejudice to Paragon’s other rights under the Tax Sharing Agreement or hereunder, Paragon will have the right to control such filings, proceedings or negotiations.  The Parties will provide full cooperation to each other in connection herewith.

•      The Party not in control of any filings, proceedings and negotiations hereunder will grant to the other Party access to and control (including custody) over all records and relevant documentation related to such tax liabilities necessary for such control.

• Noble will have sole authority to settle any Applicable Paragon Tax Liability in its sole discretion.

4

EXECUTION VERSION

•      The Definitive Settlement Agreement will include release and covenant not to sue provisions substantially similar to those in the TSA Side Letter with respect to the acts and omissions of Noble in connection with any such filing, proceeding, negotiation or settlement.

With respect to any Applicable Paragon Tax Liability, the Party not in control of any filings, proceedings and negotiations will reimburse the Party so in control for 50% of the out-of-pocket costs and expenses (e.g., professional fees, court costs, third party storage fees, etc., but specifically excluding any costs, fees and expenses of bonding) incurred by such Party in connection with any filing, proceeding, negotiation or settlement described in this Section on a quarterly basis.  Paragon will fund estimates of the expenses it is required to reimburse to Noble in advance on a quarterly basis.

Noble will, for its own account, establish certain dedicated resources (as determined by Noble) in Mexico for purposes of administering and defending the relevant tax assessments and claims as contemplated by this Section.

Other Matters
With respect to tax filings with Mexican Governmental Authorities for Tax Years that are Pre-Spin Periods other than those set forth above, the Parties will take tax positions that are consistent with those taken in connection with the resolution of the Applicable Paragon Tax Liabilities and will coordinate with each other with respect to such tax filings.

The Definitive Settlement Agreement will include other customary and appropriate provisions consistent with the terms hereof, including indemnification provisions relating to any breach and covenants on the part of Paragon that, with respect to the Applicable Paragon Tax Liabilities and any related bonds, each Paragon Entity and its affiliates will refrain from taking any action that could reasonably be expected to cause any adverse action by the Mexican Governmental Authorities with respect to such assessment or bonds; provided that Paragon will not be required to provide collateral to Noble in respect of any such bond.

Noble will be entitled to terminate this Term Sheet and/or the Definitive Settlement Agreement (and its respective obligations under each and in respect thereof) if Paragon (i) files a chapter 11 plan that does not incorporate the terms and conditions contemplated by this Term Sheet or (ii) files a motion seeking to terminate or reject its obligations under the Term Sheet or the Definitive Settlement Agreement.

The purpose of the Definitive Settlement Agreement is to settle and resolve the claims that Paragon may assert against Noble arising under, relating to, or in connection with the Spin-Off, including, but not limited to, certain fraudulent transfer claims arising under section 548 of the Bankruptcy Code, and this settlement is not intended to, and does not constitute, nor shall it be deemed to constitute, an admission by any Party hereto of any liability, culpability, or fault; and any and all such admission of liability, culpability, and/or fault is hereby expressly denied.

5

EXECUTION VERSION

Representations and Warranties
Paragon hereby represents and warrants to Noble as follows:

(i) the financial projections and forecasts Paragon has provided Noble are not inconsistent in any material respect with the financial projections and forecasts Paragon has most recently provided to the Restructuring Parties that are not Paragon Entities in connection with the negotiation of the PSA; and

(ii) to the knowledge of Paragon, Schedule I hereto sets forth a true, complete and correct list of (a) the tax audit claims of Applicable Paragon Tax Liabilities asserted by the Mexican Governmental Authorities on or prior to the date hereof attributable to the Paragon Entities and (b) each bond for any Applicable Paragon Tax Liability posted by or on behalf of Paragon on or prior to the date hereof attributable to the Paragon Entities.

In addition to the foregoing representations and warranties, in the Definitive Settlement Agreement, each Party will make customary representations and warranties to the other Party, including regarding its authority to enter in to, and the due authorization and execution, validity and binding effect of, the Definitive Settlement Agreement.

Implementation
Effective as of the Effective Date, the Parties will modify applicable provisions of the Tax Sharing Agreement, including, but not limited to, Section 2.3(c), Section 4.1, Section 4.2, Section 5.2, Section 6.1(d), and Section 6.3(b), to be consistent with the terms hereof. Otherwise, the Tax Sharing Agreement will remain in full force and effect, without modification or release of any right or obligation of any party thereto thereunder, except as contemplated by the TSA Side Letter.

The Parties intend to seek to negotiate a Definitive Settlement Agreement on terms substantially consistent with the terms in this Term Sheet and, upon execution of such Definitive Settlement Agreement by the Parties, Paragon shall seek approval of the Definitive Settlement Agreement with the Bankruptcy Court in a Chapter 11 proceeding.  The Definitive Settlement Agreement will become effective upon the date the Bankruptcy Court enters an order approving the Definitive Settlement Agreement, which order shall not be subject to a stay of execution (the “Effective Date”).

Notwithstanding anything herein to the contrary, the Parties' obligations under “Release of Potential Paragon Claims”, “Bonding Commitment”, “Applicable Paragon Tax Liabilities”, “Negotiation and Settlement of Certain Tax Liabilities”, “Other Matters” and “Implementation” are subject to consummation of the Paragon Plan, which incorporates the terms of this  proposed settlement.

6

EXECUTION VERSION

Separation Agreements
Except as expressly provided in the Definitive Settlement Agreement, the Separation Agreements will remain in full force and effect, without modification or release of any right or obligation of any party thereto thereunder, provided that the Tax Sharing Agreement will be modified as contemplated hereby.

Publicity	Each Party will reasonably cooperate with respect to any public announcement or other public disclosure regarding this Term Sheet or the matters addressed hereby.

Governing Law
The Definitive Settlement Agreement will be, and the enforceable obligations of the Parties under this Term Sheet shall be, construed and enforced in accordance with, and the rights of the Parties thereunder shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof

Counterparts
This Term Sheet may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Term Sheet delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph.

[Signature Pages Follow]

7

EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned have executed this Term Sheet as of January 29, 2016.

PARAGON OFFSHORE PLC

By:
Name:
Title:

8

EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned have executed this Term Sheet as of January 29, 2016.

NOBLE CORPORATION PLC

By:
Name:
Title:
9

EXECUTION VERSION

Schedule I - Applicable Paragon Tax Liabilities and Bonded Amounts
As of January      , 2016

Entity	Tax Year Audit Claims	Current Tax Audit Claims (MXN) (USD)** Current Amount Bonded	Current Tax

Paragon Offshore Contracting SARL (Tax ID NCS060612EIA)	2007	1,452,063,818	83,559,514

Paragon Offshore Contracting SARL (Tax ID NCS060612EIA)	2008	2,053,011,642	118,141,265

Paragon Offshore Leonard Jones LLC (Tax ID NLJ030721U37)	2007	9,249,854	532,286

Total*		3,514,325,314	202,233,065

*  No current Tax Audit Claims for tax years 2009 and 2010
**   Using spot FX of 17.3776 at December 31, 2015.

Exhibit B to Disclosure Statement

Plan Support Agreement

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of February 12, 2016, is entered into by and among (i) Paragon Offshore plc (the “Company”), (ii) Paragon International Finance Company, Paragon Offshore Finance Company, Paragon Offshore Leasing (Switzerland) GmbH, Paragon Offshore Contracting GmbH, Paragon Holding NCS 2 S.à r.l., Paragon Offshore (Luxembourg) S.à r.l., Paragon Offshore Leasing (Luxembourg) S.à r.l., Paragon Offshore International Ltd., Paragon Duchess Ltd., Paragon (Middle East) Limited, Paragon Asset Company Ltd., Paragon Asset (ME) Ltd., Paragon Holding SCS 1 Ltd., Paragon Holding SCS 2 Ltd., Paragon FDR Holdings Ltd., Paragon Offshore (North Sea) Ltd., Paragon Asset (UK) Ltd., Paragon Offshore Holdings US Inc., Paragon Drilling Services 7 LLC, Paragon Offshore Drilling LLC, Paragon Leonard Jones LLC, Paragon Offshore do Brasil Ltda., Paragon Offshore (Nederland) B.V., PGN Offshore Drilling (Malaysia) Sdn. Bhd., Paragon Offshore (Labuan) Pte. Ltd., each such entity a subsidiary of the Company (such entities, together with the Company, the “Paragon Parties”), (iii) the undersigned lenders and issuing lenders (the “Revolver Lenders” and, together with their respective successors and permitted assigns and any subsequent Revolver Lender that becomes party hereto in accordance with the terms hereof, the “Consenting Revolver Lenders”) under that certain Secured Revolving Credit Agreement, dated as of June 17, 2014, by and among the Company and Paragon International Finance Company, as borrowers, the lenders and issuing banks party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified, or otherwise supplemented from time to time (the “Secured Revolving Credit Agreement”), (iv) the undersigned beneficial holders, or investment advisors or managers for the account of beneficial holders (the “6.75% Senior Noteholders” and, together with their respective successors and permitted assigns and any subsequent 6.75% Senior Noteholder that becomes party hereto in accordance with the terms hereof, the “Consenting 6.75% Senior Noteholders”) of the 6.75% Senior Notes due 2022 (the “6.75% Senior Notes”) issued under that certain Indenture, dated as of July 18, 2014, by and among the Company, as issuer, each of the guarantors named therein, and Deutsche Bank Trust Company Americas, as indenture trustee, as amended, modified, or otherwise supplemented from time to time (the “Indenture”), and (v) the undersigned beneficial holders, or investment advisors or managers for the account of beneficial holders (the “7.25% Senior Noteholders,” together with their respective successors and permitted assigns and any subsequent 7.25% Senior Noteholder that becomes party hereto in accordance with the terms hereof, the “Consenting 7.25% Senior Noteholders,” and, together with the Consenting Revolver Lenders and the Consenting 6.75% Senior Noteholders, the “Consenting Creditors”) of the 7.25% Senior Notes due 2024 (the “7.25% Senior Notes,” and, collectively with the 6.75% Senior Notes, the “Notes” and all holders thereof, the “Noteholders”) issued by the Company pursuant to the Indenture.  The Paragon Parties, each Consenting Creditor and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties” and each individually as a “Party.”

WHEREAS, the Parties have agreed to undertake a financial restructuring of the Company (the “Restructuring”) which is anticipated to be effected through the plan of reorganization attached hereto as Exhibit A (including any schedules and exhibits attached thereto, the “Paragon Plan”) through a solicitation of votes for the Paragon Plan (the “Solicitation”) pursuant to the Bankruptcy Code (as defined below) and the commencement by each Paragon Party of a voluntary case (the “Paragon Case” and collectively, the “Paragon Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

WHEREAS, as of the date hereof, the Consenting Revolver Lenders, in the aggregate, hold 89% of the aggregate Revolving Credit Exposure outstanding under and as defined in the Secured Revolving Credit Agreement.

EXECUTION VERSION

WHEREAS, as of the date hereof, the Consenting 6.75% Senior Noteholders, in the aggregate, hold approximately $310,696,000 (68.05%) of the aggregate outstanding principal amount of 6.75% Senior Notes.

WHEREAS, as of the date hereof, the Consenting 7.25% Senior Noteholders, in the aggregate, hold approximately $445,569,000 (84.55%) of the aggregate outstanding principal amount of 7.25% Senior Notes.

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in the Paragon Plan and hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.            Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a)            “Adequate Protection Order” means an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Requisite Creditors (as defined below), authorizing the Paragon Parties to use the collateral securing the Secured Revolving Credit Agreement and providing adequate protection in connection therewith.

(b)            “Consenting Class” means the Consenting Revolver Lenders or the Consenting Noteholders, as applicable.

(c)            “Consenting Noteholders” means, collectively, the Consenting 6.75% Senior Noteholders and the Consenting 7.25% Senior Noteholders.

(d)            “Definitive Documents” means the documents (including any related agreements, instruments, schedules or exhibits) that are necessary or desirable to implement, or otherwise relate to, the Restructuring, including this Agreement, which shall be in form and substance reasonably satisfactory to the Requisite Creditors.

(e)            “Disclosure Statement” means the disclosure statement, which shall be reasonably satisfactory to the Requisite Creditors, in respect of the Paragon Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

(f)            “Effective Date” means the date on which all the conditions to the occurrence of the effective date set forth in the Paragon Plan have been satisfied or waived and the Paragon Plan shall have become effective.

(g)            “Noble” means Noble Corporation plc.

(h)            “Noble Term Sheet” means the settlement term sheet between the Company and Noble attached hereto as Exhibit B.

(i)            “Requisite Creditors” means the Requisite Revolver Lenders and the Requisite Noteholders.

1

EXECUTION VERSION

(j)            “Requisite Noteholders” means, as of the date hereof, Consenting Noteholders holding at least a majority of the outstanding principal amount of the Notes held by such holders.

(k)            “Requisite Revolver Lenders” means, as of the date of determination, Consenting Revolver Lenders holding at least a majority of the sum of the outstanding Revolving Credit Exposures under and as defined in the Secured Revolving Credit Agreement held by all Consenting Revolver Lenders as of such date.

(l)            “SEC” means the United States Securities and Exchange Commission.

(m)            “Support Effective Date” means the date on which (i) counterpart signature pages to this Agreement shall have been executed and delivered by: (x) the Paragon Parties and (y) the Consenting Creditors holding at least (A) 66.67% in aggregate Revolving Credit Exposure outstanding under and as defined in the Secured Revolving Credit Agreement and (B) 66.67% in aggregate principal amount outstanding of the Notes and (ii) all outstanding fees and expenses pursuant to outstanding invoices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Ducera Partners LLC, Young Conaway Stargatt & Taylor, LLP, Simpson Thacher & Bartlett LLP, Landis Rath & Cobb LLP, PJT Partners LP and foreign counsel for the Consenting Noteholders and for the administrative agent for the Revolver Lenders  under their respective engagement letters or other contractual arrangements have been paid.

2.            Paragon Plan.  The terms and conditions of the Restructuring are set forth in the Paragon Plan; provided that the Paragon Plan is supplemented by the terms and conditions of this Agreement.  In the event of any inconsistencies between the terms of this Agreement and the Paragon Plan, the terms of the Paragon Plan shall govern.

3.            Bankruptcy Process; Plan of Reorganization

(a)            Commencement of the Paragon Cases.  Each Paragon Party hereby agrees that, as soon as reasonably practicable, but in no event later than 11:59 p.m. prevailing Eastern Time on February 14, 2016 (the date on which such filing occurs, the “Commencement Date”), such Paragon Party shall file with the Bankruptcy Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code and any and all other documents necessary to commence the Paragon Case of such Paragon Party.

(b)            Filing of the Paragon Plan.  On the Commencement Date, the Paragon Parties shall file the Paragon Plan along with the Disclosure Statement, each in form and substance reasonably satisfactory to the Requisite Creditors.

(c)            Confirmation of the Paragon Plan.  Each Paragon Party shall use its commercially reasonable efforts to obtain confirmation of the Paragon Plan as soon as reasonably practicable following the Commencement Date in accordance with the Bankruptcy Code and on terms consistent with this Agreement, and each Consenting Creditor shall use its commercially reasonable efforts to cooperate fully in connection therewith.

(d)            Amendments and Modifications of the Paragon Plan and Disclosure Statement.  The Paragon Plan and Disclosure Statement may be amended from time to time following the date hereof by written approval of the Paragon Parties and the written approval, which approval is not to be unreasonably withheld, of the Requisite Creditors subject to the terms hereof.  Each of the Parties agrees to negotiate in good faith all amendments and modifications to the Paragon Plan and Disclosure Statement as reasonably necessary and appropriate to obtain Bankruptcy Court confirmation of the Paragon Plan pursuant to a final order of the Bankruptcy Court; provided that the Consenting Creditors shall have no obligation to agree to any modification that (i) is inconsistent with the Paragon Plan or Disclosure Statement, (ii) creates any new material obligation on any Party, or (iii)  adversely affects the treatment or rights of such Party (it being agreed that, for the avoidance of doubt, any change to the Paragon Plan that results in a diminution of the value of the property to be received by a Consenting Class under the Paragon Plan shall be deemed to adversely affect such Class) whether such change is made directly to the treatment of a Consenting Class or to the treatment of another Consenting Class or otherwise.  Notwithstanding the foregoing, the Paragon Parties may amend, modify or supplement the Paragon Plan and Disclosure Statement, from time to time, without the consent of any Consenting Creditor, to cure any ambiguity, defect (including any technical defect) or inconsistency, provided that any such amendments, modifications or supplements do not adversely affect the rights, interests or treatment of such Consenting Creditors under such Paragon Plan and Disclosure Statement.

2

EXECUTION VERSION

4.            Agreements of the Consenting Creditors.

(a)            Agreement to Vote.  So long as this Agreement has not been terminated in accordance with the terms hereof, each Consenting Creditor agrees that it shall, subject to the receipt by such Consenting Creditor of the Disclosure Statement and other solicitation materials in respect of the Paragon Plan:

(i)            vote its claims against the Paragon Parties to accept the Paragon Plan, by delivering its duly executed and completed ballots accepting the Paragon Plan on a timely basis following the commencement of the Solicitation; provided that such vote shall be immediately revoked and deemed void ab initio upon termination of this Agreement prior to the consummation of the Paragon Plan pursuant to the terms hereof;

(ii)            not change or withdraw (or cause to be changed or withdrawn) any such vote subject to the proviso in the immediately preceding clause (i) of this Section 4(a); and

(iii)            not (x) object to, delay, impede or take any other action to interfere with acceptance or implementation of the Paragon Plan, (y) directly or indirectly solicit, encourage, propose, file, support, participate in the formulation of or vote for, any restructuring, sale of assets, merger, workout or plan of reorganization for any of the Paragon Parties other than the Paragon Plan or (z) otherwise take any action that would in any material respect interfere with, delay or postpone the consummation of the Restructuring.

Notwithstanding anything in this Agreement to the contrary, the Consenting Revolver Lenders fully preserve all rights to object to any plan of reorganization, including pursuant to Section 3.7 of the Paragon Plan, that seeks to cram down the Consenting Revolver Lender claims arising under the Secured Revolving Credit Agreement, and any ballot previously submitted in favor of such a plan of reorganization by the Consenting Revolver Lenders shall be automatically withdrawn and deemed null and void and each Consenting Revolver Lender may terminate this Agreement as to itself if a cram down of its claims arising under the Secured Revolving Credit Agreement is pursued by the Company.

3

EXECUTION VERSION

(b)            Transfers.  (i) Each Consenting Creditor agrees that, for the duration of the period commencing on the date hereof and ending on the date on which this Agreement is terminated in accordance with Section 6 or 11, such Consenting Creditor shall not sell, transfer, loan, issue, pledge, hypothecate, assign or otherwise dispose of (each, a “Transfer”), directly or indirectly, in whole or in part, any of its claims or any option thereon or any right or interest therein or any other claims against or interests in any Paragon Party (collectively, the “Claims”) (including grant any proxies, deposit any Notes or any other claims against or interests in the Company or any other Paragon Party into a voting trust or entry into a voting agreement with respect to any such Notes or such other claims against or interests in the Company), unless the transferee thereof either (i) is a Consenting Creditor or its affiliate, provided that such affiliate shall agree in writing to be bound by the terms of this Agreement, or (ii) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Creditor and to be bound by all of the terms of this Agreement applicable to Consenting Creditors (including with respect to any and all Claims it already may hold against or in the Company or any other Paragon Party prior to such Transfer) by executing a joinder agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) business days following such execution, to (i) Weil, Gotshal & Manges LLP (“Weil”), counsel to the Company, (ii) Simpson Thacher & Bartlett LLP (“Simpson”), counsel to the administrative agent to the Revolver Lenders, and (iii) Paul, Weiss, Rifkind, Wharton, & Garrison LLP (“Paul Weiss” and, with Simpson, the “Consenting Creditors’ Counsel”), counsel to certain of the 6.75% Senior Noteholders and the 7.25% Senior Noteholders, in which event (A) the transferee (including the Consenting Creditor transferee, if applicable) shall be deemed to be a Consenting Creditor hereunder to the extent of such transferred rights and obligations and (B) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations; provided that this Section 4(b)(i) shall not apply to the grant of any liens or encumbrances in favor of a bank or broker-dealer holding custody of securities in the ordinary course of business, or a Noteholder acting in such capacity in the ordinary course of its business and which lien or encumbrance is released upon the Transfer of such securities.  Each Consenting Creditor agrees that any Transfer of any Claims that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the applicable Paragon Party and each other Consenting Creditor shall have the right to enforce the voiding of such Transfer. For the avoidance of doubt, the foregoing restrictions on Transfer shall not be violated as a result of Notes currently being out for loan pursuant to a securities lending program so long as the Consenting Noteholder recalls such Notes (and the settlement of such recall occurs) prior to the voting record date as fixed by the Bankruptcy Court. Notwithstanding anything to the contrary in this Agreement, Claims or other claims of a Consenting Creditor subject to this Agreement (including Section 4(b)) shall not include any Claim or other claims held in a fiduciary capacity or held or acquired by any other division, business unit or trading desk of such Consenting Creditor (other than the division, business unit or trading desk expressly identified on the signature pages hereto), unless and until such division, business unit or trading desk is or becomes a party to this Agreement.

(ii)            Notwithstanding Section 4(b)(i): (A) a Consenting Creditor may Transfer its Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker become a Party; provided that (1) with respect to any Transfer of the Notes (x) if such transfer is made on or before the voting record date established by the Bankruptcy Court, such Qualified Marketmaker must transfer such right, title or interest by the earlier to occur of (a) ten (10) business days after its receipt thereof and (b) 11:59 p.m. prevailing Eastern Time on the voting record date and (y) if such transfer is made after the voting record date, such Qualified Marketmaker must transfer such right, title or interest by ten (10) business days after its receipt thereof, (2) with respect to any Transfer of Claims other than the Notes, if such Transfer is made on or before the voting record date established by the Bankruptcy Court, such Qualified Marketmaker must transfer such right, title or interest by 11:59 p.m. prevailing Eastern Time on the voting record date and (3) with respect to the Transfer of all Claims, any subsequent Transfer by such Qualified Marketmaker of the right, title or interest in such Claims, is to a transferee that is or becomes a Consenting Creditor at the time of such transfer; and (B) to the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title or interest in Claims that the Qualified Marketmaker acquires from a holder of the Claims who is not a Consenting Creditor without the requirement that the transferee be or become a Consenting Creditor.  Notwithstanding the immediately preceding clause (A), a Qualified Marketmaker that is an affiliate of, or separate business unit or division of, any of the Consenting Creditors and that fails to transfer Claims within the time period set forth above shall not be required to become a Party to this Agreement as a result of such failure.  For these purposes, a “Qualified Marketmaker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Company (including debt securities or other debt) or enter with customers into long and short positions in claims against the Company (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Company, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

4

EXECUTION VERSION

(c)            Additional Claims.  This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Claims or transferring Claims in accordance with this Section 4, and each Consenting Creditor agrees that if any Consenting Creditor acquires additional Claims or transfers Claims, then (i) such Claims shall be subject to this Agreement (including the obligations of the Consenting Creditors under this Section 4) and (ii) such Consenting Creditor shall notify its counsel of such acquisition or transfer (as applicable), in each case other than with respect to any Claims acquired by such Consenting Creditor in its capacity as a Qualified Marketmaker.  The confidential schedule of the principal amount of debt held by the Consenting Creditors and any transfer notices provided to the applicable Consenting Creditors’ Counsel in connection with the foregoing will be made available by such Consenting Creditors’ Counsel on a confidential basis to Weil and shall not be disclosed by Weil to any third party except as required by law, subpoena, or other legal process or regulation, or on a confidential basis to the Company and its financial advisors.

(d)            Forbearance. During the period commencing on the date hereof and ending on the earlier of (i) the occurrence of any Event of Default (as such term is defined in each of the Secured Revolving Credit Agreement and the Indenture) under the Secured Revolving Credit Agreement or the Indenture that continues for five (5) business days after notice thereof from the administrative agent or the indenture trustee, as applicable, to the Company, other than defaults or events of default set forth on Schedule A attached hereto, and (ii) termination of this Agreement in accordance with its terms (each of clause (i) and clause (ii), a “Forbearance Termination Event”), each Consenting Creditor hereby agrees to forebear from the exercise of its default-related rights or remedies it may have under the Secured Revolving Credit Agreement or the Indenture (including any collateral documents referenced therein), as applicable, and under applicable United States or foreign law or otherwise, in each case, with respect to any defaults or events of default which may arise under the Secured Revolving Credit Agreement or the Indenture at any time on or prior to the Forbearance Termination Event.  For the avoidance of doubt, (x) the forbearance set forth in this Section 4(d) shall not constitute a waiver with respect to any defaults or any events of default under the Secured Revolving Credit Agreement or the Indenture and shall not bar any Consenting Creditor from filing a proof of claim or taking action to establish the amount of such claim and (y) nothing in this Agreement, including this Section 4(d), shall limit or prohibit JPMorgan Chase Bank, N.A. from taking any required actions in its capacity as an agent, including under the Secured Revolving Credit Agreement, the Paragon Parties’ term loan facility or any related guarantee or collateral agreements.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Creditor or the ability of each of the Consenting Creditors to protect and preserve its rights, remedies and interests, including its claims against the Paragon Parties.  If the transactions contemplated hereby are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.  The Company hereby confirms that no Defaults or Events of Default (as such terms are defined in the Secured Revolving Credit Agreement and the Indenture, respectively) exist under the Secured Revolving Credit Agreement or the Indenture as of the date hereof except for the failure to pay interest due on the 6.75% Senior Notes on January 15, 2016.

Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting Creditors hereunder to forbear from exercising rights and remedies shall immediately and automatically terminate without requirement of any demand, presentment, protest, or notice of any kind, all of which the Paragon Parties hereby waive (to the extent permitted by applicable law).

5

EXECUTION VERSION

(e)            The agreements of the Consenting Creditors in this Section 4 shall be solely on such Consenting Creditor’s own behalf and not on behalf of any other Consenting Creditors and shall be several and not joint.

5.            Agreements of the Paragon Parties.

(a)            Solicitation and Confirmation.  The Paragon Parties agree to (i) act in good faith and use commercially reasonable efforts to support and complete successfully the Solicitation in accordance with the terms of this Agreement, (ii) use commercially reasonable efforts to obtain any and all required regulatory approvals and third-party approvals of the Restructuring, (iii) not take any actions inconsistent with this Agreement, the Paragon Plan and any other related documents executed by the Paragon Parties or the expeditious consummation of the Restructuring, (iv) not, directly seek or solicit any discussions relating to, or enter into any agreements relating to, any alternative proposal other than the Restructuring, nor shall the Paragon Parties solicit or direct any person or entity, including, without limitation, any member of the Company’s or any other Paragon Party’s board of directors or any holder of equity in the Company, to undertake any of the foregoing, and (v) do all things reasonably necessary and appropriate in furtherance of confirming the Paragon Plan and consummating the Restructuring in accordance with, and within the time frames contemplated by, this Agreement (including within the deadlines set forth in Section 6), in the case of each of clauses (i) through (v) to the extent consistent with, upon the advice of counsel, the fiduciary duties of the boards of directors, managers, members or partners, as applicable, of each Paragon Party; provided that no Paragon Party shall be obligated to agree to any modification of any document that is inconsistent with the Paragon Plan.

(b)            Certain Additional Chapter 11 Related Matters.  Each Paragon Party, as the case may be, shall provide draft copies of all material motions or applications and other documents (including all “first day” and “second day” motions and orders, the Paragon Plan, the Disclosure Statement, ballots and other solicitation materials in respect of the Plan and any proposed amended version of the Paragon Plan or the Disclosure Statement, and a proposed confirmation order) any Paragon Party intends to file with the Bankruptcy Court to the Consenting Creditors’ Counsel,  at least three (3) business days prior to the date when the applicable Paragon Party intends to file any such pleading or other document (provided that if delivery of such motions, orders or materials (other than the Paragon Plan, the Disclosure Statement, a confirmation order or proposed  Adequate Protection Order) at least three (3) business days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing) and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court.  Subject to Section 4(a), nothing in this Agreement shall restrict, limit, prohibit or preclude, in any manner not inconsistent with its obligations under this Agreement, any of the Consenting Creditors from appearing in the Bankruptcy Court with respect to any motion, application, or other documents filed by the Paragon Parties and objecting to, or commenting upon, the relief requested therein.

(c)            Consenting Classes. In the event the Company becomes aware that any Consenting Class is no longer a Consenting Class for purposes of this Agreement because Consenting Creditors in such Consenting Class no longer own at least 66.67% of the relevant debt of such class, the Company shall promptly provide notice thereof to the Consenting Creditors.

(d)            Professional Fees.  The Paragon Parties agree to pay all outstanding fees and expenses of (i) Paul Weiss, (ii) Ducera Partners LLC, the financial advisor to certain holders of Notes, (iii) Young Conaway Stargatt & Taylor, LLP, (iv) Simpson, (v) Landis Rath & Cobb LLP, (vi) PJT Partners, Inc. and (vii) one foreign counsel for the Consenting Noteholders and one foreign counsel for the administrative agent for the  Revolver Lenders in each other applicable jurisdiction under their respective engagement letters or other contractual arrangements, in connection with the Restructuring (including, without limitation, fees and expenses incurred after the Commencement Date without the need to file any interim or final fee applications with the Bankruptcy Court subject to the Company obtaining Bankruptcy Court approval of any such payments).

6

EXECUTION VERSION

6.            Termination of Agreement.

This Agreement shall automatically terminate three (3) business days following the delivery of written notice to the other Parties (in accordance with Section 22) from any of the Requisite Revolver Lenders or the Requisite Noteholders, as applicable at any time after and during the continuance of any Creditor Termination Event; provided that termination by any of the Requisite Revolver Lenders or the Requisite Noteholders shall only be effective as to such terminating Requisite Revolver Lenders or Requisite Noteholders, as applicable, other than as set forth with respect to a Creditor Termination Event in Section 6(a)(ix).  In addition, this Agreement shall automatically terminate in respect to the applicable Consenting Class three (3) business days following delivery of notice from the Company to such Consenting Class (in accordance with Section 22) at any time after the occurrence and during the continuance of any Company Termination Event.  This Agreement shall terminate automatically without any further required action or notice on the Effective Date of the Paragon Plan.

(a)            A “Creditor Termination Event” shall mean any of the following:

(i)            The breach in any material respect by any Paragon Party of any of the undertakings, representations, warranties or covenants of the Paragon Parties set forth herein which remains uncured for a period of five (5) business days after the receipt of written notice of such breach from the Requisite Revolver Lenders or Requisite Noteholders pursuant to this Section 6 and in accordance with Section 22 (as applicable), which notice period shall run concurrently with the notice of termination of this Agreement set forth above.

(ii)            At 11:59 p.m. prevailing Eastern Time on February 14, 2016, unless the Paragon Parties have commenced the Paragon Cases and filed the Paragon Plan, the Disclosure Statement, and the motion for approval of the Disclosure Statement.

(iii)            At 11:59 p.m. prevailing Eastern Time on the date that is 75 days after the Commencement Date, if the Bankruptcy Court shall not have entered an order in form and substance reasonably satisfactory to the Paragon Parties and the Requisite Creditors approving the Disclosure Statement.

(iv)            At 11:59 p.m. prevailing Eastern Time on the date that is 185 days after the Commencement Date (the “Confirmation Date”), if the Bankruptcy Court shall not have entered an order in form and substance reasonably satisfactory to the Paragon Parties and the Requisite Creditors confirming the Paragon Plan.

(v)            At 11:59 p.m. prevailing Eastern Time on the date that is 230 days after the Commencement Date (the “Outside Date”), if the Effective Date shall not have occurred.

(vi)            The Paragon Parties withdraw the Paragon Plan or Disclosure Statement, file any motion or pleading with the Bankruptcy Court that is not consistent with this Agreement or the Paragon Plan and such motion or pleading has not been withdrawn prior to the earlier of (i) two (2) business days after the Paragon Parties receive written notice from the applicable Class of Requisite Creditors (in accordance with Section 22) that such motion or pleading is inconsistent with this Agreement or the Plan and (ii) entry of an order of the Bankruptcy Court approving such motion or pleading.

7

EXECUTION VERSION

(vii)            An examiner with expanded powers or a trustee shall have been appointed in the Paragon Cases or if the Paragon Cases shall have been converted to cases under chapter 7 of the Bankruptcy Code or the Paragon Cases shall have been dismissed by order of the Bankruptcy Court.

(viii)            An order is entered by the Bankruptcy Court invalidating or disallowing, as applicable, the enforceability, priority or validity of the liens securing the obligations owed under the Secured Revolving Credit Agreement or the claims in respect thereof.

(ix)            The Bankruptcy Court grants relief that is inconsistent with this Agreement or the Paragon Plan in any respect that is materially adverse to any of the Requisite Revolver Lenders or the Requisite Noteholders.

(x)            The Paragon Parties file, propound or otherwise support any plan of reorganization other than the Paragon Plan.

(xi)            The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring, which ruling, judgment or order has not been not stayed, reversed or vacated within twenty (20) business days after such issuance.

(xii)            Any Consenting Class no longer owns at least 66.67% of the relevant debt of such class; provided that such class shall not have the right to terminate pursuant to this clause (xii).

(xiii)            At the option of a non-terminating Consenting Class, if the Consenting Revolver Lenders or the Consenting Noteholders give a notice of termination of this Agreement.

(xiv)            At 11:59 p.m. prevailing Eastern Time on the date that is 75 days after the Commencement Date, if a definitive settlement agreement consistent with the Noble Term Sheet, in form and substance reasonably satisfactory to the Requisite Creditors, shall not have been entered into by Noble and the Company and approved by the Bankruptcy Court or, if such agreement has been entered into, it shall have been breached in a manner that gives rise to a termination right thereunder (whether or not exercised) or has been terminated by any party thereto.

(xv)            At 11:59 p.m. prevailing Eastern Time on February 12, 2016, if the Support Effective Date shall not have occurred.

(xvi)            On the date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Paragon Plan  or refusing to approve the Disclosure Statement, provided that the Consenting Class shall not have the right to terminate this Agreement pursuant to this clause (a)(xvi) if the Bankruptcy Court declines to approve the Disclosure Statement or denies confirmation of the Paragon Plan subject only to modifications to the Paragon Plan or Disclosure Statement which (i) are not inconsistent with the Paragon Plan (as same may be modified, amended or supplemented in accordance with the terms of this Agreement), (ii) do not create any new material obligation on any Party, and (iii) do not adversely affect the agreed treatment or rights of such Party (it being agreed that, for the avoidance of doubt, any change to the Paragon Plan that results in a diminution of the value of the property to be received by a Consenting Class under the Paragon Plan shall be deemed to adversely affect such Class) whether such change is made directly to the treatment of a Consenting Class or to the treatment of another Consenting Class or otherwise.

8

EXECUTION VERSION

(xvii)            At 11:59 p.m. prevailing Eastern Time on the date (x) that is four (4) Business Days after the Commencement Date if the Bankruptcy Court shall not have entered an Adequate Protection Order on an interim basis and (y) that is thirty-five (35) days after the Commencement Date if the Bankruptcy Court shall not have entered an Adequate Protection Order on a final basis.

(b)            A “Company Termination Event” shall mean any of the following:

(i)            The breach in any material respect by one or more of the Consenting Creditors in any Consenting Class, of any of the undertakings, representations, warranties or covenants of the Consenting Creditors set forth herein in any material respect which remains uncured for a period of five (5) business days after the receipt of written notice of such breach pursuant to this Section 6 and Section 22 (as applicable), but only if the non-breaching Consenting Creditors in such Consenting Class own less than 66.67% of the relevant debt of such Consenting Class.

(ii)            The board of directors of the Company or the board of directors, managers, members, or partners, as applicable, of another Paragon Party reasonably determines in good faith based upon the advice of outside counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; provided that the Company or another Paragon Party provides notice of such determination to the Consenting Creditors within five (5) business days after the date thereof.

(iii)            The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring, which ruling, judgment or order has not been not stayed, reversed or vacated within twenty (20) business days after such issuance.

(iv)            At 11:59 p.m. prevailing Eastern Time on the Confirmation Date, if the Bankruptcy Court shall not have entered an order in form and substance reasonably satisfactory to the Paragon Parties and the Requisite Creditors confirming the Paragon Plan.

(v)            At 11:59 p.m. prevailing Eastern Time on the Outside Date, if the Effective Date shall not have occurred.

(vi)            At 11:59 p.m. prevailing Eastern Time on a date that is 75 days after the Commencement Date, if a definitive settlement agreement consistent with the Noble Term Sheet, in form and substance reasonably satisfactory to the Requisite Creditors, shall not have been entered into by Noble and the Company and approved by the Bankruptcy Court or, if such agreement has been entered into, it shall have been breached in a manner that gives rise to a termination right thereunder (whether or not exercised) or has been terminated by any party thereto.

9

EXECUTION VERSION

(vii)            At 11:59 p.m. prevailing Eastern Time on February 12, 2016, if the Support Effective Date shall not have occurred.

(viii)            On the date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Paragon Plan or refusing to approve the Disclosure Statement, provided that the Paragon Parties shall not have the right to terminate this Agreement pursuant to this clause (b)(viii) if the Bankruptcy Court declines to approve the Disclosure Statement or denies confirmation of the Paragon Plan subject only to modifications to the Paragon Plan or Disclosure Statement which (i) are not inconsistent with the Paragon Plan (as same may be modified, amended or supplemented in accordance with the terms of this Agreement), (ii) do not create any new material obligation on any Party, and (iii) do not adversely affect the agreed treatment or rights of such Party (it being agreed that, for the avoidance of doubt, any change to the Paragon Plan that results in a diminution of the value of the property to be received by a Consenting Class under the Paragon Plan shall be deemed to adversely affect such Class) whether such change is made directly to the treatment of a Consenting Class or to the treatment of another Consenting Class or otherwise.

(ix)            If the Consenting Revolver Lenders or the Consenting Noteholders give a notice of termination of this Agreement.

Notwithstanding any provision in this Agreement to the contrary, upon written consent of the Requisite Creditors, each of the dates set forth in Section 6(a)(ii) through (v), (xiv), (xv) and (xvii) and upon written consent of the Company, the date set forth in Section 6(b)(iv) through (vii) may be extended prior to or upon such date and such later dates agreed to in lieu thereof and shall be of the same force and effect as the dates provided herein.

(c)            Mutual Termination.  This Agreement may be terminated by mutual written agreement of the Company and the Requisite Creditors upon the receipt of written notice delivered in accordance with Section 22.

(d)            Effect of Termination.  Subject to the provisions contained in Section 15, upon the termination of this Agreement in accordance with this Section 6, this Agreement shall become void and of no further force or effect in respect to a Consenting Class whose rights and obligations have been terminated hereunder and such Consenting Class shall, except as otherwise provided in this Agreement, be immediately released from its respective liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, shall have no further rights, benefits or privileges hereunder, and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement and no such rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

(e)            Automatic Stay.  The Paragon Parties acknowledge that after the commencement of the Paragon Cases, the termination of this Agreement and the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

10

EXECUTION VERSION

7.             Definitive Documents; Good Faith Cooperation; Further Assurances.  Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to, the pursuit, approval, implementation and consummation of the Restructuring, as well as the negotiation, drafting, execution and delivery of the Definitive Documents.  Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

8.            Representations and Warranties.

(a)            Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or as of the date a Consenting Creditor becomes a party hereto):

(i)            Such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder.  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part.

(ii)            The execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule or regulation applicable to it or its charter or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party, except, in the case of the Paragon Parties, for the filing of the Paragon Cases.

(iii)            The execution, delivery and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary or required by the SEC or other securities regulatory authorities under applicable securities laws.

(iv)            This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b)            Each Consenting Creditor severally (and not jointly) represents and warrants to the Paragon Parties that, as of the date hereof (or as of the date such Consenting Creditor becomes a party hereto), such Consenting Creditor (i) is the holder of Revolving Credit Exposure (as defined in the Secured Revolving Credit Agreement) set forth below its name on the signature page hereto (the “Loans”) or the Notes set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Creditor that becomes a party hereto after the date hereof), or is the nominee, investment manager, or advisor for one or more beneficial holders thereof, and/or (ii) has, with respect to the beneficial owner(s) of such Loans or Notes, (A) sole investment or voting discretion with respect to such Loans or Notes, (B) full power and authority to vote on and consent to matters concerning such Loans or Notes or to exchange, assign and transfer such Loans or Notes, and (C) full power and authority to bind or act on the behalf of, such beneficial owner(s); provided that, as used in this Section 8(b), Loans and Notes shall not include any Loans and Notes held in a fiduciary capacity or held or acquired by any other division, business unit or trading desk of such Consenting Creditor (other than the division, business unit or trading desk expressly identified on the signature pages hereto), unless and until such division, business unit or trading desk is or becomes a party to this Agreement.  For the avoidance of doubt, the foregoing representation shall not be violated as a result of Notes currently being out for loan pursuant to a securities lending program so long as the Consenting Noteholder recalls such Notes (and the settlement of such recall occurs) prior to the voting record date as fixed by the Bankruptcy Court.

11

EXECUTION VERSION

9.             Disclosure; Publicity.  The Company shall submit drafts to each Consenting Creditors’ Counsel of any press releases, public documents and any and all filings with the SEC that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) business days prior to making any such disclosure.  Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Creditor, no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Consenting Creditor), other than advisors to the Company, the principal amount or percentage of Loans or Notes held by any Consenting Creditor, in each case, without such Consenting Creditor’s prior written consent; provided that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, and if legally permitted to do so, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure, (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Loans, 6.75% Senior Notes and 7.25% Senior Notes held by all the Consenting Creditors collectively, and (c) any Party may disclose information requested by a regulatory authority with jurisdiction over its operations to such authority without limitation or notice to any Party or other person so long as the request for information by such authority does not reference the Consenting Creditors or this Agreement.  Notwithstanding the provisions in this Section 9, any Party may disclose, to the extent consented to in writing by a Consenting Creditor, such Consenting Creditor’s individual holdings.  Any public filing of this Agreement, with the Bankruptcy Court or otherwise, which includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the holdings of each Consenting Creditor (provided that the holdings disclosed in such signature pages may be filed in unredacted form with the Bankruptcy Court under seal).

10.           Creditors’ Committee.  Notwithstanding anything herein to the contrary, if any Consenting Creditor is appointed to and serves on an official committee of unsecured creditors in the Paragon Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Creditor’s exercise of its fiduciary duties to any person arising from its service on such committee, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement. All Parties agree they shall not oppose the participation of any of the Consenting Creditors or the trustee under the Indenture on any official committee of unsecured creditors formed in the Paragon Cases.

11.           Amendments and Waivers.  Except as otherwise expressly set forth herein, this Agreement and the Paragon Plan, including any exhibits or schedules hereto or thereto, may not be waived, modified, amended or supplemented except in a writing signed by the Company and the Requisite Creditors; provided that (a) any modification, amendment or change to the definition of Consenting Class, Requisite Creditors, Requisite Revolver Lenders or Requisite Noteholders shall require the written consent of each Consenting Creditor affected thereby, and (b) any waiver, change, modification or amendment to this Agreement or the Paragon Plan that adversely affects the economic recoveries or treatment of any Consenting Creditor compared to the recoveries or treatment set forth in the Paragon Plan attached hereto as of the Support Effective Date (it being agreed that, for the avoidance of doubt, any change to this Agreement or the Paragon Plan that results in a diminution of the value of the property to be received by a Consenting Class under the Paragon Plan or a Consenting Class’s proportionate share of the aggregate value to be distributed to all creditors under the Paragon Plan shall be deemed to materially adversely affect such Class, whether such change is made directly to the treatment of a Consenting Class or to the treatment of another class or otherwise), may not be made without the written consent of each such adversely affected Consenting Creditor.  In the event that an adversely affected Consenting Creditor (“Non-Consenting Creditor”) does not consent to a waiver, change, modification or amendment to this Agreement requiring the consent of each Consenting Creditor, but such waiver, change, modification or amendment receives the consent of Consenting Creditors owning at least 66.67% of the outstanding relevant debt of the affected Class of which such Non-Consenting Creditor is a member, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Creditors, but this Agreement shall continue in full force and effect in respect to all other members of the Consenting Class who have so consented.

12

EXECUTION VERSION

12.           Effectiveness.  This Agreement shall become effective and binding upon each Party upon the execution and delivery by such Party of an executed signature page hereto; provided that signature pages executed by Consenting Creditors shall be delivered to (a) other Consenting Creditors’ Counsel in a redacted form that removes such Consenting Creditors’ holdings of the Loans and Notes and (b) Weil in an unredacted form (to be held by Weil on a confidential and professionals’ eyes only basis, provided that Weil may disclose on a confidential basis to the Company and its financial advisors).

13.          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.  Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York (the “New York Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement and the Restructuring.  Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the New York Courts, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any New York Court.  Each of the Parties further agrees that notice as provided in Section 22 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each of the Parties hereby irrevocably and unconditionally waives and agrees not to assert that a proceeding in any New York Court is brought in an inconvenient forum or the venue of such proceeding is improper.  Notwithstanding the foregoing, during the pendency of the Paragon Cases, all proceedings contemplated by this Section 13(a) shall be brought in the Bankruptcy Court.

(b)           Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).

13

EXECUTION VERSION

14.            Specific Performance/Remedies.  It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy.  Each Party hereby waives any requirement for the security or posting of any bond in connection with such remedies.

15.            Survival.  Notwithstanding the termination of this Agreement pursuant to Section 6, Sections 9, 10, 13, 15-22, and 23 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

16.            Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17.            Successors and Assigns; Severability.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided that nothing contained in this Section 17 shall be deemed to permit Transfers of the Loans, Notes or any Claims other than in accordance with the express terms of this Agreement.  If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect.  Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

18.            Several, Not Joint, Obligations.  The agreements, representations and obligations of each Consenting Creditor under this Agreement are, in all respects, several and not joint, and are made in favor of the Paragon Parties only and not in favor of or for the benefit of any other Consenting Creditor. The agreements, representations and obligations of the Paragon Parties under this Agreement are, in all respects, joint and several.

19.            Relationship Among Parties.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.  No Party shall have any responsibility for any trading by any other entity by virtue of this Agreement.  No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement.  The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

20.            Prior Negotiations; Entire Agreement.  This Agreement, including the exhibits and schedules hereto (including the Paragon Plan), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements executed between the Company and each Consenting Creditor prior to the execution of this Agreement shall continue in full force and effect for the duration of such confidentiality agreements.

14

EXECUTION VERSION

21.        Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph.

22.            Notices.  All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers:

(a)            If to any Paragon Party, to:

Paragon Offshore plc
3151 Briarpark Drive
Houston, TX  77042
Attention:  Todd Strickler, Vice President, General Counsel and Corporate Secretary
Email:  tstrickler@paragonoffshore.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP (as counsel to the Company)
767 Fifth Avenue
New York, NY 10153
Facsimile:  (212) 310-8007
Attention:        Gary T. Holtzer and Ted S. Waksman
Email: gary.holtzer@weil.com and ted.waksman@weil.com

(b)            If to the Revolver Lenders, to:

JPMorgan Chase Bank, N.A., as administrative agent for the Revolver Lenders
383 Madison Avenue
New York, NY 10179
Facsimile: (212) 622-4556
Attn: Neil Boylan
Email: neil.boylan@jpmorgan.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Facsimile: (212) 455-2000
Attention:  Sandy Qusba and Kathrine A. McLendon
Email:  squsba@stblaw.com and kmclendon@stblaw.com

(c)            If to the Noteholders, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Facsimile: (212) 373-3000
Attention:  Andrew N. Rosenberg and Elizabeth R. McColm
Email:  arosenberg@paulweiss.com; emccolm@paulweiss.com

15

EXECUTION VERSION

Any notice given by delivery, mail or courier shall be effective when received.  Any notice given by facsimile or electronic mail shall be effective upon oral, machine or electronic mail (as applicable) confirmation of transmission.

23.            Qualification on Consenting Noteholders Representations.  The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Noteholder that is a separately managed account of an investment manager are being made only with respect to the Claims managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Consenting Noteholder that are not held through accounts managed by such investment manager.

24.            Settlement Discussions.  This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties.  Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

25.            Fees.  Until this Agreement is terminated, the Paragon Parties shall pay all reasonable documented prepetition and postpetition costs and expenses of the advisors to the Consenting Revolver Lenders and the Consenting Noteholders in accordance with existing engagement letters with the Company, including, without limitation, the costs and expenses of (i) Simpson, (ii) Landis Rath & Cobb LLP, as Delaware counsel for the administrative agent for the Consenting Revolver Lenders, (iii) PJT Partners LP, as financial advisor to the Consenting Revolver Lenders, (iv) Paul Weiss, (v) Young Conaway Stargatt & Taylor, LLP, as Delaware counsel for the Consenting Noteholders, (vi)  one foreign counsel for the Consenting Noteholders in each other applicable jurisdiction and (vii) Ducera Partners LLC, as financial advisor to the Consenting Noteholders.

26.            No Solicitation; Adequate Information.  This Agreement is not and shall not be deemed to be a solicitation for consents to the Paragon Plan.  The votes of the holders of claims against the Paragon Parties will not be solicited until such holders who are entitled to vote on the Paragon Plan have received the Paragon Plan, the Disclosure Statement and related ballots, and other required solicitation materials.  In addition, this Agreement does not constitute an offer to issue or sell securities to any person or entity, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

27.            Interpretation; Rules of Construction; Representation by Counsel. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (d) the word “or” shall not be exclusive and shall be read to mean “and/or.” The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

 [Signature Page Follows]

16

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

PARAGON PARTIES

PARAGON OFFSHORE PLC

By:
Name: Randall D. Stilley
Title: Chief Executive Officer and President

17

EXECUTION VERSION

PARAGON INTERNATIONAL FINANCE COMPANY

By:
Name: Oliver L. Betschart
Title: Director

18

EXECUTION VERSION

PARAGON OFFSHORE FINANCE COMPANY

By:
Name: Oliver L. Betschart
Title: Director

19

EXECUTION VERSION

PARAGON OFFSHORE LEASING (SWITZERLAND) GMBH

By:
Name: Oliver L. Betschart
Title: Director

20

EXECUTION VERSION

PARAGON OFFSHORE CONTRACTING GMBH

By:
Name: Oliver L. Betschart
Title: Director

21

EXECUTION VERSION

PARAGON HOLDING NCS 2 S.Á R.L.

By:
Name: Sandrine E. G. Algrain
Title: Manager

22

EXECUTION VERSION

PARAGON OFFSHORE (LUXEMBOURG) S.Á R.L.

By:
Name: Sandrine E. G. Algrain
Title: Manager

23

PARAGON OFFSHORE LEASING (LUXEMBOURG) S.Á R.L.

By:
Name: Sandrine E. G. Algrain
Title: Manager

24

EXECUTION VERSION

PARAGON OFFSHORE INTERNATIONAL LTD.

By:
Name: Oliver L. Betschart
Title: Director

25

EXECUTION VERSION

PARAGON DUCHESS LTD.

By:
Name: Oliver L. Betschart
Title: Director

26

EXECUTION VERSION

PARAGON (MIDDLE EAST) LIMITED

By:
Name: Oliver L. Betschart
Title: Director

27

EXECUTION VERSION

PARAGON ASSET COMPANY LTD.

By:
Name: Oliver L. Betschart
Title: Director

28

EXECUTION VERSION

PARAGON ASSET (ME) LTD.

By:
Name: Oliver L. Betschart
Title: Director

29

EXECUTION VERSION

PARAGON HOLDING SCS 2 LTD.

By:
Name: Oliver L. Betschart
Title: Director

30

EXECUTION VERSION

PARAGON FDR HOLDINGS LTD.

By:
Name: Oliver L. Betschart
Title: Director

31

EXECUTION VERSION

PARAGON HOLDING SCS 1 LTD.

By:
Name: Oliver L. Betschart
Title: Director

32

EXECUTION VERSION

PARAGON OFFSHORE (NORTH SEA) LTD.

By:
Name: Oliver L. Betschart
Title: Director

33

EXECUTION VERSION

PARAGON ASSET (UK) LTD.

By:
Name: Oliver L. Betschart
Title: Director

34

EXECUTION VERSION

PARAGON OFFSHORE HOLDINGS US INC.

By:
Name: Stephen A. Manz
Title: Director

35

EXECUTION VERSION

PARAGON DRILLING SERVICES 7 LLC

By:
Name: Oliver L. Betschart
Title: Director

36

EXECUTION VERSION

PARAGON OFFSHORE DRILLING LLC

By:
Name: Stephen A. Manz
Title: Member

37

EXECUTION VERSION

PARAGON LEONARD JONES LLC

By:
Name: Oliver L. Betschart
Title: Member

38

EXECUTION VERSION

PARAGON OFFSHORE DO BRASIL LTDA.

By:
Name: Raphael Andrade
Title: Manager

39

EXECUTION VERSION

PARAGON OFFSHORE (NEDERLAND) B.V.

By:
Name: Pieter de Bruijne
Title: Director

40

EXECUTION VERSION

PGN OFFSHORE DRILLING (MALAYSIA) SDN. BHD.

By:
Name: Oliver L. Betschart
Title: Director

41

EXECUTION VERSION

PARAGON OFFSHORE (LABUAN) PTE. LTD.

By:
Name: Oliver L. Betschart
Title: Director

42

EXECUTION VERSION

CONSENTING CREDITORS

[CONSENTING CREDITOR]

By:

Name:

Title:

Revolving Credit Exposure under Secured Revolving Credit Agreement: $_______________

Principal Amount of the 6.75% Senior Notes: $_____________

Principal Amount of the 7.25% Senior Notes: $_____________

Notice Address:

Fax:
Attention:
Email:

43

EXHIBIT A

Plan of Reorganization

EXHIBIT B

Settlement Agreement Term Sheet Between
Paragon Offshore plc and Noble Corporation plc

EXHIBIT C

FORM OF JOINDER AGREEMENT FOR CONSENTING CREDITORS

This Joinder Agreement to the Plan Support Agreement, dated as of [_______], 2016 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Paragon Offshore plc (the “Company”), the subsidiaries of the Company party thereto, and the holders of the principal amounts outstanding under the Secured Revolving Credit Agreement and the Indenture (together with their respective successors and permitted assigns, the “Consenting Creditors” and each, a “Consenting Creditor”) is executed and delivered by ________________________________ (the “Joining Party”) as of ______________, 2016.  Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.    Agreement to be Bound.  The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof).  The Joining Party shall hereafter be deemed to be a “Consenting Creditor” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2.    Representations and Warranties.  With respect to the Revolving Credit Exposure under the Secured Revolving Credit Agreement, the aggregate principal amount of 6.75% Senior Notes, and the aggregate principal amount of 7.25% Senior Notes, in each case, set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Creditors set forth in Section 8 of the Agreement to each other Party to the Agreement.

3.    Governing Law.  This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[CONSENTING CREDITOR]

By:
Name:
Title:

Revolving Credit Exposure under Secured Revolving Credit Agreement: $_______________

Principal Amount of the 6.75% Senior Notes: $_____________

Principal Amount of the 7.25% Senior Notes: $_____________

Notice Address:

Fax:
Attention:
Email:

Acknowledged:

PARAGON OFFSHORE PLC

By:
Name:
Title:

2

Exhibit C to Disclosure Statement

Paragon Group Organizational Chart

3

Paragon Group

Paragon Offshore plc
PROSPECTOR GROUP (See Page 2)
Paragon Offshore Drilling AS
Paragon Offshore Sterling Ltd
Paragon Offshore Holding US Inc.
Paragon Offshore Finance Company
Paragon FDR Holdings Ltd.
Paragon Offshore Drilling LLC
Paragon Offshore AS
Paragon Offshore Drilling (Cyprus) Limited
Paragon Offshore USA Inc.
Frontier Drilling Nigeria Limited
Frontier Offshore Exploration India Limited*
Paragon Offshore (Asia) Pte. Ltd.
Paragon Seillean AS
Paragon (Seillean) KS
Kulluk Arctic Services, Inc.
Frontier Drilling do Brasil Ltda.
Paragon International Finance Company
Paragon International Investment Limited
Paragon Duchess Ltd.
Paragon Offshore (Luxembourg) S.à r.l.
PGN Offshore Drilling (Malaysia) Sdn. Bhd.
Paragon Offshore (Labuan) Pte. Ltd
Paragon Offshore Hungary Ltd.
Paragon Offshore (Canada) Ltd.
Paragon Offshore (GOM) Inc.
Bawden Drilling Inc.
Bawden Drilling International Ltd.
Paragon Offshore Services LLC
Paragon Offshore Brasil Investimentos E Participacoes Ltda.
Paragon Holding SCS 2 Ltd.
Paragon Holding NCS 2 S.à r.l. Luxembourg
Paragon (Middle East) Limited
Paragon Offshore Enterprises Ltd.
Paragon Offshore (North Sea) Ltd.
Paragon Offshore International Ltd.
Paragon Asset (UK) Ltd.
Paragon Offshore do Brasil Ltda.
Paragon Asset Company Ltd.
Paragon Holding SCS 1 Ltd.
Resolute Insurance Group Ltd
Paragon Offshore (Nederland) B.V.
Paragon Offshore Contracting GmbH
Paragon Drilling Nigeria Limited
Paragon Drilling Ven, C.A.
Paragon Offshore Ven C.A.
Paragon Asset (ME) Ltd
Arctic Drilling Limited, Inc.*
Paragon Offshore (Land Support) Limited
Paragon Offshore Management S. de R.L. de C.V.
Paragon Offshore Leasing (Luxembourg) S.à r.l.
Paragon Drilling Services 7 LLC
Paragon Operating (ME) Ltd
Paragon Offshore Leasing (Switzerland) GmbH
Paragon MD 61 (India) Duchess
Paragon B154 (Cameroon) Don Walker
40%
10%
99%
1%
93%
62%
Legend:
Debtor Entity
Non-Debtor Entity
Rigs
* Indicates that the remaining ownership interest is held by a third party, non-Paragon entity

Exhibit D to Disclosure Statement

Prospector Organizational Chart

Exhibit E to Disclosure Statement

Liquidation Analysis

LIQUIDATION ANALYSIS

NOTHING CONTAINED IN THE FOLLOWING LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS.  THE ESTIMATED AMOUNT OF ALLOWED CLAIMS SET FORTH HEREIN SHOULD NOT BE RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING ANY DETERMINATION OF THE VALUE OF ANY DISTRIBUTION TO BE MADE ON ACCOUNT OF ALLOWED CLAIMS UNDER THE PLAN.  THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THESE CHAPTER 11 CASES COULD DIFFER MATERIALLY FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

INTRODUCTION

Pursuant to section 1129(a)(7) of the Bankruptcy Code,4 each holder of an Impaired Claim or Equity Interest must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the effective date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code (often referred to as the “Best Interests Test”).  To make these findings, the Bankruptcy Court must: (a) estimate the cash proceeds (the “Net Estimated Liquidation Proceeds”) that a chapter 7 trustee would generate if each Debtor’s chapter 11 case were converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s estate were liquidated; (b) determine the distribution (the “Estimated Recovery Under Liquidation”) that each non-accepting holder of a Claim or Equity Interest would receive from the Net Estimated Liquidation Proceeds under the priority scheme dictated in chapter 7; and (c) compare each holder’s Estimated Recovery Under Liquidation to the distribution that such holder would receive under the Plan (the “Plan Recovery”) if the Plan were confirmed and consummated.  In connection with this requirement, the following hypothetical liquidation analysis (the “Liquidation Analysis”) has been prepared by the Debtors.  The purpose of the Liquidation Analysis is to provide information so that the Bankruptcy Court may determine that the Plan is in the best interests of all Classes impaired by the Plan.  Based on the Liquidation Analysis, the Debtors believe the Plan satisfies the Best Interests Test and that each holder of an impaired Claim or Equity Interest will receive value under the Plan that is not less than the value such holder would receive if the Debtors liquidated under chapter 7 of the Bankruptcy Code.

THE DEBTORS’ LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS.  UNDERLYING THE LIQUIDATION ANALYSIS ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT LEGAL, ECONOMIC, COMPETITIVE, AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS’ MANAGEMENT AND THEIR ADVISORS.  ADDITIONALLY, VARIOUS LIQUIDATION DECISIONS UPON WHICH CERTAIN ASSUMPTIONS ARE BASED ARE SUBJECT TO CHANGE.  ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS AND ESTIMATES EMPLOYED IN DETERMINING THE LIQUIDATION VALUES OF THE DEBTORS’ ASSETS WILL RESULT IN THE PROCEEDS WHICH WOULD BE REALIZED WERE THE DEBTORS TO UNDERGO AN ACTUAL LIQUIDATION AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.  THIS ANALYSIS HAS NOT BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (THE “AICPA”).

4 All capitalized terms used in this liquidation analysis that are not otherwise defined herein shall have the meanings ascribed to them in the Plan.

OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (THE “AICPA”).

DETAILED LIQUIDATION ANALYSIS

The liquidation analysis for the Debtors was prepared on a by-entity basis.  Asset recoveries accrue first to satisfy creditor claims at the legal entity level.  To the extent any remaining value exists, it flows up to Paragon Parent.  For the senior secured and senior (unsecured) notes, it is assumed that claims have been filed at each of the credit party and guarantor entities.  Asset book values and unsecured trade claims shown below are as of December 31, 2015, unless otherwise noted.  The table below is shown on a consolidated basis and recoveries are shown on a consolidated basis for illustrative purposes only.  The following Liquidation Analysis for the Debtors should be reviewed in conjunction with the associated notes.

Liquidation Analysis Summary
		Book	Recovery %		Proceeds
($000’s)	Note:	Value	Low	High	Low	High

Cash	[A]	$778,446	100%	100%	$778,446	$778,446
Unbilled Accounts Receivable, Net	[B]	180,799	30%	50%	54,240	90,400
Accounts Receivable, Net	[C]	104,074	65%	75%	67,727	78,254
Prepaid Expenses	[D]	7,168	10%	20%	717	1,434
Taxes Receivable	[E]	33,126	50%	75%	16,563	24,845
Inventory	[F]	3,909	20%	30%	782	1,173
PP&E	[G]	1,111,098	2%	11%	24,181	123,862
Other Expenses	[H]	136,452	15%	17%	20,500	23,688
Gross Proceeds from Liquidation		$2,355,073	41%	48%	$963,156	$1,122,101

Administrative	[I]
Administrative Claims					46,306	48,832
Recovery $					46,306	48,832
Recovery %					100.0	100.0%

Senior Secured	[J]
Senior Secure Claims – Revolver and Senior Term Loan					1,440,751	1,440,751
Senior Secure Recovery from Pledged Assets					199,670	335,720
Senior Secured Deficiency Claims					1,241,080	1,105,031
Senior Secure Recovery from Deficiency Claims					378,675	365,371
Recovery %					30.5	33.1%
Total Senior Secured Recovery $					578,345	701,090
Total Senior Secured Recovery %					40.1	48.7%

General Unsecured
General Unsecured Claims – All Entities (excluding notes)	[K]				292,426	292,426
Recovery $					27,115	34,739
Recovery %					9.3	11.9%

Senior Notes
Senior Notes – General Unsecured Claims	[L]				1,020,556	1,020,556
Recovery $					311,389	337,440
Recovery %					30.5	33.1%

Total Distribution					$963,156	$1,122,101

[A] Cash and Cash Equivalents:  The cash balances are shown as of February 1, 2016.  Approximately $82 million of cash held in U.S. banks by the Debtors is pledged as collateral.  All remaining cash is assumed to be unencumbered.  The Debtors estimate a 100% recovery on cash and equivalents.

3

[B] Unbilled Accounts Receivable (WIP), net:  Accounts receivable include sums due from foreign entities, including national oil companies.  Unbilled accounts receivable balances contain undisputed and disputed accounts receivable amounts in excess of bad debt reserves.  Additionally, the Debtors assume that customers will use a portion of outstanding accounts receivable to offset switching costs associated with changing to a new rig provider subsequent to contract termination due to insolvency.  As such, it has been assigned a 30% - 50% recovery to reflect the uncertainty and costs associated with pursuing the collections.

[C] Accounts Receivable, net:  Billed accounts receivable are not subject to the same level of disputed accounts receivable as unbilled accounts receivable.  However, the Debtors assume that customers will use a portion of outstanding accounts receivable to offset switching costs associated with changing to a new rig provider subsequent to contract termination due to insolvency.  Relative to unbilled accounts receivable, a higher recovery of 65% - 75% has been assigned to billed accounts receivable.

[D] Prepaid Expenses:  Prepaid expenses consist of prepaid items that will likely be largely unrecoverable in the event of a Chapter 7 liquidation, including prepaid software licenses, rent and other items that are amortized over the applicable license or rental period.  A 10% - 20% recovery has been assigned to these prepaid amounts.  Notably, these amounts exclude prepaid insurance amounts which are discussed below and are assumed to have a potentially higher rate of recovery.

[E] Taxes Receivable:  Primarily relating to value-added taxes, these amounts are likely recoverable but will require time and expense to recover under a liquidation scenario, including hiring outside agents to pursue collection subsequent to the wind down of the business.  As such, a 50% - 75% net recovery rate has been estimated.

[F] Inventory:  A 20% - 30% recovery has been estimated for these limited inventory items held in a Canadian subsidiary, including spare parts such as gaskets, hoses and seals, given the stressed market conditions and assuming a liquidation auction.

[G] Property, Plant and Equipment:  Property, plant and equipment primarily consists of drilling rigs, drillships and related equipment.  It also consists of the upgrades, capitalized expenses and replacement parts (such as engines) on the rigs.  The Debtors’ equipment is primarily early vintage and is not readily marketable as operating equipment in the current market environment.  The low end recovery scenario assumes all Paragon rigs are scrapped (excluding Prospector 1 and Prospector 5, discussed below).  Based on current rig transportation costs to scrap yards and steel scrap rates, it is highly likely that scrapping would represent a negative cash flow event.  On the low end recovery, a $0 value per scrapped rig has been conservatively included.  On the high end recovery, it has been estimated that each rig, on average, could bring $1.75 million in net proceeds based on an optimistic case given prior market transactions for vintage equipment when oil prices were at higher levels.  Additionally, a 10-20% recovery has been estimated for certain rig equipment that could potentially be separated from the rig.

Prospector 1 and Prospector 5 rigs are leased from a third party under sale-leaseback transactions and are subject to the contractual rights under the lease agreements.  This liquidation analysis assumes that the Prospector 1 and Prospector 5 rigs will not be repurchased from the lessor given the risk that the Trustee would be taking on to use the Debtors’ cash to cover the significant lease obligation/damages in order to maintain the rigs and pursue an uncertain sales process in the current challenging market environment.  These assets will be used to satisfy the approximately $291 million in lease claims and no claims have been assumed to extend to Prospector 1 and Prospector 5’s remaining assets.  Excluding the Prospector assets, the net recovery on PP&E is 4% - 19%.

4

[H] Other Assets:  The table below provides a summary of the other asset balances and recoveries.

Other Assets Details
	Book	Recovery %		Proceeds
($000’s)	Value	Low	High	Low	High

Deferred Financing Costs	$33,636	0%	0%	$-	$-
Other – Long Term Assets	27,541	0%	0%	-	-
Deferred Regulatory Inspection	14,564	0%	0%	-	-
Prepaid Refundable Deposits	10,543	100%	100%	10,543	10,543
Other Prepaid Expense	10,536	0%	0%	-	-
Deferred Cost - Other	9,333	0%	0%	-	-
Other - Long Term Contract Fair Values	8,541	0%	0%	-	-
Prepaid Insurance	7,958	75%	90%	5,969	7,162
Other Receivable - Long Term	7,214	50%	75%	3,607	5,411
Prepaid Expense -Mobilization/Demobilization	3,546	0%	0%	-	-
Long Term Prepaid Mob	2,699	0%	0%	-	-
Insurance Claims	763	50%	75%	382	572
Employees Advances	37	0%	0%	-	-
A/R - Employees Stock Compensation Taxes	(9)	0%	0%	-	-
AR - Other F C Revaluation Adjustment	(450)	0%	0%	-	-

Total Other	$136,452	15%	17%	$20,500	$23,688

For each of the accounts above, an assessment was undertaken to determine if the accounts were comprised of assets with recoverable economic value.  Many of the “other assets” accounts shown above were comprised of assets recognized for accounting purposes to amortize past expenditures (e.g., debt issuance fees amortized over the length of the loan period).  While appropriate for GAAP based accounting, it was determined that these balances could not be sold or monetized under a liquidation scenario and accordingly, they were assigned a 0% recovery.

Prepaid refundable deposits were assumed to be fully refunded and assigned a 100% recovery.
Prepaid insurance is typically refundable and a 75% - 90% recovery was assigned to reflect the likelihood that the Debtors could recover these values net of collection and insurer risk mitigation efforts.
Insurance claims were examined and determined to have economic value, though collection is not assured.  A recovery rate of 50% - 75% has been assigned.

[I] Administrative Claims:  Includes estimated wind down costs of $14.0 million, severance costs in foreign entities and a 3% trustee fee on non-cash proceeds.  Wind down costs assume a two week period of full payroll subsequent to the Conversion Date and then 3 months at 20% of payroll as the Debtors’ employees complete necessary tasks and exit the company, as well as $3 million of legal expenses during this period.  Note that certain administrative employee related claims in Mexico may not be paid in full due to claim size relative to entity level asset base.  The claims have been estimated at the amount of assets available to pay such claims.

[J] Secured Claims – Revolver and Senior Term Loan:  The claim amount represents an estimate of the secured claims.  Secured claims include $87.3 million of letters of credit.  Recovery amounts include deficiency claim recoveries for amounts not covered by secured assets.  For purposes of the above analysis it has been assumed that intercompany receivables have not been specifically pledged, and thus, are not secured assets.  If it was assumed that the secured lenders had a security claim in intercompany assets, this would increase the secured recovery and decrease the unsecured recovery relative to the amounts presented herein.
5

[K] General Unsecured Claims - All Entities (excluding senior notes):  General unsecured claims are evaluated by Debtor and related entity and recovery rates for individual claims range from 0% to 100% depending on the specific entity and case in question.

[L] Senior Notes - General Unsecured Claims:  The claim amount represents an estimate of the senior notes claim.   Senior notes share recoveries ratably with other unsecured claims and the senior note and revolver deficiency claims.

6